Exhibit 10.1

Revolving Credit Facility CUSIP Number: 29273XAA4
Term Loan Facility CUSIP Number: 29273XAC0
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of May 19, 2010
Amending and Restating that certain Amended and Restated Credit Agreement dated as of July 13, 2006 among
ENERGY TRANSFER EQUITY, L.P.,
as the Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, LC Issuer and
Swingline Lender,
BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC.,
as Co-Syndication Agent,
BNP PARIBAS
and
THE ROYAL BANK OF SCOTLAND plc,
as Co-Documentation Agents,
CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
DEUTSCHE BANK AG NEW YORK BRANCH,
and
UBS SECURITIES LLC,
as Senior Managing Agents,
FORTIS CAPITAL CORP.
and
SUNTRUST BANK,
as Managing Agents,
and
The Other Lenders Party Hereto
WELLS FARGO SECURITIES, LLC,
as
Sole Lead Arranger and Sole Book Manager
Revolving Credit Facility
Term Loan Facility

i

ii

iii

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of May 19, 2010, among ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (the “Borrower”), formerly known as Energy Transfer Company, L.P., WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, LC Issuer and Swingline Lender, BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as Co-Syndication Agents, BNP PARIBAS and THE ROYAL BANK OF SCOTLAND plc, as Co-Documentation Agents, CREDIT SUISSE, CAYMAN ISLANDS BRANCH, DEUTSCHE BANK AG NEW YORK BRANCH, and UBS SECURITIES LLC, as Senior Managing Agents, FORTIS CAPITAL CORP. and SUNTRUST BANK, as Managing Agents and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).
     In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders to, and the Letters of Credit that may hereafter be issued by the LC Issuer for the account of, the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Aggregate Commitments” means the Commitments of all the Lenders.
     “Aggregate Revolving Credit Commitments” means the Revolving Credit Commitments of all the Revolving Credit Lenders. The initial amount of the Aggregate Revolving Credit Commitments is $500,000,000, subject to optional reductions pursuant to Section 2.16 and increases as provided in Section 2.17.

     “Agreement” means this Second Amended and Restated Credit Agreement, as amended or supplemented from time to time in accordance with the terms hereof.
     “Applicable ETP Credit Agreement” means the ETP Credit Agreement, as amended, modified, supplemented, waived, restated, refinanced, extended or renewed after the Closing Date.
     “Applicable MLP Credit Agreement” means the Applicable ETP Credit Agreement and the Applicable Regency Credit Agreement.
     “Applicable Hedging Contract Termination Payments” means, with respect to the principal payment of Revolving Credit Loans upon the termination in full of the Revolving Credit Commitments and with respect to each principal payment of Term Loans, payments due upon a substantially contemporaneously novation or early termination of a Hedging Contract previously entered into by the Borrower for the purpose of fixing the interest rates in respect the Obligations, provided that the aggregate notional principal amount under such Hedging Contracts novated or terminated does not exceed the amount of such principal payments of Revolving Credit Loans or Term Loans.
     “Applicable Leverage Level” means the level set forth below that corresponds to the applicable Leverage Ratio:

Applicable
Leverage Level	Leverage Ratio
Level I	Less than or equal to 3.00 to 1.0

Level II	greater than 3.00 to 1.0 but less than or equal to 3.50 to 1.0

Level III	greater than 3.50 to 1.0 but less than or equal to 4.00 to 1.0

Level IV	greater than 4.00 to 1.00
     On the Closing Date, the Applicable Leverage Level shall be Level I. Thereafter, the Applicable Leverage Level will be determined after each Quarterly Testing Date using the Consolidated Funded Debt of the Borrower outstanding on such day and using Consolidated EBITDA of the Borrower for the four Fiscal Quarter period ending on such day. On the date on which financial statements are delivered pursuant to Section 6.02(b), the Administrative Agent will confirm or determine the Leverage Ratio of the Borrower set forth in the Compliance Certificate delivered with such financial statements and determine the Applicable Leverage Level on or within two Business Days after such date. The Applicable Leverage Level shall become effective on the Business Day following such determination by the Administrative Agent and shall remain effective until the next such determination by the Administrative Agent. If the

Borrower shall fail to deliver the financial statements by the time required pursuant to Section 6.02(b), the Applicable Leverage Level shall be deemed to be Level IV until such financial statements have been delivered to the Administrative Agent and the Administrative Agent has so confirmed or determined the Leverage Ratio.
     “Applicable Percentage” means with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Revolving Credit Percentage” means with respect to any Lender, the percentage of the Aggregate Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Revolving Credit Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.
     “Applicable Term Percentage” means with respect to any Lender, the percentage of the total outstanding Term Commitments represented by such Lender’s outstanding Term Commitment.
     “Applicable Regency Credit Agreement” means the Regency Credit Agreement, as amended, modified, supplemented, waived, restated, refinanced, extended or renewed after the Closing Date.
     “Applicable Revolving Credit Rate” means, on any day, with respect to any Eurodollar Loan, Base Rate Loan or commitment fees hereunder, respectively, the percent per annum set forth below under the caption “Eurodollar Margin,” “Base Rate Margin” or “Commitment Fee Rate”, respectively, based on the Applicable Leverage Level in effect on such day.

Applicable Leverage	Eurodollar	Base Rate	Commitment Fee
Level	Margin	Margin	Rate
Level I	1.250%	0.000%	0.300%
Level II	1.500%	0.000%	0.375%
Level III	1.750%	0.250%	0.375%
Level IV	2.00%	0.500%	0.500%
Each change in the Applicable Revolving Credit Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Changes in the Applicable Revolving Credit Rate will occur automatically as changes in the Applicable Leverage Level occur as provided in the definition of Applicable Leverage Level.
     “Applicable Term Loan Rate” means, on any day (a) with respect to any Eurodollar Loan, 1.75% per annum and (b) with respect to any Base Rate Loan, 0.25% per annum, except as otherwise provided pursuant to Section 2.18 in respect of Term Loans made in connection with a particular Term Loan Increase.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than a Restricted Person), in one transaction or a series of transactions, of all or any part of a Restricted Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Equity Interests of an MLP or any of the Borrower’s Subsidiaries.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Debt” means, with respect to any Sale and Lease-Back Transaction not involving a Capital Lease Obligation, as of any date of determination, the total obligation (discounted to present value at the rate of interest implicit in the lease included in such transaction) of the lessee for rental payments (other than accounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining portion of the term (including extensions which are at the sole option of the lessor) of the lease included in such transaction (in the case of any lease which is terminable by the lessee upon the payment of a penalty, such rental obligation shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).
     “Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, respectively.
     “Base Rate Loan” means a Loan or portion of a Loan that bears interest based on the Base Rate.
     “Borrower” means Energy Transfer Equity, L.P., a Delaware limited partnership.
     “Borrowing” means Loans of the same Type, made, Converted or Continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Lease” means a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Cash” means money, currency or a credit balance in any deposit account.
     “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the LC Obligations, Cash pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the LC Issuer. Derivatives of such term have corresponding meanings.
     “Cash Equivalents” means Investments in:
     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States or an instrumentality or agency thereof and entitled to the full faith and credit of the United States;
     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national or state bank or trust company which is organized under the Laws of the United States or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long-term certificates of deposit are rated BBB+ or Baa1 or better, respectively, by either Rating Agency;
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and
     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means the existence of any of the following: (a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than an Exempt Person, shall be the direct or indirect legal or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the combined voting power of the then total Equity Interests of the General Partner or (b) the General Partner shall not be the sole legal and beneficial owner of all of the general partner interests of the Borrower. As used herein “Exempt Person” means any (i) of Ray C. Davis, Kelcy L. Warren, the heirs at law of such individuals, entities or trusts owned by or established for the benefit of such individuals or their respective heirs at law (such as entities or trusts established for estate planning purposes) or (ii) entities owned solely by existing and former management employees of the General Partner.
     “Closing Date” means the first date all the conditions precedent in Section 4.02 and Section 4.03 are satisfied or waived in accordance with Section 10.01.
     “Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated with respect thereto.
     “Collateral” means, collectively, all of the real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations and Lender Hedging Obligations.
     “Collateral Documents” means the Pledge and Security Agreement and all other instruments, documents and agreements delivered by any Restricted Person pursuant to this Agreement or any other Loan Document in order to grant to Administrative Agent for the benefit of the Lenders, a Lien on any real, personal or mixed property of such Restricted Person as security for the Obligations and the Lender Hedging Obligations.
     “Commission” means the United States Securities and Exchange Commission.
     “Commitment” means, as to each Lender, (a) its Revolving Credit Commitment, and (b) its Term Commitment.
     “Commitment Increase Agreement” has the meaning given to such term in Section 2.18.
     “Commitment Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Credit Maturity Date, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.16, and (c) the date of termination of the Revolving Credit Commitment of each Lender to make Revolving Credit Loans and of the obligation of the LC Issuer to make LC Credit Extensions pursuant to Section 8.02.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit B.
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. refer to the Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc. of such Person and its properly consolidated subsidiaries.
     “Consolidated EBITDA of ETP” means, for any period, “Consolidated EBITDA” as defined in the ETP Credit Agreement, except that for purposes of this Agreement all references to the “Restricted Subsidiaries” of “Borrower” in such definition and in the defined terms used therein (such as “Consolidated Net Income”) shall mean “subsidiaries” of “ETP”, including all subsidiaries of ETP whether designated as “Restricted Subsidiaries” or “Unrestricted Subsidiaries” in the ETP Credit Agreement. For the avoidance of doubt, the adjustments in such definitions for general and administrative expenses allocated to the HOLP Companies and for dividends and distributions from HOLP and its subsidiaries shall be disregarded.
     “Consolidated EBITDA of Regency” means, for any period, “Consolidated EBITDA” as defined in the Regency Credit Agreement.
     “Consolidated EBITDA of the Borrower” means, for any period of four Fiscal Quarters, the sum of:
     (a) the product of four (4) times the amount of cash distributions payable with respect to the last Fiscal Quarter in such period by an MLP to the Borrower or its Restricted Subsidiaries in respect of limited partnership units in such MLP to the extent actually received on or prior to the date the financial statements with respect to such Fiscal Quarter referred in the Section 6.02 are required to be delivered by the Borrower; provided that if the Borrower has acquired or disposed of any limited partnership units in such MLP at any time after the first day of such Fiscal Quarter, the determinations in this clause (a) shall be made (other than for purposes of Section 7.12(c)) giving pro forma effect to such acquisition or disposition as if such acquisition or disposition had occurred on the first day of the Fiscal Quarter; plus
     (b) the product of four (4) times the amount of cash distributions payable with respect to the last Fiscal Quarter in such period by an MLP to the Borrower or its Restricted Subsidiaries in respect of the general partnership interests or incentive distribution rights to the extent actually received on or prior to the date the financial statements with respect to such Fiscal Quarter referred in the Section 6.02 are required to be delivered by the Borrower; plus
     (c) Consolidated Net Income of the Borrower and its Restricted Subsidiaries for such four Fiscal Quarter period, plus (i) each of the following to the extent deducted in determining such Consolidated Net Income (A) all Consolidated Interest Expense, (B) all income taxes (including any franchise taxes to the extent based upon net income), (C) all depreciation and amortization (including amortization of good will and debt issue costs), and (D) any other non-cash charges or losses, minus (ii) each of the following (A) all non-cash items of income or gain which were included in determining such Consolidated Net Income, and (B) any cash payments made during such period in respect of items described in clause (i)(D) of this clause (c) subsequent to the Fiscal Quarter in which the relevant non-cash charges or losses were reflected as a charge in the statement of Consolidated Net Income; provided that the determinations in this clause (c) shall be made excluding each MLP and its subsidiaries. For the avoidance of doubt, the determinations in this clause (c) shall not include Consolidated Net Income attributable to distributions by an MLP.
     “Consolidated Fixed Charges” means, for any period, without duplication, the sum of (i) the preferred distributions paid in cash during such period on the Restructuring Preferred Units plus (ii) Consolidated Interest Expense for such period.
     “Consolidated Funded Debt of ETP” means, as at any date of determination, the sum of the following (without duplication): (i) all Indebtedness on a Consolidated balance sheet of the ETP and its Subsidiaries prepared as of such date in accordance with GAAP, (ii) Indebtedness for borrowed money of ETP and its subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (iii) obligations of ETP and its subsidiaries in respect of Capital Leases, and (iv) all Indebtedness in respect of any Guarantee by ETP or any of its subsidiaries of Indebtedness of any Person other than ETP or any of its subsidiaries, but excluding (i) Attributable Debt of ETP and its subsidiaries and (ii) Performance Guaranties (as defined in the ETP Credit Agreement); provided, however, on each day, Consolidated Funded Indebtedness shall exclude the amount of Excluded Inventory Indebtedness (as defined in the ETP Credit Agreement).
     “Consolidated Funded Debt of Regency” means, as at any date of determination, the sum of the following (without duplication): (i) all Indebtedness on a Consolidated balance sheet of the Regency and its Subsidiaries prepared as of such date in accordance with GAAP, (ii) Indebtedness for borrowed money of Regency and its subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (iii) obligations of Regency and its subsidiaries in respect of Capital Leases, and (iv) all Indebtedness in respect of any Guarantee by Regency or any of its subsidiaries of Indebtedness of any Person other than Regency or any of its subsidiaries, but excluding Attributable Debt of Regency and its subsidiaries.
     “Consolidated Funded Debt of the Borrower” means, as at any date of determination, the sum of the following (without duplication): (i) all Indebtedness on a Consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP, (ii) Indebtedness for borrowed money of the Borrower and its Restricted Subsidiaries outstanding under a revolving credit or similar agreement, notwithstanding the fact that any such borrowing is made within one year of the expiration of such agreement, (iii) obligations of the Borrower and its Restricted Subsidiaries in respect of Capital Leases, (iv) all Indebtedness in respect of any Guarantee by a Restricted Person of Indebtedness of any Person other than a Restricted Person; provided that the determinations in this definition shall be made excluding each MLP and its subsidiaries and (v) the maximum amount required to be paid to the holders thereof in cash upon the exercise of any redemption (other than an optional redemption elected by the Borrower) or put right in respect of the Restructuring Preferred Units.
     “Consolidated Interest Expense” means, for any period, without duplication, all interest reflected on the income statement of the Borrower during such period on, and all fees and related charges in respect of, Indebtedness which was deducted in determining Consolidated Net Income of the Borrower during such period; provided that the determinations in this definition shall be made excluding each MLP and its subsidiaries.
     “Consolidated Net Income” means, for any Person and any period, such Person’s and its subsidiaries’ gross revenues for such period, minus such Person’s and its subsidiaries’ expenses and other proper charges against income (including taxes on income to the extent imposed), determined on a Consolidated basis after eliminating earnings or losses attributable to outstanding minority interests and excluding the net earnings or losses of any Person, other than a subsidiary of such Person, in which such Person or any of its subsidiaries has an ownership interest. Consolidated Net Income shall not include (a) any gain or loss from the sale of assets other than in the ordinary course of business, (b) any extraordinary gains or losses, or (c) any non-cash gains or losses resulting from mark to market activity as a result of SFAS 133. Consolidated Net Income of a Person for any period shall include any cash dividends and distributions actually received during such period from any Person, other than a subsidiary, in which such Person or any of its subsidiaries has an ownership interest.
     “Continue,” “Continuation,” and “Continued” shall refer to the continuation pursuant to Section 2.04 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Controlling Agent” means the Controlling Agent named in the Intercreditor Agreement.
     “Convert,” “Conversion,” and “Converted” shall refer to a conversion pursuant to Section 2.04 or Article III of one Type of Loan into another Type of Loan.
     “Credit Extension” means each of the following: (a) a Borrowing and (b) an LC Credit Extension.
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means, at the time in question, (a) for any Revolving Credit Loan that is a Eurodollar Loan (up to the end of the applicable Interest Period), two percent (2%) per annum plus the Applicable Revolving Credit Rate for Eurodollar Loans plus the Eurodollar Rate then in effect, (b) for each Revolving Credit Loan that is a Base Rate Loan, each Swingline Loan and each LC Obligation, two percent (2%) per annum plus the Applicable Revolving Credit Rate for

Base Rate Loans plus the Base Rate, (c) for each Letter of Credit, two percent (2%) per annum plus the Applicable Revolving Credit Rate for Eurodollar Loans, or (d) for any Term Loan that is a Eurodollar Loan (up to the end of the applicable Interest Period) two percent (2%) per annum plus the Applicable Term Loan Rate for Eurodollar Loans plus the Eurodollar Rate then in effect and (e) for any Term Loan that is a Base Rate Loan two percent (2%) per annum plus the Applicable Term Loan Rate for Base Rate Loans plus the Base Rate; provided, however, the Default Rate shall never exceed the Maximum Rate.
     “Default Rate Period” means (i) any period during which any Event of Default specified in Section 8.01(a), (b) or (j) is continuing and (ii) upon the request of the Majority Lenders, any period during which any other Event of Default is continuing.
     “Disclosure Schedule” means Schedule 3 hereto.
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent and the LC Issuer, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
     “ERISA” means the Employee Retirement Income Security Act of 1974, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means each Restricted Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with such Restricted Person, are treated as a single employer under Section 414 of the Code.
     “ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Restricted Person has a fixed or contingent liability.
     “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto.
     “ETP Credit Agreement” means the Amended and Restated Credit Agreement dated as of June 20, 2007, by and among ETP, Wells Fargo Bank, National Association, successor to Wachovia Bank, National Association, as administrative agent and the other agents and the lenders from time to time party thereto, as amended, modified, waived or otherwise supplemented prior to the date hereof.
     “ETP GP” means Energy Transfer Partners GP, L.P., a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case which is the general partner of ETP.
     “ETP LLC” means Energy Transfer Partners, L.L.C., a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto, in either case which is the general partner of ETP GP.
     “ETP Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of ETP and its subsidiaries, taken as a whole, or (ii) the ability of ETP to perform its obligations under the Applicable ETP Credit Agreement or the ability of its subsidiaries, taken as a whole, to perform their respective obligations under the guarantee of the Applicable ETP Credit Agreement, or (iii) the validity or enforceability of the Applicable ETP Credit Agreement and related documents.
     “ETP Reporting” means all information or reports that relates to ETP and its subsidiaries (including their respective financial condition, operations, properties, prospects, business, liabilities, or compliance): (i) required to be provided pursuant to Sections 6.02 or 6.04, (ii) provided to the management of the Borrower, or (iii) that has become publicly available.
     “Eurodollar Loan” means a Loan or portion of a Loan that bears interest at a rate based on the Eurodollar Rate.
     “Eurodollar Rate” means, with respect to any Eurodollar Loan for any Interest Period, (a) the rate per annum appearing on Page 3750 of the Bridge Telerate Service (formerly Dow Jones Market Service) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service), the rate per annum appearing on Reuters Screen LIBO page (or any successor or substitute page) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Page 3750 of the Bridge Telerate Service (or any successor or substitute page or any such successor to or substitute for such Service) and if no rate specified in clause (b) of this definition so appears on Reuters Screen LIBO page (or any successor or substitute page), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London offices of Wells Fargo Bank, National Association in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Event of Default” has the meaning given to such term in Section 8.01.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the LC Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a).
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 13, 2006, among Borrower, Administrative Agent, LC Issuer, Swingline Lender and the syndication agents, documentation agents, and lenders party thereto, as amended from time to time prior to the date hereof.
     “Facility Usage” means, at the time in question, the aggregate amount of outstanding Loans and LC Obligations at such time.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal

Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the letter agreement, dated October 26, 2005, among the Borrower, the Administrative Agent and Wachovia Capital Markets, LLC.
     “Fiscal Quarter” means a three-month period ending on the last day of November, February, May and August or such other four consecutive three-month periods in a Fiscal Year as may be adopted by the General Partner.
     “Fiscal Year” means a twelve month period ending on August 31 or such other day as may be adopted by the General Partner.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of the Borrower and its Consolidated subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to the Borrower or with respect to the Borrower and its Consolidated subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender, and the Borrower and Majority Lenders agree to such change insofar as it affects the accounting of the Borrower or of the Borrower and its Consolidated subsidiaries
     “GE EFS” means, collectively, General Electric Energy Financial Services, a unit of General Electric Capital Corporation, Regency GP Acquirer LP and Regency LP Acquirer LP.

     “General Partner” means LE GP, LLC, a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case, which is the sole general partner of the Borrower.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The term “Guarantee” shall exclude endorsements in the ordinary course of business of negotiable instruments in the course of collection. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made, or (ii) if not stated or determinable or if such Guarantee by its terms is limited to less than the full amount of such primary obligation, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith or the amount to which such Guarantee is limited. The term “Guarantee” as a verb has a corresponding meaning.
     “Guarantors” means any Subsidiary of the Borrower that now or hereafter executes and delivers a Guaranty to the Administrative Agent pursuant to Section 6.11.
     “Guaranty” means, collectively, one or more Guarantees of the Obligations made by the Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit C, including any supplements to an existing Guaranty in substantially the form that is a part of Exhibit C.
     “Haynesville JV” means RIGS Haynesville Partnership Co., a general partnership that owns 100 percent of Regency Intrastate Gas LP.

     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
     “Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
     “Hedging Termination Value” means, in respect of any one or more Hedging Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Contracts, (a) for any date on or after the date such Hedging Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Contracts (which may include a Lender or any Affiliate of a Lender).
     “Indebtedness” means, with respect to any Person, without duplication:
     (a) indebtedness for borrowed money, all obligations upon which interest charges are customarily paid and all obligations evidenced by any bond, note, debenture or other similar instrument which such Person has directly or indirectly created, incurred or assumed;
     (b) obligations of others secured by any Lien in respect of property owned by such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness; provided that the amount of such Indebtedness, if such Person has not assumed the same or become liable therefor, shall in no event be deemed to be greater than the fair market value from time to time of the property subject to such Lien;
     (c) indebtedness, whether or not for borrowed money (excluding trade payables and accrued expenses arising in the ordinary course of business and payable in the ordinary course of business), with respect to which such Person has become directly or indirectly liable and which represents the deferred purchase price (or a portion thereof) or has been incurred to finance the purchase price (or a portion thereof) of any property or service or business acquired by such Person, whether by purchase, consolidation, merger or otherwise;
     (d) the principal component of Capital Lease Obligations to the extent such obligations would, in accordance with GAAP, appear on a balance sheet of such Person;
     (e) Attributable Debt of such Person in respect of Sale and Lease-Back Transactions not involving a Capital Lease Obligation;
     (f) mandatory obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in cash in respect of any Equity Interest in such Person or any other

Person, valued at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends or distribution;
     (g) obligations, contingent or fixed, of such person as an account party in respect of letters of credit (other than letters of credit incurred in the ordinary course of business and consistent with past practice or letters of credit outstanding on the effective date of this Agreement);
     (h) liabilities of such Person in respect of unfunded vested benefits under pension plans (determined on a net basis for all such plans) and all asserted withdrawal liabilities of such Person or a commonly controlled entity to a multiemployer plan;
     (i) obligations of such Person in respect of bankers’ acceptances (other than in respect of accounts payable to suppliers incurred in the ordinary course of business consistent with past practice); and
     (j) Guarantees by such Person in respect of obligations of the character referred to in clause (a), (b), (c), (d), (e), (f), (g), (h) or (i) of this definition of any other Person;
     (k) obligations of the character referred to in clause (a), (b), (c), (d), (e), (f), (g), (h), (i) or (j) of this definition deemed to be extinguished under GAAP but for which such Person remains legally liable;
     (l) amendment, supplement, modification, deferral, renewal, extension or refunding of any obligation or liability of the types referred to in clauses (a) through (k) above; and
     (m) obligations arising out of Hedging Contracts (on a net basis to the extent netting is provided for in the applicable Hedging Contract); provided that only the Hedging Termination Value of Lender Hedging Obligations shall be deemed “Indebtedness” for any purposes under Section 7.12.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning given to such term in Section 10.04(b).
     “Intercreditor Agreement” means an Intercreditor Agreement entered into by the Administrative Agent pursuant to Section 7.02(p), substantially in the form of Exhibit H hereto, with such changes as may be acceptable to the Administrative Agent.
     “Initial Borrower Financial Statements” means (a) the audited Consolidated annual financial statements of the Borrower as of December 31, 2009 and (b) the unaudited Consolidated interim financial statements of the Borrower as of March 31, 2010.
     “Initial Financial Statements” means (a) the Initial Borrower Financial Statements, (b) the Initial ETP Financial Statements and (c) the Initial Regency Financial Statements.

     “Initial ETP Financial Statements” means (a) the audited Consolidated annual financial statements of ETP as of December 31, 2009 and (b) the unaudited Consolidated interim financial statements of ETP as of March 31, 2010.
     “Initial Regency Financial Statements” means (a) the audited Consolidated annual financial statements of Regency as of December 31, 2009 and (b) the unaudited Consolidated interim financial statements of Regency as of March 31, 2010.
     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Credit Maturity Date, in the case of Revolving Credit Loans, and the Term Loan Maturity Date, in the case of Term Loans; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each Fiscal Quarter and the Revolving Credit Maturity Date, in the case of Revolving Credit Loans, and the Term Loan Maturity Date, in the case of Term Loans.
     “Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or Converted to or Continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or such period that is nine or twelve months if requested by the Borrower and consented to by all the Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Revolving Credit Maturity Date, in the case of Revolving Credit Loans, or the Term Loan Maturity Date applicable to such Loans, in the case of Term Loans.
     “Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees obligations of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of determining the outstanding amount of an Investment, the amount of any Investment shall be the amount actually invested (without adjustment for subsequent increases or decreases in the value of such Investment) reduced by the cash proceeds received upon the sale, liquidation, repayment or disposition of such Investment (less all costs thereof) or other cash proceeds received as a return of capital of such Investment in an aggregate amount up to but not in excess of the amount of such Investment.

     “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and the Borrower (or any Restricted Subsidiary) or in favor the LC Issuer and relating to any such Letter of Credit.
     “Laws” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.
     “LC Collateral” means cash or deposit account balances pledged and deposited with or delivered to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the LC Obligations.
     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “LC Issuer” means Wells Fargo Bank, National Association (successor to Wachovia Bank, National Association) in its capacity as issuer of Letters of Credit hereunder or any successor issuer of Letters of Credit hereunder.
     “LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Matured LC Obligations. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the “International Standby Practices 1998” (published by the Institute of International Banking Law & Practice or such later version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender” has the meaning given to such term in the introductory paragraph hereto. Unless the context otherwise requires, the term “Lenders” includes the Revolving Credit Lenders, the Term Lenders and the Swingline Lender.
     “Lender Hedging Obligations” means all obligations arising from time to time under Hedging Contracts entered into from time to time between the Borrower or any of its Restricted Subsidiaries and a counterparty that is a Lender or an Affiliate of a Lender; provided (a) that if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Lender Hedging Obligations shall only include such obligations to the extent arising from transactions entered into at the time such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, and (b) that for any of the foregoing to be included within “Lender Hedging Obligations” hereunder, the applicable counterparty or Borrower must have provided Administrative Agent written notice of the existence thereof certifying that such transaction is a Lender Hedging Obligation and is not prohibited under this Agreement.

     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.
     “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuer.
     “Leverage Ratio of the Borrower” means the ratio of (a) Consolidated Funded Debt of the Borrower outstanding on the specified date to (b) the Consolidated EBITDA of the Borrower for the four Fiscal Quarter period most recently ended.
     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered liabilities pursuant to GAAP.
     “LIBOR Reference Rate” means a rate of interest for Swingline Loans determined by reference to the Eurodollar Rate for a one (1) month interest period that would be applicable for a Revolving Credit Loan, as that rate may fluctuate in accordance with changes in the Eurodollar Rate as determined on a day-to-day basis.
     “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
     “Loans” means the Term Loans and, prior to the New Revolving Credit Effective Date, the Revolving Credit Loans and the Swingline Loans.
     “Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Guaranty, the Perfection Certificate, each Collateral Document, if Liens are incurred pursuant to Section 7.02(p), the Intercreditor Agreement and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Loan Notice” means a notice of (a) a Borrowing, (b) a Conversion of Loans from one Type to the other, pursuant to Section 2.04, or (c) a Continuation of Eurodollar Loans, pursuant to Section 2.04, which, if in writing, shall be substantially in the form of Exhibit D.
     “Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the LC Issuer to make LC Credit Extensions have been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Facility Usage (with the aggregate amount of each Lender’s risk participation and funded participation in LC Obligations being deemed “held” by such Lender for purposes of this definition).
     “Margin Regulations” means Regulations T, U and X of the Board of Governors of the Federal Reserve System.
     “Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of the Borrower and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of any Restricted Person to fully and timely perform its obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability against a Restricted Person of a Loan Document to which it is a party, or (iv) the material rights, remedies and benefits available to, or conferred upon, the Administrative Agent or any Lender under any Loan Document.
     “Matured LC Obligations” means all amounts paid by LC Issuer on drafts or demands for payment drawn or made under or purported to be under any Letter of Credit and all other amounts due and owing to LC Issuer under any Letter of Credit Application, to the extent the same have not been repaid to LC Issuer (with the proceeds of Revolving Credit Loans or otherwise).
     “Maximum Rate” has the meaning given to such term in Section 10.09.
     “MEP Interests” means (a) ETP’s 100% interest in Midcontinent Express Pipeline III, L.L.C., a Delaware limited liability company and the owner of a 49.9% interest in Midcontinent Express Pipeline, LLC, a Delaware limited liability company, and (b) an Option Agreement to acquire ETP’s 100% interest in Midcontinent Express Pipeline II, L.L.C., a Delaware limited liability company and the owner of a .1% interest in Midcontinent Express Pipeline, LLC.
     “MLP” means either of ETP or Regency, as applicable, and “MLPs” means both of ETP and Regency.
     “MLP Credit Document” means the Applicable MLP Credit Agreement and all other documents, instruments or agreements executed and delivered by the MLP party thereto or its subsidiaries in connection therewith.

     “MLP Limited Partnership Agreement” means the Agreement of Limited Partnership of each of ETP and Regency, in each case as in effect on the date of this Agreement.
     “Moody’s” means Moody’s Investors Service, Inc., or its successor.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Subsidiaries from such Asset Sale, minus (b) any bona fide direct costs incurred in connection with such Asset Sale, including income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale.
     “Net Issuance Proceeds” means, an amount equal to: Cash payments received by any Restricted Person (other than from another Restricted Person) from (i) the issuance and sale of any capital stock or other equity interest by the Borrower or any other Cash contribution to the equity capital of a Restricted Person, except to the extent that Cash proceeds are intended at the time of receipt to be used to fund a Permitted Acquisition, an acquisition of limited partnership units of an MLP or a capital expenditure (other than capital expenditures for repair, replacement or maintenance of existing capital assets of a Restricted Person) by a Restricted Person and are so used within 120 days after such receipt (or in the case of such a capital expenditure, construction with respect thereto has begun within 120 days), or (ii) from the incurrence of Indebtedness for borrowed money by a Restricted Person, other than as permitted by clauses (a) through (h) or clause (j) of Section 7.01, minus, (a) only in the case of the initial incurrence of Senior Note Indebtedness in connection with the Senior Notes Effective Date, the Revolving Credit Prepayment on the Senior Notes Effective Date, (b) the payment of any Applicable Hedging Contract Termination Payments and (c) any bona fide direct costs incurred in connection with such sale, contribution or issuance.
     “New Revolving Credit Effective Date” means the date on or prior to November 12, 2010 on which each of the following has occurred, or shall have been satisfied in a substantially contemporaneous manner satisfactory to the Administrative Agent: (a) the Borrower shall have received commitments under a definitive credit agreement providing for New Revolving Credit Indebtedness in a principal amount of not less than $200,000,000, (b) the Borrower shall have terminated the Revolving Commitments, and repaid in full the outstanding principal of, and interest and fees on the Revolving Credit Loans and the amount of any Applicable Hedging Contract Termination Payments, (c) the Administrative Agent shall have received the Intercreditor Agreement executed by the administrative agent or collateral agent for the lenders in respect of the New Revolving Credit Indebtedness and such amendments or supplements to the Collateral Documents as the Administrative Agent shall have reasonably requested executed by the Restricted Persons, (d) the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the New Revolving Credit Effective Date, to the effect that, after giving effect to New Revolving Credit Indebtedness and the applications of the proceeds thereof to the Revolving Credit Loans and the Applicable Hedging Contract Termination Payments: (i) the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of New Revolving Credit Effective Date as though made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and (ii) no Default has occurred and is continuing and (e) each of such conditions to the New Revolving Credit Effective Date shall have occurred or been so satisfied on or prior to November 12, 2010.
     “New Revolving Credit Indebtedness” means Indebtedness incurred by the Borrower and Guarantors pursuant to Section 7.01(h).
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit E-1, in the case of Revolving Credit Loans, or the form of Exhibit E-2, in the case of Term Loans.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Restricted Person, arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Restricted Person or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Participant” has the meaning given to such term in Section 10.06(d).
     “Partnership Agreement” means the Agreement of Limited Partnership of the Borrower as in effect on the date of this Agreement.
     “Perfection Certificate” means a certificate substantially in the form of Exhibit F that provides information with respect to the personal or mixed property of any Restricted Person.
     “Permitted Acquisitions” means (A) the acquisition of all of the Equity Interests in a Person (exclusive of director qualifying shares and other Equity Interests required to be held by an Affiliate to comply with a requirement of Law) or (B) any other acquisition of all or a substantial portion of the business, assets or operations of a Person (whether in a single transaction or a series of related transactions) (C) a merger or consolidation of any Person with or into a Restricted Person so long as the survivor is or becomes a Restricted Person upon consummation thereof (and Borrower is the survivor, if it is a party) or (D) the acquisitions included in the Restructuring Transactions; provided, that (i) prior to and after giving effect to such acquisition no Default or Event of Default shall have occurred and be continuing; and (ii) all representations and warranties contained in the Loan Documents shall be true and correct in all material respects as if restated immediately following the consummation of such acquisition; and (iii) the Borrower has provided to the Administrative Agent an officer’s certificate, in form satisfactory to the Administrative Agent, certifying that each of the foregoing conditions has been satisfied.
     “Permitted Investments” means:
     (a) Cash Equivalents,
     (b) Investments in any Restricted Subsidiary,
     (c) (i) Investments held directly by ETP GP in its 2% general partnership units and incentive distribution rights of ETP, plus additional contributions by ETP GP to maintain its 2% general partnership interest in ETP, and (ii) Investments held directly by Regency GP in its 2% general partnership units and incentive distribution rights of Regency, plus additional contributions by Regency GP to maintain its 2% general partnership interest in Regency,
     (d) unsecured Guarantees of Indebtedness of Unrestricted Persons (other than an MLP and their respective subsidiaries) in an amount not to exceed $15,000,000 at any one time,
     (e) Investments held directly by the Borrower in limited partnership units of an MLP,
     (f) Investments (other than Guarantees) in Unrestricted Persons (other than an MLP and their respective subsidiaries) made after the Closing Date in an aggregate amount not to exceed $15,000,000 at any one time outstanding to the extent permitted by Section 6.11,
     (g) Investments (other than Guarantees) in Unrestricted Persons sourced from funds derived from equity offerings of the Borrower not to exceed $75,000,000 at any one time outstanding, and
     (h) Investments in the MEP Interests contemplated as a part of the Restructuring Transactions.
     “Permitted Lien” has the meaning given to such term in Section 7.02.
     “Permitted Line of Business” means, with respect to the specified Person, lines of business engaged in by such Person and its subsidiaries such that such Person and its subsidiaries, taken as a whole, are substantially engaged in businesses that are (i) qualified business of master limited partnerships and (ii) energy-related.
     “Permitted Unit Purchase” means, the purchase of 9,642,757 of the Borrower’s outstanding common limited partnership units from Kellen Holdings, LLC for an aggregate Cash purchase price not to exceed $245,000,000.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Borrower and each Restricted Subsidiary (other than ETP GP and Regency GP)

substantially in the form of Exhibit G, as it may be amended, restated, supplemented or otherwise modified from time to time.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wells Fargo Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Quarterly Testing Date” means the last day of each Fiscal Quarter.
     “Rating Agency” means Fitch, S&P or Moody’s.
     “Regency” means Regency Energy Partners LP, a Delaware limited partnership.
     “Regency Credit Agreement” means the Fifth Amended and Restated Credit Agreement dated March 3, 2010 among Regency, Regency Gas Services LP, as borrower, the subsidiary guarantors named therein, Well Fargo Bank, National Association, successor to Wachovia Bank, National Association, as administrative agent, and the other agents and the lenders from time to time party thereto, as amended, modified, waived or otherwise supplemented prior to the date hereof.
     “Regency GP” means Regency GP LP, a Delaware limited partnership, or the corporate, partnership or limited liability successor thereto, in either case which is the general partner of Regency.
     “Regency LLC” means Regency GP LLC, a Delaware limited liability company, or the corporate, partnership or limited liability successor thereto, in either case which is the general partner of Regency GP.
     “Regency Material Adverse Effect” means a material adverse effect on (i) the financial condition, operations, properties or prospects of Regency and its subsidiaries, taken as a whole, or (ii) the ability of Regency to perform its obligations under the Applicable Regency Credit Agreement or the ability of its subsidiaries, taken as a whole, to perform their respective obligations under the guarantee of the Applicable Regency Credit Agreement, or (iii) the validity or enforceability of the Applicable Regency Credit Agreement and related documents.
     “Regency Reporting” means all information or reports that relates to Regency and its subsidiaries (including their respective financial condition, operations, properties, prospects, business, liabilities, or compliance): (i) required to be provided pursuant to Sections 6.02 or 6.04, (ii) provided to the management of the Borrower, or (iii) that has become publicly available.
     “Register” has the meaning given to such term in Section 10.06(c).
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, trustees, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or Continuation of Loans, a Loan Notice, and (b) with respect to an LC Credit Extension, a Letter of Credit Application.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, or treasurer of a Restricted Person. Any document delivered hereunder that is signed by a Responsible Officer of a Restricted Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Restricted Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Restricted Person.
     “Restricted Payment” means any dividends on, or other distribution in respect of, any Equity Interests in any Restricted Person, or any purchase, redemption, acquisition, or retirement of any Equity Interests in any Restricted Person (whether such interests are now or hereafter issued, outstanding or created), or any reduction or retirement of the Equity Interest of any Restricted Person, except, in each case, distributions, dividends or any other of the above actions payable solely in shares of capital stock of (or other ownership or profit interests in) such Restricted Person, or warrants, options or other rights for the purchase or acquisition from such Restricted Person of shares of capital stock of (or other ownership or profit interests in) such Restricted Person.
     “Restricted Person” means each of the Borrower, ETP GP, ETP LLC, Regency GP, Regency LLC and any other Person who is designated a Restricted Subsidiary pursuant to the requirements of Section 6.11.
     “Restricted Subsidiary” means any Subsidiary of the Borrower other than the Unrestricted Persons.
     “Restructuring Transactions” means (i) the redemption by ETP of 12,273,830 common limited partnership units of ETP held by the Borrower in exchange for the MEP Interests, (ii) the exchange by the Borrower with Regency of the MEP Interests for 26,266,791 limited partnership units of Regency, and (iii) the acquisition by the Borrower from GE EFS and certain of Regency GP’s management parties of 100% of the equity interest in Regency GP and Regency LLC in consideration for the Restructuring Preferred Units.
     “Restructuring Preferred Units” means the 3,000,000 units of the class of new units of the Borrower designated as the “Series A Convertible Preferred Units” of the Borrower issued pursuant to the Restructuring Transactions with an aggregate redemption value of $300,000,000 on the date of issuance, with an quarterly cumulative preferred distribution of $2.00 per unit (8% per annum) and subject to mandatory redemption and other provisions as described in Schedule 1.01 to this Agreement.
     “Revolving Credit Commitment” means, as to each Lender, (a) its Commitment to make Revolving Credit Loans to the Borrower in an aggregate principal amount set forth as its Revolving Credit Commitment on Schedule 1 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in an commitment increase document pursuant to

Section 2.17 pursuant to which such Lender becomes a party hereto, in each case as applicable, as increased or decreased in an Assignment and Assumption or increased in a commitment increase document pursuant to Section 2.17, in each case as applicable, and (b) such Lender’s corresponding Commitment to purchase participations in LC Obligations and Swingline Loans.
     “Revolving Credit Lender” means any Lender who maintains a Revolving Credit Commitment or has outstanding Revolving Credit Loans or has participations hereunder in outstanding LC Obligations or outstanding Swingline Loans.
     “Revolving Credit Loan” means a Loan made pursuant to Section 2.01(a).
     “Revolving Credit Facility Usage” means, the Facility Usage with respect to Revolving Credit Loans, LC Obligations and Swingline Loans.
     “Revolving Credit Maturity Date” means February 8, 2011.
     “Revolving Credit Prepayment” means (i) if the New Revolving Credit Effective Date occurs contemporaneously with Senior Note Effective Date, the repayment in full the outstanding principal of, and interest and fees on the Revolving Credit Loans and the amount of any Applicable Hedging Contract Termination Payments or (ii) if the New Revolving Credit Effective Date has occurred prior to Senior Note Effective Date, the repayment in full the outstanding principal of, and interest and fees on the New Revolving Credit Indebtedness.
     “Risk Management Policy” means the Risk Management Policy of the Borrower in effect on the date of this Agreement as amended from time to time.
     “S&P” means Standard & Poor’s Ratings Services (a division of McGraw Hill, Inc.) or its successor.
     “Sale and Lease-Back Transaction” means, with respect to any Person (a “Transferor”), any arrangement (other than between the Borrower and a Wholly Owned Subsidiary of the Borrower that is a Restricted Person or between Wholly Owned Subsidiaries of the Borrower that are each Restricted Persons) whereby (a) property (the “Subject Property”) has been or is to be disposed of by such Transferor to any other Person with the intention on the part of such Transferor of taking back a lease of such Subject Property pursuant to which the rental payments are calculated to amortize the purchase price of such Subject Property substantially over the useful life of such Subject Property, and (b) such Subject Property is in fact so leased by such Transferor or an Affiliate of such Transferor.
     “Senior Notes Effective Date” means the date on or prior to November 12, 2010 on which each of the following has occurred, or shall be satisfied in a substantially contemporaneous manner satisfactory to the Administrative Agent: (a) the New Revolving Credit Effective Date shall have occurred prior to or contemporaneously with such date, (b) the Borrower shall have received the proceeds of the initial issuance of Senior Note Indebtedness in an aggregate principal amount (after discounts and costs of issuance) of not less than $500,000,000, (c) the Borrower shall have made the Revolving Credit Prepayment and applied the Net Issuance Proceeds to the prepayment of the Term Loans and no principal amount of New

Revolving Credit Indebtedness loans shall be outstanding, (d) the Administrative Agent shall have received the Intercreditor Agreement executed by each of the parties thereto and such amendments or supplements to the Collateral Documents as the Administrative Agent shall have reasonably requested executed by the Restricted Persons, (e) the Administrative Agent shall have received a certificate signed by a duly authorized officer of the Borrower dated the Senior Notes Effective Date, to the effect that, after giving effect to the incurrence of the Senior Note Indebtedness and the applications of the proceeds thereof as required pursuant to clause (c) above: (i) the representations and warranties contained in each of the Loan Documents are true and correct in all material respects on and as of Senior Notes Effective Date as though made on and as of such date (unless stated to relate solely to an earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date); and (ii) no Default has occurred and is continuing and (f) each of such conditions to the Senior Notes Effective Date shall have occurred or been so satisfied on or prior to November 12, 2010.
     “Senior Note Indebtedness” means Indebtedness incurred by the Borrower and Guarantors pursuant to Section 7.01(i) or Section 7.01(j).
     “Senior Note Refinancing Indebtedness” has the meaning set forth in Section 7.01(j).
     “Specified Acquisition” means an acquisition of assets or entities or operating lines or divisions by a Restricted Person for a purchase price of not less than $25,000,000; for avoidance of doubt, it is agreed that the Restructuring Transactions constitute a Specified Acquisition.
     “Specified Acquisition Period” means a period elected by the Borrower that commences on the date elected by the Borrower, by notice to the Administrative Agent, following the occurrence of a Specified Acquisition and ending on the earliest of (a) the third Quarterly Testing Date occurring after the consummation of such Specified Acquisition, (b) the date of a Specified Equity Offering and (c) if the Leverage Ratio is less than or equal to 4.50 to 1.00 on such date, the date of the Borrower’s delivery of a notice to the Administrative Agent terminating such Specified Acquisition Period accompanied by a certificate reflecting compliance with such Leverage Ratio; provided, in the event the Leverage Ratio exceeds 4.50 to 1.00 as of the end of any Fiscal Quarter in which a Specified Acquisition has occurred, the Borrower shall be deemed to have so elected a Specified Acquisition Period with respect thereto on such last day of such Fiscal Quarter; provided, further, following the election (or deemed election) of a Specified Acquisition Period, the Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition Period unless, at the time of such subsequent election, the Leverage Ratio does not exceed 4.50 to 1.00. Only one Specified Acquisition Period may be elected (or deemed elected) with respect to any particular Specified Acquisition.
     “Specified Equity Offering” means the date (or the last such date if more than one issuances are aggregated) that the proceeds are received by the Borrower of one or more issuances of equity by the Borrower for aggregate net cash proceeds of not less than twenty-five percent (25%) of the aggregate purchase price of the Specified Acquisition. For purposes of clarification, the Borrower, the Administrative Agent and the Lenders agree that nothing in this Agreement, including this definition, shall obligate the Borrower at any time to issue equity for the purpose of financing all or any portion of the purchase price associated with a Specified Acquisition.
     “subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
     “Subsidiary” means, except as used in connection with Consolidated financial statements, financial condition, results of operations, cash flows, assets, liabilities, etc., or unless otherwise specified, any subsidiary of the Borrower, excluding each MLP and its respective subsidiaries.
     “Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans, as such amount may be adjusted from time to time in accordance with this Agreement by the Borrower and the Swingline Lender. The Swingline Commitment is $10,000,000.
     “Swingline Lender” means Wells Fargo Bank, National Association.
     “Swingline Loan” means a Loan made pursuant to Section 2.02.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Commitment” means, as to each Lender, (i) prior to the making of its Term Loan, its Commitment to make Term Loans in an aggregate principal amount set forth as its Term Commitment on Schedule 1 or in an Assignment and Assumption pursuant to which such Lender becomes a party hereto or a commitment increase document pursuant to Section 2.18 pursuant to which such Lender becomes a party hereto, in each case as applicable, and (ii) after the making of its Term Loan and giving effect to any assignment pursuant to an Assignment and Assumption or a commitment increase document pursuant to Section 2.18, in each case as applicable, the outstanding balance of its Term Loans.
     “Term Loan” means a Loan made pursuant to Section 2.01(b).
     “Term Loan Increase” has the meaning given to such term in Section 2.18.
     “Term Loan Maturity Date” means November 1, 2012 or such other date as is otherwise provided pursuant to Section 2.18 in respect of the Term Loans made in connection with a particular Term Loan Increase.
     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
     “Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of the United States or any state, province, commonwealth, nation, territory, possession, county, parish, town, township, village or municipality, whether now or hereafter constituted or existing.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Persons” means each MLP and its respective subsidiaries and, unless subsequently designated as a Restricted Subsidiary pursuant to Section 6.11, any Subsidiary of the Borrower which is designated as an Unrestricted Person pursuant to Section 6.11.
     “Value” means as of any date of determination (i) the combined market value of limited partnership units of each MLP held by the Borrower as determined by reference to the price of the common units of such MLP as quoted on the New York Stock Exchange at the close of business on the date of determination plus (ii) 12 times Consolidated EBITDA of the Borrower derived from the general partnership interests and incentive distribution rights under the Agreement of Limited Partnership of such MLP as in effect from time to time (other than expenses relating to the Borrower) for the four Fiscal Quarter period most recently ended prior to the date of determination (for clarity, being the product of 4 times such amount for the last Fiscal Quarter in such period) as set forth in clause (b) of the definition of “Consolidated EBITDA of the Borrower”.
     “Wholly Owned Subsidiary” means, with respect to a Person, any subsidiary of such Person, all of the issued and outstanding stock, limited liability company membership interests, or partnership interests of which (including all rights or options to acquire such stock or interests) are directly or indirectly (through one or more subsidiaries) owned by such Person, excluding any general partner interests owned, directly or indirectly, by General Partner in any such subsidiary that is a partnership, in each case such general partner interests not to exceed two percent (2%) of the aggregate ownership interests of any such partnership and directors’ qualifying shares if applicable.

     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
     (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Initial Financial Statements, except as otherwise specifically prescribed herein.
     (b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
     1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS
     2.01 Loans.
     (a) Revolving Credit Loans. Prior to the New Revolving Credit Effective Date, subject to the terms and conditions hereof, each Revolving Credit Lender agrees to make loans (“Revolving Credit Loans”) to the Borrower upon the Borrower’s request from time to time during the Commitment Period, provided that (a) subject to Sections 3.03, 3.04 and 3.06, all Revolving Credit Lenders are requested to make Revolving Credit Loans of the same Type in accordance with their respective Applicable Revolving Credit Percentages and as part of the same Borrowing, and (b) after giving effect to such Revolving Credit Loans, the Revolving Credit Facility Usage does not exceed the Aggregate Revolving Credit Commitments, and the Revolving Credit Loans of any Revolving Credit Lender plus such Lender’s Applicable Revolving Credit Percentage of all LC Obligations does not exceed such Lender’s Revolving Credit Commitment. The aggregate amount of all Revolving Credit Loans that are Base Rate Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000. The aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000. The Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time. All Revolving Credit Loans shall be due and payable in full on the Revolving Credit Maturity Date, subject to prepayments provided herein. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay, and reborrow Revolving Credit Loans under this Section 2.01(a).
     (b) Term Loans. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a loan (each a “Term Loan”) to the Borrower on the Closing Date in a single advance in an aggregate amount not to exceed the amount of such Lender’s Term Commitment; provided that subject to Sections 3.03, 3.04 and 3.06, all Term Lenders are requested to make Term Loans of the same Type in accordance with their respective Applicable Term Percentages and as part of the same Borrowing, and (b) the Term Loan of any Lender does not exceed such Lender’s Term Commitment. Term Loans may be Base Rate Loans or Eurodollar Loans as provided herein. All Terms Loans shall be due and payable in full on the Term Loan Maturity Date applicable to such Term Loans, subject to prepayments provided herein. No portion of any Term Loan that has been repaid may be reborrowed.
     (c) Termination of Revolving Credit Commitments. On the New Revolving Credit Effective Date, (i) the Revolving Credit Commitment of each Revolving Credit Lender is terminated by the Borrower, (ii) all loans by Revolving Credit Lenders (“Revolving Credit Loans”) and all Swingline Loans shall be due and payable, and (iii) the power and obligation of LC Issuer to issue, amend or extend Letters of Credit shall terminate.
     2.02 Swingline Loans.
     (a) Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Commitment Period; provided, that the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Revolving Credit Commitments less the sum of all outstanding Revolving Credit Loans and the LC Obligations and (ii) the Swingline Commitment; provided further that the Swingline Lender will not make a Swingline Loan from and after the date which is one (1) day after it has received written notice from the Borrower or any Revolving Credit Lender that one or more of the applicable conditions to Credit Extensions specified in Section 4.02 is not then satisfied until such conditions are satisfied or waived in accordance with the provisions of this Agreement (and the Swingline Lender shall be entitled to conclusively rely on any such notice and shall have no obligation to independently investigate the accuracy of such notice and shall have no liability to the Borrower in respect thereof if such notice proves to be inaccurate). The aggregate amount of Swingline Loans in any Borrowing shall not be subject to a minimum amount or increment.
     (b) Swingline Loans shall be refunded by the Revolving Credit Lenders on demand by the Swingline Lender. Such refundings shall be made by each Revolving Credit Lender in accordance with its Applicable Percentage and shall thereafter be reflected as Revolving Credit Loans of the Revolving Credit Lenders on the books and records of the Administrative Agent. Each Revolving Credit Lender shall fund its Applicable Revolving Credit Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Revolving Credit Lender’s obligation to fund its Applicable Revolving Credit Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Applicable Revolving Credit Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Applicable Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Applicable Percentage of a Swingline Loan.
     (c) The Borrower shall pay to the Swingline Lender the amount of each Swingline Loan (unless such Swingline Loan is fully refunded by the Revolving Credit Lenders pursuant to Section 2.02(b)), on demand and in no event later than the Revolving Credit Maturity Date. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their Applicable Revolving Credit Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.02 and which such Event of Default has not been waived by the Majority Lenders or the Lenders, as applicable).
     (d) Each Revolving Credit Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.02 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Revolving Credit Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.02, one of the events described in subsections (j)(i), (j)(ii) or (j)(iii) of Section 8.01 shall have occurred, each Revolving Credit Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided, irrevocable and unconditional participating interest in the Swingline Loans to be refunded in an amount equal to its Applicable Revolving Credit Percentage of the aggregate amount of such Swingline Loans. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation, and upon receipt thereof, the Swingline Lender will deliver to such Revolving Credit Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Revolving Credit Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded). Notwithstanding the foregoing provisions of this Section 2.02(d), a Revolving Credit Lender shall have no obligation to refund a Swingline Loan pursuant to Section 2.02(b) if (i) a Default shall exist at the time such refunding is requested by the Swingline Lender, (ii) such Default had occurred and was continuing at the time such Swingline Loan was made by the Swingline Lender and (ii) such Revolving Credit Lender notified the Swingline Lender in writing, not less than one Business Day prior to the making by the Swingline Lender of such Swingline Loan, that such Default has occurred and is continuing and that such Revolving Credit Lender will not refund Swingline Loans made while such Default is continuing.
     2.03 Requests for New Loans. The Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing of Revolving Credit Loans or Swingline Loans to be funded by Revolving Credit Lenders or Swingline Lender, except in the case of Swingline Loans under a cash management arrangement as provided below. Each such notice constitutes a “Loan Notice” hereunder and must:
     (a) specify (i) the aggregate amount of any such Borrowing of Base Rate Loans and the date on which such Base Rate Loans are to be advanced, (ii) the aggregate amount of any such Borrowing of Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period, or (iii) the aggregate amount of any such Borrowing of Swingline Loans and the date on which such Swingline Loans are to be advanced; and
     (b) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Base Rate Loans or Swingline Loans are to be made, or (ii) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.
     Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice requesting Revolving Credit Loans, the Administrative Agent shall give each Revolving Credit Lender prompt notice of the terms thereof. Upon receipt of any such Loan Notice requesting Swingline Loans, the Administrative Agent shall give the Swingline Lender prompt notice of the terms thereof. In the case of Revolving Credit Loans, if all conditions precedent to such new Loans have been met, each Revolving Credit Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Revolving Credit Lender’s Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. In the case of Swingline Loans, if all conditions precedent to such new Loans have been met, the Swingline Lender will on the date requested promptly remit to the Administrative Agent at the Administrative Agent’s Office the amount of such Swingline Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Swingline Loan have been neither met nor waived as provided herein, the Administrative Agent shall promptly make such Loans available to the Borrower. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.02(b). The Borrower may maintain with the Swingline Lender operating accounts with a cash management arrangement for the automatic funding and repayment of Swingline Loans according to cash needs or excess cash existing in the operating accounts at the end of each Business Day. No request to the Administrative Agent by the Borrower is required for the funding or repayment of Swingline Loans in connection with such arrangement; provided, however, the Borrower must notify the Swingline Lender and the

Administrative Agent immediately on any Business Day if one or more of the applicable conditions specified in Article IV is not then satisfied and instruct the Swingline Lender not to fund Swingline Loans under such arrangement until the Borrower has notified the Swingline Lender and the Administrative Agent that all applicable conditions specified in Article IV are satisfied.
     2.04 Continuations and Conversions of Existing Loans. The Borrower may make the following elections with respect to Revolving Credit Loans and Term Loans already outstanding: to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, the Borrower may combine existing Revolving Credit Loans or Term Loans made pursuant to separate Borrowings into one new Borrowing or divide existing Revolving Credit Loans or Term Loans made pursuant to one Borrowing into separate new Borrowings, provided, that (i) the Borrower may have no more than eight (8) Borrowings of Eurodollar Loans outstanding at any time, (ii) the aggregate amount of all Base Rate Loans in any Borrowing must be equal to $1,000,000 or any higher integral multiple of $500,000, (iii) the aggregate amount of all Eurodollar Loans in any Borrowing must be equal to $3,000,000 or any higher integral multiple of $1,000,000, and (iv) Borrowings of Revolving Credit Loans may not be combined with Borrowings of Term Loans and Borrowings of Term Loans may not be combined with Borrowings of Revolving Credit Loans. To make any such election, the Borrower must give to the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice must:
     (a) specify the existing Loans which are to be Continued or Converted;
     (b) specify (i) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (ii) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
     (c) be received by the Administrative Agent not later than 11:00 a.m. on (i) the day on which any such Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
     Each such written request or confirmation must be made in the form and substance of the Loan Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by the Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Loan Notice, the Administrative Agent shall give each Revolving Credit Lender in the case of Revolving Credit Loans or each Term Lender in the case of Term Loans prompt notice of the terms thereof. Each

Loan Notice shall be irrevocable and binding on the Borrower. During the continuance of any Default, the Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) the Borrower fails to timely and properly give any Loan Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable thereto, such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by the Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this Section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate, Interest Period or Type applicable to already outstanding Loans.
     2.05 Use of Proceeds. The Borrower shall use the proceeds of all Revolving Credit Loans for general business purposes of the Borrower. The Letters of Credit shall be used for general business purposes of the Borrower and its Restricted Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of, or is inconsistent with, any of the Regulations of the Board of Governors of the Federal Reserve System, including the Margin Regulations. Without limiting the foregoing, (i) the Borrower represents and warrants that the Borrower is not engaged principally, or as one of the Borrower’s important activities, in the business of extending credit to others for the purpose of purchasing or carrying margin stock, and (ii) no proceeds of any Credit Extension shall be used to purchase or carry margin stock (as those terms are used in such the Margin Regulations), including MLP partnership units, unless the Borrower and the Lenders (or the Administrative Agent with the approval of the Lenders) shall have executed an appropriate Form U-1 evidencing compliance with the Margin Regulations.
     2.06 Prepayments of Loans.
     (a) Voluntary Prepayments. The Borrower may, upon three Business Days’ notice to the Administrative Agent (which notice shall be irrevocable, and the Administrative Agent will promptly give notice to the other Lenders), from time to time and without premium or penalty (other than Eurodollar Loan breakage costs, if any, pursuant to Section 3.05) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $3,000,000 or any higher integral multiple of $1,000,000. Each prepayment of principal under this Section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this Section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment
     (b) Prepayment upon Asset Sales; Prepayments upon Equity or Indebtedness Issuances. In the event that the Leverage Ratio exceeds 4.00 to 1.00, no later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds (including, for the avoidance of doubt, Net Asset Sale Proceeds received by the Borrower from any Asset Sale of Equity Interests of its Subsidiaries or in Equity Interests of

an MLP), the Borrower shall prepay, without premium or penalty, the Loans with 50% of such Net Asset Sale Proceeds until such time as the Leverage Ratio is less than or equal to 4.00 to 1.00. In the event any Term Loans are outstanding and provided that Section 8.03 is not applicable, the Borrower shall prepay, without premium or penalty, the Term Loans with 100% of such Net Issuance Proceeds no later than the third Business Day following the date of receipt by the Borrower or any of its Subsidiaries of any Net Issuance Proceeds or, any Cash constituted Net Issuance Proceeds after the date of its receipt, the third Business Day following the date that such Cash becomes Net Issuance Proceeds.
     (c) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Section 2.06(b), the Borrower shall deliver to Administrative Agent a certificate of a Responsible Officer demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds or Net Issuance Proceeds. In the event that the Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and the Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Responsible Officer demonstrating the derivation of such excess.
     (d) Application of Prepayments. Any prepayment of the Loans pursuant to this Section 2.06, so long as Section 8.03 is not applicable, shall be applied first to the Term Loans until the Term Loans have been paid in full and then to the Revolving Credit Loans (but without reduction of the Revolving Credit Commitments). Any prepayment of the Loans pursuant to this Section 2.06 shall be applied to reduce the principal on the Loan and shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Borrower pursuant to Section 3.05.
     2.07 Letters of Credit. Subject to the terms and conditions hereof, during the Commitment Period the Borrower may request LC Issuer to issue, amend, or extend the expiration date of, one or more Letters of Credit for the account of the Borrower or any or its Restricted Subsidiaries, provided that:
     (a) after taking such Letter of Credit into account (i) the aggregate amount of all outstanding LC Obligations does not exceed $100,000,000 and (ii) the Revolving Credit Facility Usage does not exceed the Aggregate Revolving Credit Commitments at such time;
     (b) the expiration date of such Letter of Credit is prior to the earlier of (i) 365 days after the issuance thereof, provided that such Letter of Credit may provide for automatic extensions of such expiration date (such Letter of Credit an “Auto-Extension Letter of Credit”) for additional periods of 365 days thereafter, and (ii) five Business Days prior to the end of the Commitment Period;
     (c) the issuance of such Letter of Credit will be in compliance with all applicable governmental restrictions, policies, and guidelines and will not subject LC Issuer to any cost which is not reimbursable under Article III;

     (d) such Letter of Credit is in form and upon terms as shall be acceptable to LC Issuer in its sole and absolute discretion; and
     (e) all other conditions in this Agreement to the issuance of such Letter of Credit have been satisfied.
LC Issuer will honor any such request if the foregoing conditions (a) through (e) (in the following Section 2.08 called the “LC Conditions”) have been met as of the date of issuance, amendment, or extension of such Letter of Credit.
     2.08 Requesting Letters of Credit. The Borrower must make written application for any Letter of Credit at least three Business Days (or such shorter period as may be agreed upon by the LC Issuer) before the date on which the Borrower desires for LC Issuer to issue such Letter of Credit. By making any such written application, unless otherwise expressly stated therein, the Borrower shall be deemed to have represented and warranted that the LC Conditions described in Section 2.07 will be met as of the date of issuance of such Letter of Credit. Each such written application for a Letter of Credit must be made in the form of the Letter of Credit Application. If all LC Conditions for a Letter of Credit have been met as described in Section 2.07 on any Business Day before 11:00 a.m., LC Issuer will issue such Letter of Credit on the same Business Day at LC Issuer’s Lending Office. If the LC Conditions are met as described in Section 2.07 on any Business Day on or after 11:00 a.m., LC Issuer will issue such Letter of Credit on the next succeeding Business Day at LC Issuer’s Lending Office. If any provisions of any LC Application conflict with any provisions of this Agreement, the provisions of this Agreement shall govern and control. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any extension of an Auto-Extension Letter of Credit. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than five Business Days prior to the end of the Commitment Period; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice from the Administrative Agent, any Revolving Credit Lender or the Borrower (which may be by telephone or in writing) on or before the day that is five Business Days before the last day in which notice of non-extension for such Letter of Credit may be given that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and directing the L/C Issuer not to permit such extension.
     2.09 Reimbursement and Participations.
     (a) Reimbursement. Each Matured LC Obligation shall constitute a loan by LC Issuer to the Borrower. The Borrower promises to pay to LC Issuer, or to LC Issuer’s order, on demand, the full amount of each Matured LC Obligation together with interest thereon (i) at the Base Rate plus the Applicable Margin for Base Rate Loans to and including the second Business Day after the Matured LC Obligation is incurred, subject to Section 2.09(b), and (ii) at the Default Rate applicable to Base Rate Loans on each day thereafter.

     (b) Letter of Credit Advances. If the beneficiary of any Letter of Credit makes a draft or other demand for payment thereunder, then the Borrower shall be deemed to have requested the Revolving Credit Lenders make Revolving Credit Loans to the Borrower in the amount of such draft or demand, which Revolving Credit Loans shall be made concurrently with LC Issuer’s payment of such draft or demand and shall be immediately used by LC Issuer to repay the amount of the resulting Matured LC Obligation. Such deemed request by the Borrower shall be made in compliance with all of the provisions hereof, provided that for the purposes of the first sentence of Section 2.01, the amount of such Revolving Credit Loans shall be considered, but the amount of the Matured LC Obligation to be concurrently paid by such Revolving Credit Loans shall not be considered.
     (c) Participation by Lenders. LC Issuer irrevocably agrees to grant and hereby grants to each Revolving Credit Lender, and — to induce LC Issuer to issue Letters of Credit hereunder — each Revolving Credit Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from LC Issuer, on the terms and conditions hereinafter stated and for such Revolving Credit Lender’s own account and risk an undivided interest equal to such Revolving Credit Lender’s Applicable Revolving Credit Percentage of LC Issuer’s obligations and rights under each Letter of Credit issued hereunder and the amount of each Matured LC Obligation paid by LC Issuer thereunder. Each Revolving Credit Lender unconditionally and irrevocably agrees with LC Issuer that, if a Matured LC Obligation is paid under any Letter of Credit for which LC Issuer is not reimbursed in full by the Borrower in accordance with the terms of this Agreement and the related LC Application (including any reimbursement by means of concurrent Revolving Credit Loans or by the application of LC Collateral), such Revolving Credit Lender shall (in all circumstances and without set-off or counterclaim) pay to LC Issuer on demand, in immediately available funds at LC Issuer’s Lending Office, such Revolving Credit Lender’s Applicable Revolving Credit Percentage of such Matured LC Obligation (or any portion thereof which has not been reimbursed by the Borrower). Each Revolving Credit Lender’s obligation to pay LC Issuer pursuant to the terms of this subsection is irrevocable and unconditional. If any amount required to be paid by any Revolving Credit Lender to LC Issuer pursuant to this subsection is paid by such Revolving Credit Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Revolving Credit Lender, on demand, interest thereon calculated from such due date at the Federal Funds Rate. If any amount required to be paid by any Revolving Credit Lender to LC Issuer pursuant to this subsection is not paid by such Revolving Credit Lender to LC Issuer within three Business Days after the date such payment is due, LC Issuer shall in addition to such amount be entitled to recover from such Revolving Credit Lender, on demand, interest thereon calculated from such due date at the Base Rate plus the Base Rate Margin.
     (d) Distributions to Participants. Whenever LC Issuer has in accordance with this Section received from any Revolving Credit Lender payment of such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Matured LC Obligation, if LC Issuer thereafter receives any payment of such Matured LC Obligation or any payment of interest thereon (whether directly from the Borrower or by application of LC Collateral or otherwise, and excluding only interest for any period prior to LC Issuer’s demand that such Revolving Credit Lender make such payment of its Applicable Percentage), LC Issuer will distribute to such

Revolving Credit Lender its Applicable Revolving Credit Percentage of the amounts so received by LC Issuer; provided, however, that if any such payment received by LC Issuer must thereafter be returned by LC Issuer, such Revolving Credit Lender shall return to LC Issuer the portion thereof which LC Issuer has previously distributed to it.
     (e) Calculations. A written advice setting forth in reasonable detail the amounts owing under this Section, submitted by LC Issuer to the Borrower or any Revolving Credit Lender from time to time, shall be conclusive, absent manifest error, as to the amounts thereof.
     (f) Obligations Absolute. The Borrower’s obligation to reimburse Matured LC Obligations shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Credit Lenders nor the LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the LC Issuer; provided that the foregoing shall not be construed to excuse the LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the LC Issuer (as finally determined by a court of competent jurisdiction), the LC Issuer shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     2.10 No Duty to Inquire.

     (a) Drafts and Demands. LC Issuer is authorized and instructed to accept and pay drafts and demands for payment under any Letter of Credit without requiring, and without responsibility for, any determination as to the existence of any event giving rise to said draft, either at the time of acceptance or payment or thereafter. LC Issuer is under no duty to determine the proper identity of anyone presenting such a draft or making such a demand (whether by tested telex or otherwise) as the officer, representative or agent of any beneficiary under any Letter of Credit, and payment by LC Issuer to any such beneficiary when requested by any such purported officer, representative or agent is hereby authorized and approved. The Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the subject matter of this Section, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by LC Issuer or any Lender, provided only that neither LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
     (b) Extension of Maturity. If the maturity of any Letter of Credit is extended by its terms or by Law or governmental action, if any extension of the maturity or time for presentation of drafts or any other modification of the terms of any Letter of Credit is made at the request of the Borrower, or if the amount of any Letter of Credit is increased or decreased at the request of the Borrower, this Agreement shall be binding upon all Restricted Persons with respect to such Letter of Credit as so extended, increased, decreased or otherwise modified, with respect to drafts and property covered thereby, and with respect to any action taken by LC Issuer, LC Issuer’s correspondents, or any Lender in accordance with such extension, increase, decrease or other modification.
     (c) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and the Borrower releases LC Issuer and each Lender from, and agrees to hold LC Issuer and each Lender harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, which indemnity shall apply whether or not any such liability or claim is in any way or to any extent caused, in whole or in part, by any negligent act or omission of any kind by LC Issuer or any Lender, provided only that neither LC Issuer nor any Lender shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
     2.11 LC Collateral.
     (a) Acceleration of LC Obligations. If the Obligations or any part thereof become immediately due and payable pursuant to Section 8.02 then, unless the Administrative Agent, acting on the instruction of Majority Revolving Credit Lenders, shall otherwise specifically elect to the contrary (which election may thereafter be retracted by the Administrative Agent, acting on the instruction of Majority Revolving Credit Lenders, at any time), the Borrower shall be obligated to pay to LC Issuer immediately an amount equal to the aggregate LC Obligations which are then outstanding to be held as LC Collateral. Nothing in this subsection shall, however, limit or impair any rights which LC Issuer may have under any other document or agreement relating to any Letter of Credit, LC Collateral or LC Obligation, including any LC Application, or any rights which LC Issuer or any Lender may have to otherwise apply any payments by the Borrower and any LC Collateral under Section 2.14.
     (b) Investment of LC Collateral. Pending application thereof, all LC Collateral shall be invested by LC Issuer in such Cash Equivalents as LC Issuer may choose in its sole discretion. All interest on (and other proceeds of) such Investments shall be reinvested or applied to Matured LC Obligations or other Obligations which are due and payable. When all Obligations have been satisfied in full, including all LC Obligations, all Letters of Credit have expired or been terminated, and all of the Borrower’s reimbursement obligations in connection therewith have been satisfied in full, LC Issuer shall release to the Borrower any remaining LC Collateral. The Borrower hereby assigns and grants to LC Issuer for the benefit of Revolving Credit Lenders a continuing security interest in all LC Collateral paid by it to LC Issuer, all Investments purchased with such LC Collateral, and all proceeds thereof to secure its Matured LC Obligations and its Obligations under this Agreement, each Note, and the other Loan Documents. The Borrower further agrees that LC Issuer shall have all of the rights and remedies of a secured party under the UCC with respect to such security interest and that an Event of Default under this Agreement shall constitute a default for purposes of such security interest.
     (c) Payment of LC Collateral. If the Borrower is required to provide LC Collateral for any reason but fails to do so as required, LC Issuer or the Administrative Agent may without prior notice to the Borrower or any other Restricted Person provide such LC Collateral (whether by transfers from other accounts maintained with LC Issuer, or otherwise) using any available funds of the Borrower or any other Person also liable to make such payments, and LC Issuer or the Administrative Agent will give notice thereof to the Borrower promptly after such application or transfer. Any such amounts which are required to be provided as LC Collateral and which are not provided on the date required shall be considered past due Obligations owing hereunder.
     2.12 Interest Rates and Fees.
     (a) Interest Rates. Unless the Default Rate shall apply, (i) each Revolving Credit Loan that is a Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Revolving Credit Rate for Base Rate Loans in effect on such day, (ii) each Revolving Credit Loan that is a Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Revolving Credit Rate for Eurodollar Loans in effect on such day, (iii) each Swingline Loan shall bear interest on each day outstanding at the LIBOR Reference Rate plus the Applicable Revolving Credit Rate for Eurodollar Loans in effect on such day, (iv) each Term Loan that is a Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Term Loan Rate for Base Rate Loans in effect on such day, and (v) each Term Loan that is a Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Term Loan Rate for Eurodollar Loans in effect on such day, with accrued unpaid interest being due and payable, whether on the Revolving Credit Loans or any of the Term Loans, on each Interest Payment Date and, on past due amounts, on demand. During a Default Rate Period, all Loans and other Obligations shall bear interest on each day outstanding at the applicable Default Rate. The interest rate shall change whenever the applicable Base Rate, the Applicable Revolving Credit Rate for Base Rate Loans, the Eurodollar Rate, the LIBOR Reference Rate or the Applicable Revolving Credit Rate for Eurodollar Loans changes. In no event shall the interest rate on any Loan exceed the Maximum Rate.
     (b) Commitment Fees. In consideration of each Lender’s commitment to make Revolving Credit Loans, the Borrower will pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee determined on a daily basis equal to the Applicable Revolving Credit Rate for commitment fees in effect on such day times such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the unused portion of the Aggregate Revolving Credit Commitments on each day during the Commitment Period, determined for each such day by deducting from the amount of the Aggregate Revolving Credit Commitments at the end of such day the Revolving Credit Facility Usage. For the purposes of calculating the commitment fee pursuant to this subsection (b), the aggregate amount of outstanding Swingline Loans shall not be included in the term Revolving Credit Facility Usage. This commitment fee shall be due and payable in arrears on the last day of each Fiscal Quarter and at the end of the Commitment Period.
     (c) Letter of Credit Fees. In consideration of LC Issuer’s issuance of any Letter of Credit, the Borrower agrees to pay to the Administrative Agent, for the account of all Revolving Credit Lenders in accordance with their respective Applicable Revolving Credit Percentages, a letter of credit fee equal to the Applicable Revolving Credit Rate for Eurodollar Loans that are Revolving Credit Loans then in effect (or the applicable Default Rate for Revolving Credit Loans during the Default Rate Period) applicable each day times the face amount of such Letter of Credit. Such fee will be calculated on the face amount of each Letter of Credit outstanding on each day at the above applicable rates and will be payable in arrears on the last day of each Fiscal Quarter. In addition, the Borrower will pay a minimum administrative issuance fee equal to the greater of $150 or one-eighth percent (0.125%) per annum of the face amount of each Letter of Credit and such other fees and charges customarily charged by the LC Issuer in respect of any issuance, amendment or negotiation of any Letter of Credit in accordance with the LC Issuer’s published schedule of such charges effective as of the date of such amendment or negotiation; such fees will be payable in arrears on the last day of each Fiscal Quarter.
     (d) Administrative Agent’s Fees. In addition to all other amounts due to the Administrative Agent under the Loan Documents, the Borrower will pay fees to the Administrative Agent as described in the Fee Letter.
     (e) Calculations and Determinations. All calculations of interest chargeable with respect to the Eurodollar Rate and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All calculations under the Loan Documents of interest chargeable with respect to the Base Rate shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate.
     (f) Past Due Obligations.  The Borrower hereby promises to each Lender to pay interest at the Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Lender) which the Borrower has in this Agreement promised to pay to such Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
     2.13 Evidence of Debt.
     (a) Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note (in the form of Exhibit E-1 in the case of Revolving Credit Loans and in the form of Exhibit E-2 in the case of Term Loans), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
     (b) Letters of Credit. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
     2.14 Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made (i) with respect to Revolving Credit Loans, to the Administrative Agent, for the account of the respective Revolving Credit Lenders to which such payment is owed, (ii) with respect to Term Loans, to the Administrative Agent, for the account of the respective Term Lenders to which such payment is owed, and (iii) with respect to Swingline Loans, to the Administrative Agent, for the account of the Swingline Lender. Each such payment shall be made at the Administrative Agent’s Office in

Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Revolving Credit Lender its Applicable Revolving Credit Percentage (or other applicable share as provided herein) of each such payment with respect to Revolving Credit Loans in like funds as received by wire transfer to such Lender’s Lending Office. The Administrative Agent will promptly distribute to each Term Lender its Applicable Term Percentage (or other applicable share as provided herein) of each such payment with respect to Term Loans in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.01 and Section 2.03 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
     (i) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     (c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).
     (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.15 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in LC Obligations held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in LC Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
     (a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

     (b) the provisions of this Section shall not be construed to apply to (i) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in LC Obligations to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Restricted Person consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Restricted Person rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Restricted Person in the amount of such participation.
     2.16 Reductions in Commitment. The Borrower shall have the right from time to time to permanently reduce the Aggregate Revolving Credit Commitments, provided that (i) notice of such reduction is given not less than two Business Days prior to such reduction, (ii) the resulting Aggregate Revolving Credit Commitments are not less than the Revolving Credit Facility Usage, and (iii) each partial reduction shall be in an amount at least equal to $3,000,000 and in multiples of $1,000,000 in excess thereof.
     2.17 Increase in Aggregate Revolving Credit Commitments.
     (a) The Borrower shall have the option, without the consent of the Lenders, from time to time to cause one or more increases in the Aggregate Revolving Credit Commitments by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Lenders (collectively, the “New Revolving Credit Lenders”) or by allowing one or more Lenders to increase their respective Revolving Credit Commitments; provided however that: (i) prior to and after giving effect to the increase, no Default or Event of Default shall have occurred hereunder and be continuing, (ii) no such increase shall cause the aggregate increases in Revolving Credit Commitments pursuant to this Section 2.17 plus the aggregate Term Commitments obtained pursuant to Section 2.18(b) to exceed $100,000,000, (iii) no Lender’s Revolving Credit Commitment shall be increased without such Lender’s consent, (iv) no more than three requests may be made for increases in Revolving Credit Commitments pursuant to this Section 2.17 or for increases in Term Commitments pursuant to Section 2.18, and (v) such increase shall be evidenced by a commitment increase agreement in form and substance acceptable to the Administrative Agent and executed by the Borrower, the Administrative Agent, New Revolving Credit Lenders, if any, and Lenders increasing their Revolving Credit Commitments, if any, and which shall indicate the amount and allocation of such increase in the Aggregate Revolving Credit Commitments and the effective date of such increase (the “Increase Effective Date”). Each financial institution that becomes a New Revolving Credit Lender pursuant to this Section by the execution and delivery to the Administrative Agent of the applicable commitment increase agreement shall be a “Revolving Credit Lender” and a “Lender” for all purposes under this Agreement on the applicable Increase Effective Date. The Borrower shall borrow and prepay Revolving Credit Loans on each Increase Effective Date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving

Credit Loans of each Lender ratable with such Lender’s revised Applicable Revolving Credit Percentage after giving effect to any nonratable increase in the Aggregate Revolving Credit Commitments under this Section.
     (b) As a condition precedent to each increase pursuant to subsection (a) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:
     (i) a certificate dated as of the Increase Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such increase agreement and any Guarantors’ Consent to such increase agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower and each Guarantor is validly existing and in good standing in its jurisdiction of organization; and
     (iii) a favorable opinion of independent legal counsel reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, relating to such increase agreement and any Guarantors’ Consent to such increase agreement, addressed to the Administrative Agent and each Lender.
     (c) This Section 2.17 shall be deemed to have been deleted and shall have no further force or effect upon and after the New Revolving Credit Effective Date.
     2.18 Increase of Term Loans.
     (a) The Borrower shall have the option, without the consent of the Lenders, to cause one or more increases in the Term Commitments pursuant to Section 2.18(b) or (c) (each a “Term Loan Increase”) by adding, subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), to this Agreement one or more financial institutions as Term Lenders (collectively, the “New Term Lenders”) or by allowing one or more Lenders to make a Term Commitment or increase their respective existing Term Commitments evidenced by a commitment increase agreement (each a “Commitment Increase Agreement”) meeting the requirements of Section 2.18(d).

     (b) The Borrower shall have the option from time to time to cause one or more Term Loan Increases by adding New Term Lenders or by allowing one or more Lenders to make a Term Commitment or increase their respective existing Term Commitments; provided however that: (i) prior to and after giving effect thereto, no Default or Event of Default shall have occurred hereunder and be continuing, (ii) no such increase shall cause the aggregate increases in Revolving Credit Commitments pursuant to Section 2.17 plus the aggregate Term Commitments obtained pursuant to this Section 2.18(b) to exceed $100,000,000, (iii) no Lender shall make a Term Commitment nor shall any Lender’s Term Commitment be increased without such Lender’s consent and (iv) no more than three requests may be made for increases in Revolving Credit Commitments pursuant to Section 2.17 or for increases in Term Commitments pursuant to this Section 2.18(b).
     (c) Each Commitment Increase Agreement required pursuant to Section 2.18(b) shall (i) be in form and substance acceptable to the Administrative Agent, (ii) be executed by the Borrower, the Administrative Agent, New Term Lenders, if any, making an initial Term Commitment and Lenders, if any, increasing their existing Term Commitments, and (iii) indicate the amount and allocation of such Term Commitments and the effective date thereof (the applicable “Term Commitment Effective Date”). Each of the Applicable Term Loan Rates in respect of the Term Loans made in connection with any Term Loan Increase may be increased by the applicable Commitment Increase Agreement or by an amendment to this Agreement or by a separate agreement entered into between the Borrower and the Administrative Agent, with the consent of the Lenders making the Term Loans in connection with such Term Loan Increase, but without the consent of any other Lender. Each Term Loan made pursuant to a Term Loan Increase that has a Term Loan Maturity Date or Applicable Term Loan Rate that is different than those of the Term Loans originally made pursuant to Section 2.01 shall be designed as a separate Series (“Series B,” “Series C”, etc) in the applicable Commitment Increase Agreement, and each assignment or participation of any such Term Loan shall identify such Terms Loan by such Series designation and disclose the Term Loan Maturity Date or Applicable Term Loan Rate, as applicable, for such Term Loan. Each financial institution that becomes a New Term Lender pursuant to this Section 2.18 by the execution and delivery to the Administrative Agent of the applicable Commitment Increase Agreement shall be a “Term Lender” and a “Lender” for all purposes under this Agreement on the applicable Term Commitment Effective Date and shall make its Term Loan on such Term Commitment Effective Date. The Borrower shall continue or convert Term Loans on each Term Commitment Effective Date (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Term Loans of each Lender of the same Type ratable with existing Term Loans of the same Type.
     (d) As a condition precedent to each Term Commitment pursuant to Section 2.18(b) above, the Borrower shall deliver to the Administrative Agent, to the extent requested by the Administrative Agent, the following in form and substance satisfactory to the Administrative Agent:
     (i) a certificate dated as of the applicable Term Commitment Effective Date, signed by a Responsible Officer of the Borrower certifying that each of the conditions to such increase set forth in this Section shall have occurred and been complied with and that, before and after giving effect to such increase, (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the Term Commitment Effective Date after giving effect to such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (B) no Default or Event of Default exists;
     (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and each Guarantor as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with such Commitment Increase Agreement and any Guarantors’ Consent to such Commitment Increase Agreement, and such documents and certifications as the Administrative Agent may require to evidence that the Borrower and each Guarantor is validly existing and in good standing in its jurisdiction of organization; and
     (iii) a favorable opinion of independent legal counsel reasonably acceptable to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, relating to such Commitment Increase Agreement, the any Guarantors’ Consent to such Commitment Increase Agreement, and any related or contemporaneous transactions, addressed to the Administrative Agent and each Lender.
     (f) This Section 2.18 shall be deemed to have been deleted and shall have no further force or effect upon and after the Senior Notes Effective Date.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or LC Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the LC Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the LC Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (provided that the Borrower shall not indemnify the Administrative Agent, any Lender or the LC Issuer for any such penalties, interest and reasonable expenses arising solely from such party’s failure to notify the Borrower of such Indemnified Taxes or Other Taxes within a reasonable period of time after such party has actual knowledge of such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the LC Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the LC Issuer, shall be conclusive absent manifest error.
     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
     Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,
     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
     (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     (f) Treatment of Certain Refunds. If the Administrative Agent, any Lender or the LC Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the LC Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the LC Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the LC Issuer in the event the Administrative Agent, such Lender or the LC Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the LC Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to Convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, Convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.03 Inability to Determine Rates. If the Majority Lenders determine that for any reason in connection with any request for a Eurodollar Loan or a Conversion to or Continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Majority Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, Conversion to or Continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurodollar Loans.
     (a) Increased Costs Generally. If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the LC Issuer;
     (ii) subject any Lender or the LC Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the LC Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the LC Issuer); or
     (iii) impose on any Lender or the LC Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the LC Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the LC Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the LC Issuer, the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.
     (b) Capital Requirements. If any Lender or the LC Issuer determines that any Change in Law affecting such Lender or the LC Issuer or any Lending Office of such Lender or such Lender’s or the LC Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the LC Issuer’s capital or on the capital of such Lender’s or the LC Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the LC Issuer, to a level below that which such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the LC Issuer’s policies and the policies of such Lender’s or the LC Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer or such Lender’s or the LC Issuer’s holding company for any such reduction suffered.
     (c) Certificates for Reimbursement. A certificate of a Lender or the LC Issuer setting forth the amount or amounts necessary to compensate such Lender or the LC Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
     (d) Delay in Requests. Failure or delay on the part of any Lender or the LC Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the LC Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the LC Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the LC Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the LC Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (e) Reserves on Eurodollar Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
     (a) any Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
     (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
     (c) any assignment of a Eurodollar Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.
     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
     4.01 Execution. [Intentionally omitted]
     4.02 Conditions of Effectiveness. This Agreement shall be effective to amend and restate the Existing Credit Agreement when the following conditions precedent have been satisfied:
     (a) The Administrative Agent shall have received all of the following, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent:
     (i) counterparts of this Agreement executed by the Borrower, the Administrative Agent, the LC Issuer, the Swingline Lender and by Lenders constituting Majority Lenders under the Existing Credit Agreement.
     (ii) a Note executed by the Borrower in favor of each Lender requesting a Note;
     (iii) a Supplement and Third Amendment to Pledge and Security Agreement executed by the parties thereto;
     (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require, in form and substance satisfactory to the Administrative Agent, evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
     (v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Restricted Person is duly organized or formed, and that each of the Borrower and each Restricted Person is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;
     (vi) a favorable opinion of Locke Lord Bissell & Liddell LLP, counsel to the Restricted Persons in each case in form and substance satisfactory to the Administrative Agent, addressed to the Administrative Agent and each Lender;

     (vii) a certificate of a Responsible Officer of each Restricted Person either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Restricted Person and the validity against such Restricted Person of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
     (viii) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.03(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Initial Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
     (ix) a duly completed pro forma Compliance Certificate as of the last day of the Fiscal Quarter of the Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of the Borrower, reflecting, among other matters, compliance by the Borrower, on a pro forma basis after giving effect to the Restructuring Transaction; and
     (x) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the LC Issuer or the Majority Lenders reasonably may require.
     (b) The Borrower shall be concurrently closing the Restructuring Transactions.
     (c) Any fees required to be paid on or before the Closing Date shall have been paid.
     (d) Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).
     4.03 Conditions to all Credit Extensions. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (but with respect to any amendment, renewal or extension, only in the event that the face amount of such Letter of Credit is actually increased), both before and after giving effect to such Borrowing or other Credit Extension, provided, however, for purposes of this Section 4.03, (i) to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct as of such earlier date, and (ii) the representations and warranties contained in Section

5.06(a) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 6.02; and
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
     Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     To confirm each Lender’s understanding concerning Restricted Persons and Restricted Persons’ businesses, properties and obligations and to induce each Lender to enter into this Agreement and to extend credit hereunder, the Borrower represents and warrants to each Lender that:
     5.01 No Default. No Restricted Person is in default in the performance of any of the covenants and agreements contained in any Loan Document. No event has occurred and is continuing which constitutes a Default.
     5.02 Organization and Good Standing. Each of the Restricted Persons and the General Partner is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each of the Restricted Persons and the General Partner is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     5.03 Authorization. Each Restricted Person has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. The Borrower is duly authorized to borrow funds hereunder and obtain Letters of Credit hereunder.
     5.04 No Conflicts or Consents. The execution and delivery by the various Restricted Persons of the Loan Documents to which each is a party, the performance by each of its obligations under such Loan Documents, and the consummation of the transactions contemplated by the various Loan Documents, do not and will not (i) conflict with any provision of (1) any Law, (2) the organizational documents of the Borrower, any of its Subsidiaries or the General Partner, or (3) any material agreement, judgment, license, order or permit applicable to or binding upon the Borrower, any of its Subsidiaries or the General Partner, (ii) result in the acceleration of any Indebtedness owed by the Borrower, any of its Subsidiaries or the General

Partner, or (iii) result in or require the creation of any Lien upon any assets or properties of the Borrower, any of its Subsidiaries or the General Partner. Except as expressly contemplated in the Loan Documents or disclosed in the Disclosure Schedule, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Tribunal or third party is required in connection with the execution, delivery or performance by any Restricted Person of any Loan Document or to consummate any transactions contemplated by the Loan Documents. Neither the Borrower, nor any of its Subsidiaries nor the General Partner is in breach of or in default under any instrument, license or other agreement applicable to or binding upon it, which breach or default has had, or could reasonably be expected to have, a Material Adverse Effect.
     5.05 Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of each Restricted Person which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights.
     5.06 Initial Financial Statements; No Material Adverse Effect.
     (a) The Borrower has heretofore delivered to the Lenders true, correct and complete copies of the Initial Financial Statements. The Initial Borrower Financial Statements were prepared in accordance with GAAP. The Initial Borrower Financial Statements fairly present the Borrower’s Consolidated financial position at the date thereof, the Consolidated results of the Borrower’s operations for the periods thereof and the Borrower’s Consolidated cash flows for the period thereof.
     (b) Since the date of the Initial Borrower Financial Statements, no event or circumstance has occurred that has had a Material Adverse Effect. Since the date of the Initial ETP Financial Statements, based upon the ETP Reporting, no event or circumstance has occurred that has had or would reasonably be expected to have an ETP Material Adverse Effect. Since the date of the Initial Regency Financial Statements, based upon the Regency Reporting, no event or circumstance has occurred that has had or would reasonably be expected to have an Regency Material Adverse Effect.
     5.07 Taxes and Obligations. No Restricted Person has any outstanding Liabilities of any kind (including contingent obligations, tax assessments, and unusual forward or long term commitments) that exceed $10,000,000 in the aggregate and not shown in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.01. Each Restricted Person has timely filed all tax returns and reports required to have been filed and has paid all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent that any of the foregoing is not yet due or is being in good faith contested as permitted by Section 6.07.
     5.08 Full Disclosure. No written certificate, statement or other information, taken as a whole, delivered herewith or heretofore by any Restricted Person to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made. All information regarding the Borrower’s Consolidated financial position or results of operations and all other written information regarding Restricted Persons, taken as a whole, furnished after the date hereof by or on behalf of any Restricted Person to the Administrative Agent, LC Issuer or any Lender in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made, or based on reasonable estimates on the date as of which such information is stated or certified. There is no fact known to any Restricted Person that has not been disclosed to each Lender in writing which has had, or could reasonably be expected to have, a Material Adverse Effect.
     5.09 Litigation. Except as disclosed in the Initial Financial Statements, the Applicable Regency Credit Agreement or in the Applicable ETP Credit Agreement and except for matters that could not, in the aggregate, reasonably be expected to have a Material Adverse Effect (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending or, to the knowledge of the Borrower, threatened, by or before any Tribunal against the Borrower, any of its Subsidiaries or the General Partner or affecting any property of the Borrower, any of its Subsidiaries or the General Partner, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Tribunal against the Borrower, any of its Subsidiaries or the General Partner or the Borrower’s, any of its Subsidiaries’ or the General Partner’s stockholders, partners, directors or officers or affecting any property of the Borrower, any of its Subsidiaries or the General Partner. Since the date of this Agreement, there has been no change in the status of any matters disclosed in the Initial Financial Statements or in the Disclosure Schedule that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.
     5.10 ERISA. All currently existing ERISA Plans are listed in the Disclosure Schedule. Except as disclosed in the Initial Financial Statements or in the Disclosure Schedule, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $10,000,000.
     5.11 Compliance with Laws. Except as set forth in the Disclosure Schedule, each of the Borrower, its Subsidiaries and the General Partner has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization has not had, and could not reasonably be expected to have, a Material Adverse Effect. Each of the Borrower, its Subsidiaries and the General Partner is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply has not had, and could not reasonably be expected to have, a Material Adverse Effect. Each of the Borrower, its Subsidiaries and the General Partner (i) has filed and maintained all tariffs applicable to its business with each applicable agency, (ii) and all such tariffs are in compliance with all Laws administered or promulgated by each applicable agency and (iii) has imposed charges on its customers in compliance with such tariffs, all contracts applicable to its business and all applicable Laws except to the extent such failure to file or impose has not had, and could not reasonably be expected to have, a Material Adverse Effect. As used herein, “agency” includes the Federal Energy Regulatory Commission and each other United States federal, state, or local governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any Restricted Person or its properties.
     5.12 Environmental Laws. Without limiting the provisions of Section 5.11 and except as disclosed in the Disclosure Schedule or as has not had, and could not reasonably be expected to have, a Material Adverse Effect (or with respect to (c), (d) and (e) below, where the failure to take such actions has not had and could not reasonably be expected to have, a Material Adverse Effect):
          (a) Neither any property of any of the Borrower, or its Subsidiaries nor the operations conducted thereon violate any order or requirement of any court or Governmental Authority or any Environmental Laws;
          (b) Without limitation of clause (a) above, no property of any of the Borrower, or its Subsidiaries nor the operations currently conducted thereon or, to the best knowledge of the Borrower, by any prior owner or operator of such property or operation, are in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any court or Governmental Authority or to any remedial obligations under Environmental Laws;
          (c) All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all property of the Borrower and its Subsidiaries, including without limitation past or present treatment, storage, disposal or release of a hazardous substance, hazardous waste or solid waste into the environment, have been duly obtained or filed, and the Borrower and its Subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations;
          (d) All hazardous substances, hazardous waste, solid waste, and oil and gas exploration and production wastes, if any, generated at any and all property of the Borrower or any of its Subsidiaries have in the past been transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an endangerment to public health or welfare or the environment, and, to the best knowledge of the Borrower, all such transport carriers and treatment and disposal facilities have been and are operating in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment, and are not the subject of any existing, pending or threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Laws;
          (e) The Borrower and its Subsidiaries have taken all steps reasonably necessary to determine and have determined that no hazardous substances, hazardous waste, solid waste, or oil and gas exploration and production wastes, have been disposed of or otherwise released and there has been no threatened release of any hazardous substances on or to any property of the Borrower or any of its Subsidiaries;
          (f) To the extent applicable, all property of the Borrower and its Subsidiaries currently satisfies all design, operation, and equipment requirements imposed by the Environmental Laws or scheduled as of the date hereof to be imposed by the Environmental Laws during the term of this Agreement, and the Borrower does not have any reason to believe that such property, to the extent subject to the Environmental Laws, will not be able to maintain compliance with the Environmental Laws requirements during the term of this Agreement; and
          (g) Neither the Borrower nor any of its Subsidiaries has any known contingent liability in connection with any release or threatened release of any oil, hazardous substance, hazardous waste or solid waste into the environment.
     5.13 Borrower’s Subsidiaries. The Borrower does not have any Subsidiary or own any stock in any other corporation or association except those listed in the Disclosure Schedule or disclosed to the Administrative Agent in writing. Neither the Borrower nor any of its Subsidiaries is a member of any general or limited partnership, limited liability company, joint venture or association of any type whatsoever except those listed in the Disclosure Schedule or disclosed to the Administrative Agent in writing. The Borrower owns, directly or indirectly, the equity membership or partnership interest in each of its Subsidiaries which is indicated in the Disclosure Schedule or as disclosed to the Administrative Agent in writing.
     5.14 Title to Properties; Licenses. Each Restricted Person has good and defensible title to or valid leasehold interests in all of its material properties and assets, free and clear of all Liens other than Permitted Liens and of all impediments to the use of such properties and assets in such Restricted Person’s business. Each Restricted Person possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Restricted Person is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property unless, in each case, such failure to possess or violation has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     5.15 Government Regulation. Neither the Borrower nor any other Restricted Person owing Obligations is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness. Neither the Borrower nor any of its Restricted Subsidiaries, nor any Person having “control” (as that term is defined in 12 U.S.C. §

375b(9) or in regulations promulgated pursuant thereto) of the Borrower or any of its Restricted Subsidiaries, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary or of any subsidiary of a bank holding company of which any Lender is a subsidiary. Neither the Borrower nor any subsidiary or Affiliate of the Borrower is (i) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or (ii) (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person, and the proceeds from the loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country, agency, organization or person.
     5.16 Solvency. The Borrower and each of its Subsidiaries is solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of the Borrower’s and each of its Subsidiaries’ absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of such Person’s assets, and the Borrower’s and each of its Subsidiaries’ capital should be adequate for the businesses in which such Person is engaged and intends to be engaged. Neither the Borrower nor any of its Subsidiaries has incurred (whether under the Loan Documents or otherwise), nor does any such Person intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.
     5.17 Use of Proceeds. The statements and representations made in Section 2.05 are true and correct.
     5.18 Collateral Documents. The Pledge and Security Agreement is effective to create in favor of the Administrative Agent (for the benefit of the Lenders) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Collateral consisting of certificated securities, when certificates representing such Collateral are delivered to the Administrative Agent, and in the case of the other Collateral described in the Pledge and Security Agreement, when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Administrative Agent (for the benefit of the Lenders) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Restricted Persons in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the Obligations and Lender Hedging Obligations, in each case on or after Liens are incurred pursuant to Section 7.02(p), on a pari passu and equal priority basis pursuant to the Intercreditor Agreement with the Liens securing each Series of Senior Obligations, as those terms are defined in the Intercreditor Agreement, and otherwise in each case prior and superior in right to any other Person.

ARTICLE VI.
AFFIRMATIVE COVENANTS
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, the Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.01, have previously agreed otherwise:
     6.01 Payment and Performance. Each Restricted Person will pay all amounts due under the Loan Documents, to which it is a party, in accordance with the terms thereof and will observe, perform and comply with every covenant and term expressed in the Loan Documents to which it is a party.
     6.02 Books, Financial Statements and Reports. The Borrower will maintain and will cause its Subsidiaries to maintain a standard system of accounting and proper books of record and account in accordance with GAAP, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at the Borrower’s expense:
     (a) As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) complete Consolidated financial statements of the Borrower together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion relating to such financial statements, based on an audit using generally accepted auditing standards, by Grant Thornton LLP, or other independent certified public accountants selected by the General Partner and acceptable to the Administrative Agent, stating that such Consolidated financial statements have been so prepared; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Annual Report on Form 10-K of the Borrower for such Fiscal Year prepared in compliance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (a)(i), and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (reflecting the consolidating information for each MLP and its subsidiaries on a Consolidated basis) and the Restricted Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Year, setting forth, in each case, in comparative form, figures for the preceding Fiscal Year, such financial statements and information of the Borrower furnished, in each case, pursuant to clause (a)(i) to be certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.
     (b) As soon as available, and in any event within fifty (50) days after the end of each Fiscal Quarter (i) the Borrower’s Consolidated balance sheet as of the end of such Fiscal Quarter and the Borrower’s Consolidated statements of income, partners’ capital and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments; provided, however, that at any time when the Borrower shall be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, delivery within the time period specified above of copies of the Quarterly Report on Form 10-Q of the Borrower for such Fiscal Quarter prepared in accordance with the requirements therefor and filed with the Commission shall be deemed to satisfy the requirements of this clause (b)(i) for any of the first three Fiscal Quarters of a Fiscal Year and (ii) a consolidating balance sheet and a consolidating statement of operations reflecting the consolidating information for the Borrower, the Unrestricted Subsidiaries (reflecting the consolidating information for each MLP and its subsidiaries on a Consolidated basis) and the Restricted Subsidiaries (individually or with one or more on a combined basis) for such Fiscal Quarter, setting forth, in each case, in comparative form, figures for same period of the preceding Fiscal Year, such financial statements and information of the Borrower furnished, in each case, pursuant to clause (b)(i), to be certified by an authorized financial officer of the Borrower as presenting fairly, in all material respects, the information contained therein, on a basis consistent with the Consolidated financial statements, which consolidating statement of operations may be in summary form in detail satisfactory to the Administrative Agent. Such financial statements shall set forth in comparative form the corresponding figures for the same period of the preceding Fiscal Year. In addition the Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a Compliance Certificate, signed on behalf of the Borrower by the chief financial officer, principal accounting officer or treasurer of the General Partner, setting forth that such financial statements of the Borrower are accurate and complete in all material respects (subject, in the case of Fiscal Quarter-end statements, to normal year-end adjustments), stating that such officer has reviewed the Loan Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Section 7.12, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.
     (c) Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any of its Subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by the Borrower or any of its Subsidiaries with the Commission and of all press releases and other statements made available generally by the Borrower or any of its Subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (f) above on the date that such information is posted at the Borrower’s or an MLP’s website on the Internet or at such other websites as notified to the Lenders.
     (d) The Borrower will furnish to the Administrative Agent prompt written notice of any change in (i) any Restricted Person’s name, (ii) any Restricted Person’s identity or organizational structure or jurisdiction of incorporation or (iii) any Restricted Person’s Federal Taxpayer Identification Number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Borrower also agrees promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.
     (e) At the time of delivery of financial statements pursuant to Sections 6.02(b), if Collateral consists of any property other than the certificated securities delivered to the Administrative Agent on the Closing Date, the Borrower shall deliver to the Administrative Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the Perfection Certificate was delivered on the Closing Date under the Existing Credit Agreement or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each applicable governmental, municipal or other appropriate office in each applicable jurisdiction to the extent necessary to protect and perfect the security interests under the Collateral Documents
     (f) At the time of the delivery thereof pursuant to the Applicable MLP Credit Agreement or any indenture or agreement governing Indebtedness of an MLP and its subsidiaries, copies of (i) each financial statement of such MLP and/or its subsidiaries accompanied by each report, opinion or certificate required to be provided in connection with such financial statement, (ii) each certificate regarding compliance with representations, warranties and covenants and/or the absence of default, and (iii) each other reports or notices regarding any default or potential default in such Indebtedness or other Indebtedness, any material adverse change or material adverse effect, or other material event or circumstance, including those related to any claim or notice of potential liability under Environmental Laws, any filing of any suit or proceeding or the assertion of any claim or violation of any Laws, in each case as required under the provisions of the Applicable MLP Credit Agreement or such other indenture or agreement, provided that the Borrower shall be deemed to have furnished the information specified in this clause (f) above on the date that such information is posted at the applicable MLP’s website on the Internet or at such other websites as notified to the Lenders.
     (g) Promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by an MLP or any of its subsidiaries to public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such Lender), and each prospectus and all amendments thereto filed by an MLP or any of its subsidiaries with the Commission and of all press releases and other statements made available generally by an MLP or any of its subsidiaries to the public concerning material developments; provided that the Borrower shall be deemed to have furnished the information specified in this clause (g) above on the date that such information is posted at the applicable an MLP’s website on the Internet or at such other websites as notified to the Lenders.

     6.03 Other Information and Inspections. Each Restricted Person will furnish to each Lender any information which the Administrative Agent or any Lender may from time to time reasonably request concerning any representation, warranty, covenant, provision or condition of the Loan Documents or any matter in connection with Restricted Persons’ businesses and operations. Each Restricted Person will permit representatives appointed by the Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours (which right to visit and inspect shall be limited to once during any Fiscal year unless a Default has occurred and is continuing) any of such Restricted Person’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Restricted Person shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to the Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon prior notice to the Borrower, its representatives.
     6.04 Notice of Material Events. The Borrower will notify the Administrative Agent, LC Issuer and each Lender promptly, and not later than five (5) Business Days in the case of subsection (b) below and not later than thirty (30) days in the case of any other subsection below, after any executive officer of the Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
     (a) the occurrence of any event or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect, an ETP Material Adverse Effect or a Regency Material Adverse Effect,
     (b) the occurrence of any Default or any “Default” as defined in any Applicable MLP Credit Agreement,
     (c) the acceleration of the maturity of any Indebtedness owed by the Borrower or any of its Subsidiaries or of any default by the Borrower or any of its Subsidiaries under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default has had or could have a Material Adverse Effect, an ETP Material Adverse Effect or a Regency Material Adverse Effect,
     (d) the occurrence of any Termination Event,
     (e) Under any Environmental Law, any claim of $10,000,000 or more with respect to any Restricted Person or of $50,000,000 or more with respect to any Unrestricted Person, any notice of potential liability which might reasonably be expected to exceed such amount with respect to such Person, or any other material adverse claim asserted against any Restricted Person or any Unrestricted Person or with respect to any Restricted Person’s or any Unrestricted Person’s properties taken as a whole,
     (f) the filing of any suit or proceeding, or the assertion in writing of a claim, against any Restricted Person or any Unrestricted Person or with respect to any Restricted Person’s or any Unrestricted Person’s properties, in which an adverse decision could reasonably be expected to have a Material Adverse Effect, an ETP Material Adverse Effect or a Regency Material Adverse Effect, and
     (g) the occurrence of any event of default by the Borrower or any of its Subsidiaries in the payment or performance of (i) any material obligations such Person is required to pay or perform under the terms of any indenture, mortgage, deed of trust, security agreement, lease, and franchise, or other agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound, to the extent such default or event of default could reasonably be expected to have a Material Adverse Effect on the Consolidated financial condition, business, operations, assets or prospects of the Borrower, or (ii) any Indebtedness.
     Upon the occurrence of any of the foregoing, Restricted Persons will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default, or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing.
     6.05 Maintenance of Properties. Each Restricted Person will maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent any Restricted Person from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Existence and Qualifications. Each Restricted Person will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions where required by applicable Law, except where the failure so to qualify has not had, and could not reasonably be expected to have, a Material Adverse Effect.
     6.07 Payment of Trade Liabilities, Taxes, etc. Each Restricted Person will (a) timely file all tax returns required to be filed in any jurisdiction; (b) timely pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a lien on properties or assets of the Borrower or any Restricted Person; (c) timely pay all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business, (e) timely pay and discharge when due all other Liabilities now or hereafter owed by it, other than royalty payments suspended in the ordinary course of business; and (f) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Restricted Person may, however, delay paying or discharging any of the foregoing so long as (i) the amount, applicability or validity thereof is contested by the Borrower or such Restricted Person on a timely basis in good faith and in appropriate proceedings, and the Borrower or such Restricted Person has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Restricted Person or (ii) the nonpayment of all such taxes, assessments, charges, levies and Liabilities in the aggregate could not reasonably be expected to have a Material Adverse Effect.
     6.08 Insurance. Each Restricted Person shall at all times maintain at its own expense with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     6.09 Compliance with Agreements and Law. Each Restricted Person will perform all material obligations it is required to perform under the terms of each material indenture, mortgage, deed of trust, security agreement, lease, and franchise, and each material agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Restricted Person will conduct its business and affairs in compliance with all Laws applicable thereto and will maintain in good standing all licenses that may be necessary or appropriate to carry on its business, except for failures so to comply that have not had, and could not reasonably be expected to have, a Material Adverse Effect.
     6.10 Environmental Matters.
     (a) Each Restricted Person will comply in all material respects with all Environmental Laws now or hereafter applicable to such Restricted Person as well as all contractual obligations and agreements with respect to environmental remediation or other environmental matters and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect.
     (b) Each Restricted Person will promptly furnish to the Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by any Restricted Person or General Partner, or of which it has notice, pending or threatened against any Restricted Person, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against any Restricted Person, by any Governmental Authority with respect to any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business.
     (c) Each Restricted Person will promptly furnish to the Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by any Restricted Person or General Partner in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location, the potential liability of which exceeds or might reasonably be expected to exceed $15,000,000 or could reasonably be expected to have a Material Adverse Effect if resolved adversely against any Restricted Person.

     6.11 Guaranties of Subsidiaries.
     (a) Each Subsidiary, whether existing on the Closing Date or created, acquired or coming into existence after the Closing Date, that Guarantees any other Indebtedness of the Borrower shall execute and deliver to the Administrative Agent a Guaranty.
     (b) Each Restricted Subsidiary (other than ETP GP, ETP LLC, Regency GP and Regency LLC), whether existing on the Closing Date or created, acquired or coming into existence after the Closing Date shall execute and deliver to the Administrative Agent a Guaranty.
     (c) Simultaneously with its delivery of such a Guaranty, each Subsidiary shall, at the reasonable request of the Administrative Agent, provide written evidence reasonably satisfactory to the Administrative Agent and its counsel that such Subsidiary has taken all corporate, limited liability company or partnership action necessary to duly approve and authorize its execution, delivery and performance of such Guaranty and any other documents which it is required to execute.
     (d) The Borrower may redesignate any Unrestricted Person to be a Restricted Subsidiary, provided that the Borrower may not make such a designation unless at the time of such action and after giving effect thereto, (i) none of such Unrestricted Persons have outstanding Indebtedness or Guarantees, other than Indebtedness permitted under Section 7.01 or Liens on any of their property, other than Permitted Liens (in each case taking into account the other Indebtedness and Liens of the Restricted Persons), (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, and (iv) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied. In no event will any MLP or any of their respective subsidiaries be designated a Restricted Subsidiary.
     (e) The Borrower may designate any Person who becomes a Subsidiary of the Borrower after the date hereof to be an Unrestricted Person, provided that all Investments in such Subsidiary at the time of such designation shall be treated as Investments made on the date of such designation, and provided further that the Borrower may not make such a designation unless such designation is made not later than 30 days after the date such Person becomes a Subsidiary and, at the time of such action and after giving effect thereto, (i) such Subsidiary does not own, directly or indirectly, any Indebtedness or Equity Interests of the Borrower or any Restricted Subsidiary, (ii) no Default or Event of Default shall exist, (iii) all representations and warranties herein will be true and correct in all material respects if remade at the time of such designation, except to the extent such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects as of such earlier date, (iv) the Investment represented by such designation is permitted under clause (e) of the definition of Permitted Investments and (v) the Borrower has provided to the Administrative Agent an officer’s certificate in form satisfactory to the Administrative Agent to the effect that each of the foregoing conditions have been satisfied. No Restricted Subsidiary may be redesignated as an Unrestricted Person.
     (f) The Borrower shall be deemed to have made a Restricted Payment upon designation of an Unrestricted Person in an amount equal to the fair market value of all Restricted Persons’ Investments in such Unrestricted Person at the time of designation. The Borrower shall only be permitted to designate an Unrestricted Person or make an Investment in an Unrestricted Subsidiary if the Borrower is permitted to make a Restricted Payment in such amount.
     6.12 Compliance with Agreements. Each Restricted Person shall observe, perform or comply in all material respects with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to such Restricted Person or to Restricted Persons on a Consolidated basis, unless any such failure to so observe, perform or comply is remedied within the applicable period of grace (if any) provided in such agreement or instrument.
     6.13 Further Assurances. At any time or from time to time upon the reasonable request of the Administrative Agent, each Restricted Person will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, each Restricted Person shall take such actions as the Administrative Agent may reasonably request from time to time to ensure that the Obligations and the Lender Hedging Obligations are guarantied by the Guarantors and secured by substantially all of the assets of the Restricted Persons (other than ETP GP and Regency GP), including all of the outstanding Equity Interests of any Restricted Subsidiary acquired or created after the Closing Date.
     6.14 Miscellaneous Business Covenants. Unless otherwise consented to by the Administrative Agent or Majority Lenders, each Restricted Person will: (i) maintain entity records and books of account separate from those of any other entity, including each MLP or any of their respective subsidiaries, which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity, including each MLP or any of their respective subsidiaries, which is an Affiliate of such entity; and (iii) provide that the board of directors or other analogous governing body of the General Partner will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities, including each MLP and their respective subsidiaries.
     6.15 Restricted/Unrestricted Subsidiaries. The Borrower:
     (a) will not, and will not permit any Restricted Person to guaranty any Indebtedness of any of the Unrestricted Persons;
     (b) will not permit any Unrestricted Person to hold any equity or other ownership interest in any Restricted Person;

     (c) will operate each Unrestricted Person in such a manner as to make it apparent to all creditors of such Unrestricted Person that such Unrestricted Person is a legal entity separate and distinct from all of the Restricted Persons and as such is solely responsible for its debts;
     (d) will cause ETP and each of its subsidiaries which has a Restricted Person as its general partner to incur Indebtedness only under notes, loan agreements or other applicable agreements that expressly state that such Indebtedness is being incurred by ETP and, if applicable, such subsidiaries on a basis that is non-recourse to ETP’s general partner; and
     (e) will cause each Unrestricted Person (other than an MLP and its subsidiaries) to incur Indebtedness only under notes, loan agreements or other applicable agreements that expressly state that such Indebtedness is being incurred by such Unrestricted Person on a basis that is non-recourse to the Restricted Persons.
ARTICLE VII.
NEGATIVE COVENANTS
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to the Borrower, and to induce each Lender to enter into this Agreement and make the Loans, the Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.01, have previously agreed otherwise:
     7.01 Indebtedness. No Restricted Person will in any manner owe or be liable for Indebtedness except:
     (a) the Obligations;
     (b) Indebtedness of any Restricted Person (other than ETP GP, ETP LLC, Regency GP and Regency LLC) to any other Restricted Person (other than ETP GP, ETP LLC, Regency GP and Regency LLC); provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a first priority Lien pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case is reasonably satisfactory to the Administrative Agent; and (iii) any payment by any Restricted Person that is a Guarantor under any guaranty of the Obligations shall result in a pro rata reduction of the amount of any such Indebtedness owed by such Guarantor to the Borrower or to any Restricted Subsidiary that is a Guarantor for whose benefit such payment is made;
     (c) Indebtedness in respect of bonds that are performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

     (d) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (e) Indebtedness of (i) ETP LLC arising by operation of law as a result of ETP LLC being the general partner of ETP GP, (ii) ETP GP arising by operation of law as a result of ETP GP being the general partner of ETP, and (iii) Regency LLC arising by operation of law as a result of Regency LLC being the general partner of Regency GP, and Regency GP arising by operation of law as a result of Regency GP being the general partner of Regency;
     (f) Indebtedness (i) in respect to future payment for non-competition covenants and similar payments under agreements governing a Permitted Acquisition by a Restricted Person not to exceed at any time $5,000,000 or (ii) in respect of commitments to fund capital contributions in respect of the MEP Interests;
     (g) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof incurred prior to the time such Person becomes a Subsidiary, not to exceed at any time $15,000,000; provided that (i) such Indebtedness is not created in contemplation of such Person becoming a Subsidiary and (ii) such Indebtedness is not assumed or Guaranteed by any other Restricted Person;
     (h) on or after the New Revolving Credit Effective Date, Indebtedness of the Borrower, and Guarantees thereof by the Guarantors, under any revolving credit facility and any refinancings, renewals or extensions of all or any part of thereof from time to time, provided that (i) the material terms (other than pricing and yield) of such Indebtedness or of any agreement entered into or of any instrument issued in connection therewith are not more favorable in any material respect to the lenders thereunder than the terms of this Agreement, unless such more favorable terms are made applicable under this Agreement by an amendment entered into by the Administrative Agent and the Borrower and provided that such more favorable terms are of a type that may be made with only the consent of Majority Lenders (Majority Lenders hereby consent to each such amendment pursuant to this clause (i) without the requirement of any further consent); (ii) the amount of such Indebtedness shall not exceed an aggregate principal amount of loans and undrawn face amount of letters of credit of $200,000,000 at any one time outstanding plus Indebtedness in respect of Hedging Contracts entered into from time to time between the Borrower or any of its Restricted Subsidiaries and a counterparty that is a lender or an Affiliate of a lender thereunder; (iii) such Indebtedness is not secured by any collateral that does not also secure the Obligations (other than any cash or cash equivalents that secure or are otherwise held by the lenders, the administrative agent or collateral agent under such revolving credit facility in order to cash collateralize letter of credit obligations or swingline loans thereunder); (iv) such Indebtedness (and, if applicable the Liens securing same) do not contravene the provisions of the Intercreditor Agreement; and (v) the holders of such Indebtedness, or a duly authorized agent on their behalf, agree in writing to be bound by the Intercreditor Agreement or enter into a replacement intercreditor agreement containing terms that are substantially similar to those of the Intercreditor Agreement, as may be acceptable to the Administrative Agent;

     (i) on or after the Senior Notes Effective Date, Indebtedness incurred by the Borrower, and Guarantees thereof by the Guarantors, provided that (i) the maturity date of such Indebtedness is no earlier than the Term Loan Maturity Date, (ii) there are no scheduled repayments of principal of such Indebtedness or sinking fund payments thereon prior to the Term Loan Maturity Date, (iii) the documents or instruments governing such Indebtedness do not contain any maintenance financial covenant, (iv) such Indebtedness is not secured by any collateral that does not also secure the Obligations, and (v) at the time of the issuance of any such Indebtedness, an amount equal to 100% of the Net Issuance Proceeds thereof is applied to prepay the Term Loans in accordance with Section 2.06; and
     (j) on or after the Senior Notes Effective Date, refinancings, renewals or extensions of all or any part of any Indebtedness incurred in accordance with the foregoing clause (i) (“Senior Note Refinancing Indebtedness”), provided that (i) the maturity date of such Senior Note Refinancing Indebtedness is no earlier than the Term Loan Maturity Date, (ii) there are no scheduled repayments of principal of such Senior Note Refinancing Indebtedness or sinking fund payments thereon prior to the Term Loan Maturity Date, (iii) the documents or instruments governing such Indebtedness do not contain any maintenance financial covenant, (iv) such Indebtedness is not secured by any collateral that does not also secure the Obligations, and (v) the principal amount of such Senior Note Refinancing Indebtedness does not exceed the principal amount of Senior Note Indebtedness being refinanced, renewed or extended except by an amount equal to accrued and unpaid interest, prepayment premium, fees and expenses reasonably incurred in connection with such refinancing, renewal or extension.
     7.02 Limitation on Liens. No Restricted Person will create, assume or permit to exist any Lien upon or with respect to any of its properties or assets now owned or hereafter acquired, except the following Liens (to the extent permitted by this Section, herein called “Permitted Liens”):
     (a) Liens existing on the date of this Agreement and listed in the Disclosure Schedule;
     (b) Liens imposed by any Governmental Authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;
     (c) pledges or deposits of cash or securities under worker’s compensation, unemployment insurance or other social security legislation;
     (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of any Restricted Person in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of any Restricted Person in accordance with GAAP;

     (e) deposits of cash or securities to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
     (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Restricted Person;
     (g) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to revoke or terminate any such right, power, franchise, grant, license or permit or to condemn or acquire by eminent domain or similar process;
     (h) rights reserved to or vested by Law in any Governmental Authority to in any manner, control or regulate in any manner any of the properties of any Restricted Person or the use thereof or the rights and interests of any Restricted Person therein, in any manner under any and all Laws;
     (i) rights reserved to the grantors of any properties of any Restricted Person, and the restrictions, conditions, restrictive covenants and limitations, in respect thereto, pursuant to the terms, conditions and provisions of any rights-of-way agreements, contracts or other agreements therewith;
     (j) inchoate Liens in respect of pending litigation or with respect to a judgment which has not resulted in an Event of Default under Section 8.01;
     (k) statutory Liens in respect of payables;
     (l) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and (iv) such Liens together with all Liens permitted under Section 7.02(m) do not secure Indebtedness in excess of the amount permitted by Section 7.02(m);
     (m) Liens securing Indebtedness permitted by Section 7.01(f), (g) or (h); provided that such Liens do not secure Indebtedness which together with (but without duplication) all Indebtedness secured by Liens permitted under Section 7.02(l) in excess of a principal amount at any one time of $35,000,000;

     (n) Liens on cash margin collateral securing Hedging Contracts permitted under Section 7.10;
     (o) Liens in respect of operating leases covering only the property subject thereto; and
     (p) Liens pursuant to the Loan Documents, and, (i) on or after the New Revolving Credit Effective Date, Liens securing New Revolving Credit Indebtedness, provided that the Administrative Agent (on behalf of the Lenders) and the holders of New Revolving Credit Indebtedness (directly or through an agent, trustee or other representative on their behalf) have agreed to be bound by the Intercreditor Agreement and (ii) on or after the Senior Notes Effective Date, Liens securing Senior Note Indebtedness, provided that the Administrative Agent (on behalf of the Lenders) and the holders of New Revolving Credit Indebtedness and Senior Note Indebtedness (directly or through an agent, trustee or other representative on their behalf) have agreed to be bound by the Intercreditor Agreement;
Notwithstanding any of the foregoing to the contrary, no Liens of the kind set forth in clauses (a) through and including (o) above shall be permitted on the Equity Interests of ETP, ETP GP, ETP LLC, Regency, Regency GP or Regency LLC.
     7.03 Limitation on Mergers, Issuances of Subsidiary Securities. No Restricted Person will enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself or suffer any liquidation or dissolution, except (i) Permitted Acquisitions and (ii) the merger, dissolution or liquidation into or consolidation of a Restricted Subsidiary (other than ETP GP, ETP LLC, Regency GP or Regency LLC) with or into the Borrower (so long as the Borrower is the surviving entity) or another Restricted Subsidiary (other than ETP GP, ETP LLC, Regency GP or Regency LLC) (so long as if one such Restricted Person is a Guarantor, the surviving entity shall be a Guarantor). Except in connection with a sale of all of the Equity Interest of a Restricted Subsidiary permitted under Section 7.04: (i) the Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer or otherwise dispose the Equity Interest of any Restricted Subsidiary and no Restricted Subsidiary will issue any additional Equity Interests if such action will result in or allow any diminution of the Borrower’s Equity Interest (direct or indirect) in such Restricted Subsidiary, and (ii) no Restricted Subsidiary of the Borrower that is a partnership will allow any diminution of the Borrower’s interest (direct or indirect) in such Restricted Subsidiary.
     7.04 Limitation on Sales of Property. No Restricted Person will sell, transfer, lease, exchange, alienate or dispose of any of its property or any material interest therein except:
     (a) in respect of Borrower, (or any Restricted Subsidiary that holds limited partnership units of an MLP), and in respect of ETP GP, ETP LLC, Regency GP or Regency LLC: (i) the sale of stock or other securities issued by a Restricted Subsidiary of a Restricted Person in order to qualify directors if required by applicable law, (ii) the sale of immaterial assets (other than stock or securities, including partnership units) in the ordinary course, (iii) the sale, transfer, lease, exchange, alienation or disposal of Equity Interests contemplated by the Restructuring Transactions, and (iv) the sale of limited partnership units of an MLP; provided that with respect to this clause (iv) (A) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (B) the aggregate sale of limited partnership units of ETP from and after July 13, 2006 shall not exceed 25% of such units owed by the Borrower or its Restricted Subsidiaries as of such date and the aggregate sale of limited partnership units of Regency from and after the Closing Date shall not exceed 25% of such units owed by the Borrower or its Restricted Subsidiaries as of the Closing Date, (C) after giving effect to such sale on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower shall be in compliance with Section 7.12, and (D) the Net Asset Sale Proceeds thereof shall be applied pursuant to Section 2.06(b), to the extent required by such Section; and
     (b) in respect of any Restricted Subsidiary of the Borrower, other than ETP GP, ETP LLC, Regency GP or Regency LLC, that owns operating assets acquired after the date of this Agreement, the following in respect of such operating assets: (i) equipment and other personal property and fixtures that are either (A) obsolete for their intended purposes and disposed of in the ordinary course of business, or (B) replaced by personal property or fixtures of comparable suitability owned by such Restricted Person free and clear of all Liens except Permitted Liens; (ii) inventory which is sold in the ordinary course of business on ordinary trade terms; (iii) property sold or transferred by any Restricted Subsidiary to any other Restricted Subsidiary (so long as if the transferor is a Guarantor, the transferee shall be a Guarantor); (iv) property subject to a Sale and Lease-Back Transaction with respect to which the Attributable Debt and Liens are permitted by the provisions of this Agreement; (v) assignment of accounts receivable for collection purposes in the ordinary course of business; (vi) property sold to comply with any divestment requirement imposed in connection with the approval of an acquisition under Hart-Scott-Rodino Act of 1976; (vii) sales, transfers or other dispositions of other property or issuances or sales of Equity Interests of any Restricted Subsidiary, in any case for fair consideration that are in the best interests of the Borrower not to exceed $10,000,000 on a cumulative basis, provided that immediately after giving effect to such proposed disposition no Default or Event of Default shall exist and be continuing and (viii) sales, transfers or other dispositions of other property for fair consideration that are in the best interests of the Borrower to any Person; provided that with respect to this clause (viii) (A) no Default or Event of Default shall have occurred or be continuing or would result therefrom, (B) after giving effect to such sale on a pro forma basis as if it had occurred on the first day of the test period most recently ended, the Borrower shall be in compliance with Section 7.12, (C) such sale, transfer or disposition is in exchange for other assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business, and (D) with respect to the amount of the proceeds of such sale, transfer or disposition (other than such assets received in exchange), net of customary costs of sale (in this paragraph, the “Proceeds”), (x) such Proceeds are applied within 12 months to the purchase of other assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business or (y) the Commitments are permanently reduced within 12 months by the amount of any such Proceeds not so applied to the purchase of such assets used by the Borrower or its Restricted Subsidiaries in the furtherance of their business.
In no event shall the Borrower sell, transfer, lease, exchange, alienate or dispose of its interests in ETP GP, ETP LLC, Regency GP or Regency LLC nor permit ETP LLC to sell, transfer, lease, exchange, alienate or dispose of its interests in ETP GP nor permit ETP GP to sell, transfer, lease, exchange, alienate or dispose of its interests in ETP nor permit Regency LLC to sell, transfer, lease, exchange, alienate or dispose of its interest in Regency GP nor permit Regency GP to sell, transfer, lease, exchange, alienate or dispose of its interests in Regency.
If proceeds of any Credit Extension have been used to purchase or carry margin stock (as those terms are used in the Margin Regulations), the Borrower shall not sell, transfer, lease, exchange, alienate or dispose of any Collateral unless the Borrower and the Administrative Agent shall have determined that, after giving effect to any withdrawal or substitution of such Collateral, all Credit Extensions comply with the Margin Regulations.
     7.05 Limitation on Restricted Payment. No Restricted Person will declare or make, directly or indirectly any Restricted Payments. Notwithstanding the foregoing, (a) no Restricted Person shall be restricted, directly or indirectly, from declaring and making Restricted Payments to another Restricted Person, (b) the Borrower may purchase its common limited partnership units and redeem the Restructuring Preferred Units, so long as in connection with each such purchase or redemption (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) prior to and after giving effect thereto, the Leverage Ratio of the Borrower is not greater than 4.25 to 1.0, and (iii) the sum of the Borrower’s Cash on hand plus the amount of Cash that is available to be borrowed under the Revolving Credit Commitments without resulting in the Leverage Ratio of the Borrower being greater than 4.25 to 1.0, is greater than $10,000,000, and (c) so long as the Borrower shall be in compliance with Section 7.12 prior to and after giving effect to any distribution, and so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare or order and make, pay or set apart, during each Fiscal Quarter, Restricted Payments consisting of cash distribution to its general partner, its preferred limited partner unit holders and its common limited partner unit holders pursuant to the requirements of the Partnership Agreement or the Restructuring Preferred Units.
     7.06 Limitation on Investments, Loans and Advances. No Restricted Person will make or commit to make any capital contributions to, or make or hold any other Investments in, any Person, other than Permitted Investments, nor acquire properties or assets except (i) in the ordinary course of business, (ii) any acquisition of capital assets that will become a part of the operations of such Restricted Person (and provided that the same shall not result in a violation of Section 7.08) and (iii) any Permitted Acquisition. Except for Permitted Investments and Hedging Contracts permitted under Section 7.10, no Restricted Person will extend credit, make advances or make loans other than normal and prudent extensions of credit to customers in the ordinary course of business or to another Restricted Person in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner. No Equity Interest of a Restricted Subsidiary shall be held by an Unrestricted Person, and no Indebtedness, obligations or liabilities of a Restricted Subsidiary shall be held by an Unrestricted Person.
     7.07 Transactions with Shareholders and Affiliates. No Restricted Person shall, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of Capital Stock of a Restricted Person or with any Affiliate of a Restricted Person, on terms that are less favorable to such Restricted Person than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between Restricted Persons; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Borrower and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of any Restricted Person entered into in the ordinary course of business; (d) the transactions that are the subject of an MLP Limited Partnership Agreement; (e) transactions between a Restricted Person on the one hand and an MLP and the general partner of such MLP and their respective subsidiaries on the other hand similar to those typically addressed in omnibus agreements between the sponsors of a publicly traded limited partnership, on the one hand, and the publicly traded limited partnership on the other hand; (f) the transactions that are the subject of the Shared Services Agreement dated August 26, 2005 by and between ETP and the Borrower, as amended or replaced from time to time, (g) the transactions that are the subject of the Services Agreement by and among ETE Services Company, LLC, the Borrower and Regency in substantially the form attached as Exhibit H to that certain Contribution Agreement dated May 10, 2010 providing for a portion of the Restructuring Transactions, as amended or replaced from time to time, (h) transactions entered into in the ordinary course of business of such Restricted Person on terms which are no less favorable to such Restricted Person than those which would have been obtainable at the time in an arm’s length transaction with Persons that are not Affiliates and (i) the Restructuring Transactions.
     7.08 Conduct of Business. From and after the Closing Date, the Borrower shall not engage in any business other than (i) the Permitted Line of Business and (ii) such other lines of business as may be consented to by Majority Lenders. ETP GP shall not engage in any business other than acting as the general partner of ETP, ETP LLC shall not engage in any business other than acting as the general partner of ETP GP, Regency LLC shall not engage in any business other than acting as the general partner of Regency GP, and Regency GP shall not engage in any business other than acting as the general partner of Regency.
     7.09 Restrictive and Negative Pledge Agreements. Except as expressly provided for in the Loan Documents and as described in the Disclosure Schedule or, on or after the New Revolving Credit Effective Date, as provided in the documents governing the New Revolving Credit Indebtedness as permitted by Section 7.01(h) or, on or after the Senior Notes Effective Date, as provided in the documents governing the Senior Note Indebtedness as permitted by Section 7.01 (i) or (j), no Restricted Person will, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on (a) the ability of any Restricted Subsidiary to: (i) pay dividends or make other distributions, (ii) redeem Equity Interests held in it by the Borrower or another Restricted Subsidiary, (iii) repay loans and other indebtedness owing by it to the Borrower or another Restricted Subsidiary, or (iv) transfer any of its assets to the Borrower or another Restricted Subsidiary, or (b) the ability of any Restricted Person to create Liens on any of its assets or property to secure the Obligations or Lender Hedging Obligations.
     7.10 Hedging Contracts. No Restricted Person will be a party to or in any manner be liable on any Hedging Contract except any Hedging Contracts (a) entered into by such Person in the ordinary course of business for the purpose of fixing interest rates on the Indebtedness under the Loan Documents or for the purpose of directly mitigating risks or reducing costs associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person in the normal course of business, and not for purposes of speculation, and (b) that does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, and (c) that is with a counterparty whose obligations are rated (or are guaranteed by an affiliate whose obligations are rated) AA-/Aa3 or better, respectively, by either Rating Agency or are in accordance with the risk management policies of the Borrower as such policies have been adopted or amended from time to time and disclosed to the Lenders.
     7.11 Commingling of Deposit Accounts and Accounts. The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, commingle their respective Deposit Accounts or Accounts (as such terms are defined in Article 9 of the UCC) with the Deposit Accounts or Accounts of any of its Unrestricted Persons.
     7.12 Financial Covenants.
     (a) Leverage Ratio of the Borrower. (i) On each Quarterly Testing Date using the Consolidated Funded Debt of the Borrower outstanding on such day and using Consolidated EBITDA of the Borrower for the four Fiscal Quarter period ending on such day, (ii) on the date of each acquisition or dispositions of limited partnership units of an MLP or of any Specified Acquisition using the Consolidated Funded Debt of the Borrower that will be outstanding after giving effect to such acquisition or disposition and using Consolidated EBITDA of the Borrower for the four Fiscal Quarter period most recently ending prior to such acquisition or disposition for which financial statements contemplated by Section 6.02(b) are available to the Borrower (and giving pro forma effect to such specified acquisition or disposition as provided in the definition of Consolidated EBITDA of the Borrower), and (iii) on each date on which the Borrower makes a distribution permitted under Section 7.05, after giving effect thereto and using Consolidated EBITDA of the Borrower for the four Fiscal Quarter period most recently ending prior to such date for which financial statements contemplated by Section 6.02(b) are available to the Borrower, the Leverage Ratio of the Borrower will not exceed (A) 4.50 to 1.00 at any time other than during a Specified Acquisition Period and (B) 5.00 to 1.00 during a Specified Acquisition Period.
     (b) Consolidated Leverage Ratio. (i) On each Quarterly Testing Date using the Consolidated Funded Debt of the Borrower plus Consolidated Funded Debt of ETP plus Consolidated Funded Debt of Regency, in each case outstanding on such day, and using Consolidated EBITDA of ETP and Consolidated EBITDA of Regency for the four Fiscal Quarter period ending on such day, (ii) on the date of each Specified Acquisition using the Consolidated Funded Debt of the Borrower that will be outstanding after giving effect to such Specified Acquisition plus Consolidated Funded Debt of ETP and Consolidated Funded Debt of Regency on such day and using Consolidated EBITDA of ETP and Consolidated EBITDA of Regency, in each case for the four Fiscal Quarter period most recently ending prior to such Specified Acquisition for which financial statements contemplated by Section 6.02(b) are available to the Borrower (and giving pro forma effect to such Specified Acquisition), and (iii) on each date on which the Borrower makes a distribution permitted under Section 7.05, after giving effect thereto and using Consolidated EBITDA of ETP and Consolidated EBITDA of Regency, in each case for the four Fiscal Quarter period most recently ending prior to such date for which financial statements contemplated by Section 6.02(b) are available to the Borrower, the ratio of (A) the sum of Consolidated Funded Debt of the Borrower plus Consolidated Funded Debt of ETP plus Consolidated Funded Debt of Regency, in each case outstanding on the specified date, to (B) the sum of Consolidated EBITDA of ETP plus Consolidated EBITDA of Regency, in each case for the specified period, will not exceed 5.50 to 1.00.
     (c) Interest Coverage Ratio. The ratio of (i) Consolidated EBITDA of the Borrower for each period of four consecutive Fiscal Quarters to (ii) Consolidated Fixed Charges for such period will never be less than 3.00 to 1.0 at any time.
     (d) Value to Loan Ratio. The ratio as of any date of (i) Value on such date to (ii) the outstanding balance of the Loans on such date plus (A) prior to the New Revolving Credit Effective Date, LC Obligations plus the Hedging Termination Value of Lender Hedging Obligations on such date plus (B) on or after the New Revolving Credit Effective Date, the outstanding the outstanding principal amount of New Revolving Credit Indebtedness plus (C) on or after the Senior Notes Effective Date, the outstanding the outstanding principal amount of Senior Note Indebtedness on such date, will never be less than 2.00:1.00.
     7.13 Amendments or Waivers of Certain Agreements; Material Contracts. No Restricted Person shall agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any organizational document (other than a change in domicile to Delaware or as otherwise permitted hereunder) or any material agreement judgment, license or permit after the Closing Date that could reasonably be expected to have a Material Adverse Effect without in each case obtaining the prior written consent of Majority Lenders to such amendment, restatement, supplement or other modification or waiver.
     7.14 Sales and Lease-Backs. No Restricted Person shall, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Restricted Person (a) has sold or transferred or is to sell or to transfer to any other Person or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Restricted Person to any Person in connection with such lease.
     7.15 Fiscal Year. No Restricted Person shall change its Fiscal Year-end without giving 15 days prior written notice thereof to the Administrative Agent.
     7.16 Tax Status. No Restricted Person shall take any action that would result in a change in the tax pass-through status of any Restricted Person existing as of the Closing Date.
ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Each of the following events constitutes an Event of Default under this Agreement (each an “Event of Default”):

     (a) Any Restricted Person fails to pay the principal component of any Loan or any reimbursement obligation with respect to any Letter of Credit when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
     (b) Any Restricted Person fails to pay any Obligation (other than the Obligations in subsection (a) above), whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within five Business Days after the same becomes due;
     (c) Any event defined as a “default” or “event of default” in any Loan Document (other than this Agreement) occurs, and the same is not remedied within the applicable period of grace (if any) provided in such Loan Document;
     (d) Any Restricted Person fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.04 or Article VII;
     (e) Any Restricted Person fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after the earlier of (i) a Responsible Officer of the Borrower becomes aware of such failure or (ii) notice of such failure is given by the Administrative Agent to the Borrower;
     (f) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of any Restricted Person in connection with any Loan Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;
     (g) Any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.05 for any reason other than its release by Lenders or the Administrative Agent (as permitted under Section 9.10);
     (h) (i) The Borrower, any of its Subsidiaries or any Unrestricted Person (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Hedging Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $10,000,000 in respect of the Borrower or any of its Subsidiaries or of more than $50,000,000 in respect an MLP or any of its subsidiaries, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case, following any applicable cure period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Contract an Early Termination Date (as defined in such Hedging Contract) resulting from (A) any event of default under such Hedging Contract as to which the Borrower or any Subsidiary or any Unrestricted Person is the Defaulting Party (as defined in such Hedging Contract) or (B) any Termination Event (as defined in such Hedging Contract) under such Hedging Contract as to which the Borrower or any Subsidiary or any Unrestricted Person is an Affected Party (as so defined) and, in either event, the Hedging Termination Value owed by the Borrower or such Subsidiary or such Unrestricted Person to a single counterparty as a result thereof is greater than $10,000,000 in respect of the Borrower or any of its Subsidiaries or greater than $50,000,000 in respect an MLP or any of its subsidiaries, for such Hedging Contract and, in the case of a Termination Event under clause (ii)(B), any Hedging Termination Value payable by the Borrower, any of its Subsidiaries or an MLP or any of its subsidiaries is not paid when due;
     (i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $10,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $10,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
     (j) The Borrower, any of its Subsidiaries or any Unrestricted Person:
     (i) has entered against it a judgment, decree or order for relief by a Tribunal of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or
     (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or
     (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or
     (iv) has entered against it a final judgment for the payment of money in excess of more than $10,000,000 in respect of the Borrower or any of its Subsidiaries or of more than $50,000,000 in respect an MLP or any of its subsidiaries (in each case not covered by insurance or third party indemnification obligations satisfactory to the Administrative Agent), unless the same is discharged within sixty days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
     (v) suffers a writ or warrant of attachment or any similar process to be issued by any Tribunal against all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof or after any stay is vacated or set aside; or
     (k) Any Change of Control occurs; or
     (l) (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Administrative Agent shall not have or shall cease to have, or any Restricted Person shall assert in writing that the Administrative Agent shall not have or shall cease to have, a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Administrative Agent or any Secured Party to take any action within its control, or (iii) any Restricted Person shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, under any Loan Document to which it is a party; or
     (m) Except as permitted in the Applicable MLP Credit Agreement, an MLP shall, or shall permit any of its subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of its subsidiaries to (a) pay dividends or make any other distributions on any of such subsidiary’s Capital Stock owned by such MLP or any other subsidiary, (b) repay or prepay any Indebtedness owed by such subsidiary to such MLP or any subsidiary of such MLP, (c) make loans or advances to such MLP or any subsidiary of such MLP, or (d) transfer any of its property or assets to such MLP or any subsidiary of such MLP other than restrictions that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; provided, that (i) the foregoing shall not apply to customary restrictions or conditions imposed by law or to restrictions contained in the applicable MLP Limited Partnership Agreement, the Applicable

MLP Credit Agreement, any other applicable MLP Credit Document or to any such restrictive provisions which are no less favorable to the Lenders contained in any similar agreements to any such agreements, (ii) the foregoing shall not apply to any customary restrictions on distributions that become effective upon the occurrence of a default or event of default under any financing agreement to which such MLP or any subsidiary of such MLP is a party, so long as such restrictions are on terms no less favorable to the Lenders than similar restrictions under the Applicable MLP Credit Agreement, and (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of any subsidiary of such MLP pending such sale, provided such restrictions and conditions apply to the subsidiary of such MLP that is sold and such sale is permitted under the Applicable MLP Credit Agreement, except as otherwise approved by the General Partner; or
     (n) On or after the Senior Notes Effective Date, an “Event of Default” as defined in any agreement governing the Senior Note Indebtedness (including, for the avoidance of doubt, the agreements governing any Senior Note Refinancing Indebtedness) occurs, or any default or other event occurs following any applicable cure period, the effect of which default or other event is to cause, or to permit the holder or holders of any such Indebtedness or a trustee or agent on behalf of such holder or holders to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed in full (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or
     (o) On or after the New Revolving Credit Effective Date, an “Event of Default” as defined in any agreement governing the New Revolving Credit Indebtedness occurs, or any default or other event occurs following any applicable cure period, the effect of which default or other event is to cause, or to permit the New Revolving Credit Indebtedness lenders or a trustee or agent on behalf of such lenders to cause, with the giving of notice if required, all of the commitments of such lenders to be terminated and the New Revolving Credit Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed in full, prior to its stated maturity.
     8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, take any or all of the following actions:
     (a) declare the commitment of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
     (c) require that the Borrower Cash Collateralize the LC Obligations (in an amount equal to the then outstanding amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an Event of Default described in subsections (j)(i), (j)(ii) or (j)(iii) of Section 8.01, the obligation of each Lender to make Loans and any obligation of the LC Issuer to make LC Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the LC Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the LC Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the LC Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the LC Issuer (including fees and time charges for attorneys who may be employees of any Lender or the LC Issuer) and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Matured LC Obligations, other Obligations and Lender Hedging Obligations, ratably among the Lenders, any Affiliate of a Lender (in respect of Lender Hedging Obligations) and the LC Issuer in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of the remaining portion of the Lender Hedging Obligations and the remaining portion of the Obligations, whether constituting unpaid principal of the Loans and Matured LC Obligations or other amounts, and to the Administrative Agent for the account of the LC Issuer to Cash Collateralize that portion of LC Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, any Affiliate of a Lender (in respect of Lender Hedging Obligations) and the Administrative Agent for the account of the LC Issuer in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as LC Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders and the LC Issuer hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
     (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

     (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the LC Issuer.
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Cash Collateral held by the Administrative Agent on behalf of the Lenders or the LC Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Cash Collateral until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Wells Fargo Bank, National Association as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents, Documentation Agents, Managing Agents, or other Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Restricted Person, the Administrative Agent (irrespective of whether the principal of any Loan or LC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the LC Issuer and the Administrative Agent allowed in such judicial proceeding; and
     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the LC Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the LC Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the LC Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Guaranty and Collateral Matters. The Lenders and the LC Issuer irrevocably authorize the Administrative Agent to (i) release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder and (ii) to release any Collateral from the Collateral Documents if such Collateral is disposed of (other than to another Restricted Person) in compliance with this Agreement. Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty or to release any Collateral from the Collateral Documents, in either case pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Restricted Person therefrom, shall be effective unless in writing signed by the Majority Lenders and the Borrower or the applicable Restricted Person, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
     (a) waive any condition set forth in Section 4.02(a) or (b) without the written consent of each Lender;
     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Obligation, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Leverage Level that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or letter of credit fees at the Default Rate;

     (e) change Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
     (f) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
     (g) release all or substantially all of the Guarantors from the Guaranty or all or substantially all of the Collateral from the Collateral Documents, in each case without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the LC Issuer in addition to the Lenders required above, affect the rights or duties of the LC Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything in this Section to the contrary, on and after the New Revolving Credit Effective Date, the Lenders hereby consent to each subsequent amendment to this Agreement pursuant to clause (h)(i) of Section 7.01 of this Agreement, without the requirement of any further consent of Majority Lenders.
     10.02 Notices; Effectiveness; Electronic Communication.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
     (i) if to the Borrower, the Administrative Agent, the Swingline Lender or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Restricted Persons, the Administrative Agent, the LC Issuer, and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
     (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent and the LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the LC Issuer.
     (e) Reliance by Administrative Agent, LC Issuer and Lenders. The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the

Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender, the LC Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
     (a) Costs and Expenses The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Restricted Person arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, (iv) any civil penalty or fine assessed by the U. S. Department of the Treasury’s Office of Foreign Assets Control against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by the Administrative Agent or any Lender as a result of the funding of Loans, the issuance of Letters of Credit, the acceptance of payments under the Loan Documents, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Restricted Person, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Restricted Person against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Restricted Person has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     (c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer, the Swingline Lender, or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer, the Swingline Lender, or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Swingline Lender, or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Swingline Lender, or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
     (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
     (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the LC Issuer or any Lender, or the Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations) at the time owing to it); provided that, except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of Revolving Credit Commitments, and not less than $1,000,000, in the case of Term Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
     (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
     (ii) any assignment of a Commitment must be approved by the Administrative Agent and the LC Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this

Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the LC Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.
     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as LC Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo Bank, National Association assigns all of its Commitment and Loans pursuant to subsection (b) above, Wells Fargo Bank, National Association may, upon 30 days’ notice to the Borrower and the Lenders, resign as LC Issuer. In the event of any such resignation as LC Issuer, the Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Wells Fargo Bank, National Association as LC Issuer. If Wells Fargo Bank, National Association resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Matured LC Obligations pursuant to Section 2.09).
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, trustees, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or its Affiliates or to any such regulatory authority in accordance with such Lender’s regulatory compliance policy, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the LC Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the LC Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the LC Issuer, irrespective of whether or not such Lender or the LC Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the LC Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the LC Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the LC Issuer or their respective Affiliates may have. Each Lender and the LC Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender defaults in its obligation to fund Loans or participations hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

     (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Letter of Credit participations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     10.14 Governing Law; Jurisdiction; Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE LC ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

     (c) WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower will comply with reasonable requests of any Lender for such information.
     10.17 Time of the Essence. Time is of the essence of the Loan Documents.
     10.18 No Recourse. The parties hereto hereby acknowledge and agree that neither the General Partner nor any director, officer, employee, limited partner or shareholder of the Borrower or the General Partner shall have any personal liability in respect of the obligations of the Borrower and the Guarantors under this Agreement and the other Loan Documents by reason of his, her or its status.
     10.19 Amendment and Restatement. Effective on the Closing Date (i) this Agreement amends and restates (and does not release or novate) the Existing Credit Agreement, and the indebtedness, obligations and commitments under the Existing Credit Agreement are continued under and shall be governed by this Agreement, and (ii) all Liens and Guarantees securing or benefiting the indebtedness, obligations and commitments under the Existing Credit Agreement shall continue and shall secure and benefit the Loans and other obligations and liabilities of the Borrower under this Agreement. Except exhibits and schedules attached hereto, references herein to (i) exhibits hereto shall mean the corresponding exhibits in the form attached to the Existing Credit Agreement with such changes to the exhibits as may be specified by the Administrative Agent with reference to this Agreement and (ii) schedules hereto shall mean the corresponding schedules in the form attached to the Existing Credit Agreement.
     10.20 Intercreditor Agreement. On and after the New Revolving Credit Effective Date:
     (a) EACH LENDER (i) CONSENTS TO THE TERMS OF THE INTERCREDITOR AGREEMENT AND AGREES TO BE BOUND THEREBY, AND (ii) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO (A) ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND (B) TAKE ALL ACTIONS AND EXECUTE ALL DOCUMENTS REQUIRED OR DEEMED ADVISABLE BY THE ADMINISTRATIVE AGENT IN CONNECTION THEREWITH. THE TERMS OF THE INTERCREDITOR AGREEMENT SHALL BE BINDING ON EACH LENDER, AND ITS SUCCESSORS AND ASSIGNS.
     (b) Each Lender authorized and instruct the Administrative Agent to deliver possession to the Controlling Agent of all Collateral of the type which is subject to perfected by possession under the UCC. The terms of the Intercreditor Agreement shall be binding on all Lenders, and their successors and assigns. The Lenders hereby authorize the Administrative Agent to (i) enter into such amendments to and restatements of the Collateral Documents, and enter into other documents or instruments, as may be required by or deemed acceptable to the Administrative Agent to effectuate the pari passu status of the Liens securing the Obligations, the Liens securing the New Revolving Credit Indebtedness and the Liens securing the Senior Note Indebtedness, and (iii) subject to Section 10.01 of the Credit Agreement, the Lenders authorize the Administrative Agent to direct the Controlling Agent to take action (or refrain from taking action) under the Collateral Documents and to instruct the Controlling Agent to take (or refrain from taking) any and all actions that the Administrative Agent is authorized to take pursuant to the Credit Agreement with respect to Collateral and matters incidental thereto. From and after the execution of the Intercreditor Agreement by the parties thereto, all obligations and responsibilities of the Administrative Agent in respect to the Collateral and in respect to Collateral Documents will be undertaken by the Controlling Agent pursuant to the terms of the Intercreditor Agreement and the Collateral Documents, and the Administrative Agent is hereby released and relieved of such obligations and responsibilities

     (c) Subject to Section 10.01 of the Credit Agreement, the Lenders authorize the Administrative Agent to direct the Controlling Agent to take action (or refrain from taking action) under the Collateral Documents and to instruct the Controlling Agent to take (or refrain from taking) any and all actions that the Administrative Agent is authorized to take pursuant to the Credit Agreement with respect to Collateral and matters incidental thereto, in each case to the extent provided for under the Intercreditor Agreement.
[The remainder of this page is intentionally left blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.
By:	LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer

Signature Page to Second Amended and Restated Credit Agreement —
Energy Transfer Equity, L.P.

S-1

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, LC Issuer, Swingline Lender, and a Lender
By:	/s/ S. Lane Genatowski
	Name:	S. Lane Genatowski
	Title:	Managing Director

Signature Page to Second Amended and Restated Credit Agreement —
Energy Transfer Equity, L.P.

S-2

Summary of Amendment No. 3 to ETE Partnership Agreement
Basic Terms of Series A Convertible Preferred Units
     1. Designation. New class of Units,1 designated the “Series A Convertible Preferred Units.”
     2. Size of Class. 3,000,000 Series A Preferred Units in Class
     3. Maturity. Fourth anniversary of date of issuance (the “Maturity Date”).
     4. Liquidation Preference. In the event of a liquidation or winding up of the Partnership, holders of the Series A Preferred Units will receive, prior and in preference to holders of Common Units, $100 per Series A Preferred Unit plus all accrued but unpaid distributions on such Unit (the “Liquidation Amount”).
     5. Distribution Preference. The Series A Preferred Units accrue a distribution, payable in cash, of $2.00 per quarter, payable quarterly on or before the 50th day of each calendar quarter commencing on [          ], 2010.
     6. Voting Rights. Holders of Series A Preferred Units have no voting rights other than as follows:
A.	Approval of holders of a majority of Series A Preferred Units is required to increase the size of the class of the Series A Preferred Units or issue additional Series A Preferred Units.

B.	Approval of holders of a majority of Series A Preferred Units is required to amend the Partnership Agreement (i) in any manner that alters or changes the rights, preferences or privileges of the Series A Preferred Units or (ii) otherwise adversely affects the Series A Preferred Units in any material respect, including creating (by reclassification or otherwise) any shares of Senior Securities (or amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities a class of Senior Securities).[2]
Mandatory Conversion
     7. Conversion Consideration. On the Maturity Date, all outstanding Series A Preferred Units will convert into the right to receive, at the election of the Partnership:

[1]	Capitalized terms used but not defined herein have the meaning ascribed to such terms in the ETE Partnership Agreement.

[2]	The Partnership may, however, without the consent or approval of the holders of the Series A Preferred Units (a) create (by reclassification or otherwise) and issue Junior Securities and Parity Securities (including by amending the provisions of any existing class of Partnership Securities to make such class of Partnership Securities) in an unlimited amount and (b) subject to the voting rights explicitly provided in 6.C, dissolve the Partnership or merge or consolidate the Partnership with any other entity.

A.	a number of Common Units (priced at a trailing 10-day VWAP as of the Maturity Date)[3] equal in value to the Liquidation Amount plus the lesser of (i) 25% of the Trading Price Accretion Percentage[4] multiplied by $100 and (ii) $10; or

B.	(i) a number of Common Units (priced at a trailing 10-day VWAP as of the Maturity Date) equal in value to 50% of the Liquidation Amount plus the lesser of (1) 25% of the Trading Price Accretion Percentage multiplied by $100 and (2) $10 and (ii) cash equal to 50% of the Liquidation Amount.
Optional Redemption
     8. Optional Redemption Trigger. The Partnership may redeem all, but not less than all, of the outstanding Series A Preferred Units at any time after the third anniversary of the date of issuance.
     9. Redemption Consideration. If the Partnership elects to redeem the Series A Preferred Units, such Units will convert into the right to receive cash equal to the Liquidation Amount plus a number of Common Units (priced at a trailing 10-day VWAP as of the Redemption Date) equal in value to the greater of (i) 25% of the Trading Price Accretion Percentage multiplied by $100 and (ii) $10.
Extraordinary Transactions
     10. Fundamental Change. If General Electric Capital Corporation (“GE”)5 still owns 50% of the outstanding Series A Preferred Units upon the occurrence of a “Fundamental Change,” then GE will have certain rights to force the Partnership to redeem or convert the outstanding Series A Preferred Units.
A.	A “Fundamental Change” is defined as (i) any merger or consolidation of the Partnership with another entity, (ii) a sale of all or substantially all of the assets of the Partnership, (iii) any dissolution or liquidation of the Partnership, (iv) any other transaction pursuant to which the General Partner or any Affiliate of the General Partner exercises its rights to purchase all of the Outstanding Common Units of the Partnership pursuant to the Partnership Agreement, (v) the sale or transfer, directly or indirectly, of the general partner interest of Energy Transfer Partners, L.P. (“ETP”) by the Partnership (excluding any such sale or transfer to a direct or indirect wholly-owned Affiliate of the Partnership), (vi) the failure of the Partnership to continue to maintain, directly or through wholly-owned Affiliates, ownership of at least 25 million common units of ETP or (vii) the declaration nof a distribution by ETP to its unitholders that constitutes a distribution from Capital Surplus as opposed to Operating Surplus.

[3]	Note: There is not a collar on the number of Common Units issuable upon conversion.

[4]	Represents the percentage increase of the trading price of Partnership Common Units from the date of issuance of the Series A Preferred Units until maturity, using trailing 10-Day VWAPs.

[5]	For ease of reading, “GE” is used to describe GE, any affiliate of GE, or GE and its affiliates, collectively, throughout this summary.

B.	Upon the occurrence of any of the events specified in subsections (i), (ii), (iii) or (iv) of the definition of Fundamental Change:
•	GE may require the Partnership to redeem all of the Series A Preferred Units for cash in an amount equal to the optional redemption consideration described in Section 9 above; or

•	If GE does not force the redemption, then all of the Series A Preferred Units will be converted into either:
•	If Common Units remain outstanding and freely-tradable upon the Fundamental Change, a number of Common Units equal to the conversion consideration described in Section 7;

•	Or, if Common Units do not remain outstanding and freely-tradable, the consideration received by a hypothetical holder of the number of Common Units a holder of a Series A Preferred Unit would have received if Common Units had remained outstanding and freely tradable upon consummation of the Fundamental Change.
C.	Upon the occurrence of any of the events specified in subsections (v), (vi) or (vii) of the definition of Fundamental Change, the Investor may either allow the Series A Preferred Units to remain outstanding or may elect to force the Partnership to either (at the Partnership’s election):
•	convert each of the Series A Preferred Units into a number of Common Units equal in value to the Liquidation Amount (priced at a trailing 10-day VWAP as of the date of consummation of the Fundamental Change); or

•	redeem each of the Series A Preferred Units for an amount in cash equal to the Liquidation Amount.
     11. Partnership Events. Prior to the Partnership entering into any recapitalization, reorganization, consolidation, merger, spin-off or other business combination in which the holders of Common Units are to receive securities, cash or other assets (other than a Fundamental Change in which the Series A Preferred Units are redeemed or converted) (a “Partnership Event”), the Partnership must make appropriate provisions to ensure that the holders of Series A Preferred Units receive in such Partnership Event a preferred security in the surviving entity with substantially equivalent provisions as the Series A Preferred Units.
     12. Public Equity Partnership Event. If in connection with a Partnership Event, the Common Units are converted in whole or in part into other Marketable Securities (“Survivor Securities”), then:
A.	Upon conversion of the Series A Preferred Units following the Partnership Event, the holders will receive Survivor Securities to the extent they would have been entitled to receive Common Units; and

B.	The amount of conversion or redemption consideration to be received by such holders will be adjusted to take into account the combined increases in the trading prices of (i) the Common Units (from the issuance date of the Series A Preferred Units until the date of consummation of the Partnership Event) and (ii) the Survivor Securities (following the Partnership Event consummation through the date of the redemption or conversion).[6]
     13. Cash Events. If in connection with the Partnership Event, the Common Units do not remain outstanding and are converted solely into cash or other assets or securities that are not Marketable Securities, then:
C.	The Series A Conversion Consideration shall be payable solely in cash;

D.	In the event of a redemption, the consideration payable per Series A Preferred Unit will be an amount equal to the Liquidation Amount plus the greater of (i) 25% of the Trading Price Accretion Percentage as of the date of consummation of the Partnership Event multiplied by $100.00 and (ii) $10.00; and

E.	In the event of a conversion, the consideration payable per Series A Preferred Unit will be an amount equal to the Liquidation Amount plus the lesser of (i) 25% of the Trading Price Accretion Percentage as of the date of consummation of the Partnership Event multiplied by $100.00 and (ii) $10.00.
Other Adjustments
     14. Adjustments for Distributions in Common Units, Stock Splits, Combinations. If the Partnership (a) makes a distribution on its Common Units in Common Units, (b) subdivides or splits its outstanding Common Units into a greater number of Common Units or (c) combines or reclassifies its Common Units into a smaller number of Common Units, (each of the events described in clauses (a) through (c), an “Adjustment Event”) then the following adjustments shall be made when calculating consideration to be received by holders of Series A Preferred Units upon redemption or conversion:
A.	For purposes of determining the Trading Price Accretion Percentage in the event of a conversion or redemption, the VWAP Price on the applicable measurement date will be adjusted to account for the change in the number of outstanding Common Units since the issuance date of the Series A Preferred Units.

[6]	This adjustment is achieved by modifying the definition of “Trading Price Accretion Percentage” to equal the Combined Accretion Multiple less 1.0, where “Combined Accretion Multiple” means an amount equal to the product of: (a) a fraction, (i) the numerator of which is the VWAP Price of the Common Units as of the Partnership Event Consummation Date and (ii) the denominator of which is the VWAP Price of the Common Units as of the Series A Issuance Date; multiplied by (b) a fraction, (i) the numerator of which is the VWAP Price of the Successor Securities as of such Series A Conversion Date or Series A Redemption Date and (ii) the denominator of which is the VWAP Price of the Successor Securities as of the eleventh Trading Day following the Partnership Event Consummation Date.

B.	For purposes of determining the Trading Price Accretion Percentage in the event of a conversion or redemption following a Partnership Event, the VWAP Price on the applicable measurement date will be adjusted to account for (i) the change in the number of outstanding Common Units between the issuance date of the Series A Preferred Units and the date the Partnership Event was consummated and (ii) the change in the number of outstanding Survivor Securities between the date the Partnership Event was consummated and the date of redemption or conversion.
     15. Adjustments for Special Distributions. If the Partnership makes a distribution on its Common Units in any property other than cash or Common Units (a “Special Distribution”), then the following adjustments shall be made when calculating consideration to be received by holders of Series A Preferred Units upon redemption or conversion:
A.	For purposes of determining the Trading Price Accretion Percentage in the event of a conversion or redemption, the VWAP Price on the applicable measurement date will be adjusted by adding the fair market value of the property distributed on a Common Unit in such Special Distribution.

B.	For purposes of determining the Trading Price Accretion Percentage in the event of a conversion or redemption following a Partnership Event, the VWAP Price of a Common Unit or Survivor Security, as applicable, on the applicable measurement date will be adjusted by adding (i) the fair market value of the property distributed on a Common Unit in such Special Distribution (if the Special Distribution is before the Partnership Event) or (ii) the fair market value of the property distributed on a Survivor Security in such Special Distribution (if the Special Distribution is after the Partnership Event), as applicable.

EXHIBIT H
INTERCREDITOR AGREEMENT
Dated as of
                     ___, 20___
Among
ENERGY TRANSFER EQUITY, L.P.,
THE SUBSIDIARIES PARTY HERETO AS GUARANTORS,
                    ,
as Revolving Credit Facility Collateral Agent,
                    ,
as Term Loan Facility Collateral Agent,
                    ,
as Notes Collateral Agent,
and
each additional Authorized Representative from time to time party hereto

          INTERCREDITOR AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) dated as of                      ___, 20___, among ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“ETE”), each Subsidiary of ETE listed on the signature pages hereto or which becomes a party hereto (each such Subsidiary, individually, a “Subsidiary Guarantor”, and collectively, the “Subsidiary Guarantors”),                     , as Authorized Representative and Senior Representative for the Revolving Credit Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Revolving Credit Facility Collateral Agent”),                     , as administrative agent for the Term Loan Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Term Loan Facility Collateral Agent”),                     , as Authorized Representative and Senior Representative for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), and each additional Senior Representative from time to time party hereto for the Additional Senior Secured Debt Parties of the Series with respect to which it is acting in such capacity.
          In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Revolving Credit Facility Collateral Agent (for itself and on behalf of the Revolving Credit Senior Secured Parties), the Term Loan Facility Collateral Agent (for itself and on behalf of the Term Loan Senior Secured Parties), the Notes Collateral Agent (for itself and on behalf of the Notes Secured Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Secured Debt Parties of the applicable Series) agree as follows:
ARTICLE I
Definitions
          SECTION 1.01 Construction; Certain Defined Terms.
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement and (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) It is the intention of the Senior Secured Parties that:
          (1) the Senior Secured Parties bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Obligations are unenforceable under applicable law or are subordinated to any other obligations, (y) any of the Senior Obligations do not have an enforceable security interest in any of the Collateral securing any of the Senior Obligations, including, pursuant to any preference or fraudulent conveyance or transfer action and/or (z) any intervening security interest exists securing any other obligations on a basis ranking prior to the security interest of any Series but junior to the security interest of any other Series or (ii) the existence of any Collateral for any of the Senior Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any of the Senior Obligations, an “Impairment” of such Series).
          (2) In the event of any Impairment with respect to any Series of the Senior Obligations, the results of the Impairment shall be borne solely by the holders of that Series, and the rights of the holders of each Series (including, without limitation, the right to receive distributions pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of the Impairment are borne solely by the holders of the Series subject to the Impairment. Additionally, in the event that any Senior Obligations are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to the Senior Obligations or the Senior Debt Documents shall refer to those obligations or those documents as so modified.
          (c) As used in this Agreement, the following terms have the meanings specified below:
          “Additional Senior Secured Debt” means any Indebtedness of ETE or any Subsidiary Guarantor (other than Indebtedness constituting Senior Loan Obligations) secured by a Lien on the Collateral on a pari passu basis with the Senior Loan Obligations (but without regard to control of remedies) and permitted to be incurred, secured and guaranteed on such basis by the Senior Debt Documents.
          “Additional Senior Secured Debt Documents” means, with respect to any series, issue or class of Additional Senior Secured Debt, the promissory notes, indentures, collateral documents or other operative agreements evidencing or governing such Indebtedness, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Additional Senior Secured Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Secured Debt, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Additional Senior Secured Debt Obligations” means, with respect to any series, issue or class of Additional Senior Secured Debt, (i) all principal of and interest (including,

2

without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Obligor, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Secured Debt, (ii) all other amounts payable to the related Additional Senior Secured Debt Parties under the related Additional Senior Secured Debt Documents, and (iii) any renewals, extensions or refinancings of the foregoing.
          “Additional Senior Secured Debt Parties” means, with respect to any series, issue or class of Additional Senior Secured Debt, the holders of such Indebtedness from time to time, any trustee or agent therefor under any related Additional Senior Secured Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Obligor under any related Additional Senior Secured Debt Documents, but shall not include the Obligors or any controlled Affiliates thereof (unless such Obligor or controlled Affiliate is a holder of such Indebtedness, a trustee or agent therefor or a beneficiary of such an indemnification obligation named as such in an Additional Senior Secured Debt Document).
          “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under direct or indirect common control with” have correlative meanings.
          “Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Applicable Collateral Documents” shall have the meaning assigned to such term in Section 4.03(a).
          “Authorized Representative” means (i) in the case of any Revolving Credit Agreement Obligations or the Revolving Credit Senior Secured Parties, the Revolving Credit Facility Collateral Agent, (ii) in the case of any Term Loan Agreement Obligations or the Term Loan Senior Secured Parties, the Term Loan Facility Collateral Agent, (iii) in the case of the Notes or the holders of the Notes, the Notes Collateral Agent and (iv) in the case of any Series of Additional Senior Secured Debt Obligations or Additional Senior Secured Debt Parties that become subject to this Agreement after the date hereof, the Senior Representative named for such Series in the applicable Joinder Agreement, in the case of each of clauses (i), (ii), (iii) and (iv) hereof only so long as such Senior Obligations are secured by a Lien on the Collateral under the Collateral Documents.
          “Bank Collateral Documents” means, collectively, the Term Loan Facility Collateral Documents and the Revolving Credit Facility Collateral Documents.
          “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
          “Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

3

          “Board of Directors” means:
          (i) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;
          (ii) with respect to a partnership, the Board of Directors of the general partner of the partnership;
          (iii) with respect to a limited liability company, the managing member or members or any controlling committee of managers or members thereof or any board or committee serving a similar management function; and
          (iv) with respect to any other Person, the individual, board or committee of such Person serving a management function similar to those described in clauses (i), (ii) and (iii) of this definition.
          “Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.
          “Capital Stock” means:
          (i) in the case of a corporation, corporate stock;
          (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
          (iii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, regardless of whether such debt securities include any right of participation with Capital Stock.
          “Collateral” means any assets or property upon which there are any Liens securing Senior Loan Obligations or Additional Senior Secured Debt Obligations (other than (i) all cash and cash equivalents posted as collateral to reduce the outstanding amount of letter of credit obligations or as the result of a lender defaulting on its obligations under any Credit Facility held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent to secure only letter of credit obligations under the Credit Facilities or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements).
          “Collateral Documents” means, collectively, the Notes Collateral Documents, the Bank Collateral Documents and each of the security agreements and other instruments executed and delivered by any Obligor pursuant to either of the Credit Agreements, the indenture or any Additional Senior Secured Debt Facility for purposes of providing collateral security for any Senior Obligation (including, in each case, any schedules, exhibits or annexes

4

thereto), as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Collateral Release Event” shall have the meaning assigned to such term in Section 5.16(b).
          “Collateral Release Event Notice” shall have the meaning assigned to such term in Section 5.16(b).
          “Comparable Collateral Documents” shall have the meaning assigned to such term in Section 2.04(c).
          “Controlling Agent” means, with respect to any Shared Collateral, (i) until the Revolving Credit Obligation Payment Date, the Revolving Credit Facility Collateral Agent and (ii) from and after the Revolving Credit Obligation Payment Date, the Major Senior Representative.
          “Controlling Secured Parties” means, with respect to any Shared Collateral, the Senior Secured Parties whose Senior Representative is the Controlling Agent for such Shared Collateral.
          “Credit Agreements” means, collectively, the Term Loan Agreement and the Revolving Credit Agreement.
          “Credit Facilities” means one or more debt facilities of ETE or any Restricted Subsidiary (which may be outstanding at the same time and including, without limitation, the Credit Agreements) with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as such agreements may be amended, refinanced or otherwise restructured, in whole or in part from time to time (including increasing the amount of available borrowings thereunder or adding Subsidiaries of ETE as additional borrowers or guarantors thereunder) with respect to all or any portion of the Indebtedness under such agreement or agreements, any successor or replacement agreement or agreements or any indenture or successor or replacement indenture and whether by the same or any other agent, lender, group of lenders or investors.
          “Default” means a “Default” as defined in either of the Credit Agreements, the Indenture or any Additional Senior Secured Debt Facility, including any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default under either of the Credit Agreements, the Indenture or such Additional Senior Secured Debt Facility.
          “DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).
          “DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

5

          “DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).
          “ETE” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “ETP” means Energy Transfer Partners, L.P., a Delaware limited partnership.
          “Event of Default” means an “Event of Default” as defined in either of the Credit Agreements, the Indenture or any Additional Senior Secured Debt Facility.
          “Existing Controlling Agent” shall have the meaning assigned to such term in Section 2.09(d).
          “Existing Debt Representatives” shall have the meaning assigned to such term in Section 4.01(b).
          “GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis and set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Hedging Contract” means (i) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (ii) any option, futures or forward contract traded on an exchange, and (iii) any other derivative agreement or other similar agreement or arrangement.
          “Hedging Obligations” of any Person means the obligations of such Person under any Hedging Contract.
          “Impairment” shall have the meaning assigned to such term in Section 1.01(b)(1).
          “Indebtedness” means, with respect to any Person, any obligation created or assumed by such Person for the repayment of borrowed money or any guarantee thereof.
          “Indemnities” shall have the meaning assigned to such term in Section 5.15.

6

          “Indenture” means that certain Indenture dated as of                      ___, 20___, among ETE, the Subsidiary Guarantors identified therein and                     , as trustee and collateral agent.
          “Insolvency or Liquidation Proceeding” means:
          (i) any case commenced by or against ETE or any Restricted Subsidiary under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of ETE or any Restricted Subsidiary, any receivership or assignment for the benefit of creditors relating to ETE or any Restricted Subsidiary or any similar case or proceeding relative to ETE or any Restricted Subsidiary or its creditors, as such, in each case whether or not voluntary; or
          (ii) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to ETE or any Restricted Subsidiary, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency, except for any liquidation or dissolution permitted under each of the Senior Debt Documents.
          “Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(a).
          “Joinder Agreement” means the documents required to be delivered by a Senior Representative to the parties to the Agreement in order to establish a Series of Additional Senior Secured Debt and Additional Senior Secured Debt Parties.
          “Lien” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, hypothecation, charge, security interest or similar encumbrance in, on or of such asset, regardless of whether filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.
          “Loans” means the loans made by the Senior Lenders to ETE pursuant to either of the Credit Agreements.
          “Major Senior Representative” means (i) until the Term Debt Lien Release Date, the Senior Representative in respect of the Term Loan Facility and (ii) from and after the Term Debt Lien Release Date, the Notes Collateral Agent if the aggregate amount of Note Obligations secured by a Lien on the Collateral is greater than the aggregate amount of Obligations in respect of each individual Series of Additional Senior Secured Debt, and otherwise, the Senior Representative in respect of the series of Additional Senior Secured Debt under which the largest principal amount of Obligations secured by a Lien on the Collateral are then outstanding.
          “Non-Controlling Secured Parties” means, with respect to any Shared Collateral, (i) until the Revolving Credit Obligation Payment Date, the Senior Notes Parties and the Additional Senior Secured Debt Parties and (ii) from and after the Revolving Credit Obligation

7

Payment Date, the Senior Notes Parties or the Additional Senior Secured Debt Parties not represented by the Major Senior Representative.
          “Non-Loan Parties” means all Senior Secured Parties other than the Senior Loan Parties.
          “Non-Recourse Indebtedness” means Indebtedness (i) as to which neither ETE nor any of its Restricted Subsidiaries is directly or indirectly liable (as a guarantor or otherwise), or constitutes the lender, and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against any Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ETE or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.
          “Note Documents” means the Indenture, the Notes issued thereunder and the Notes Collateral Documents.
          “Note Obligations” means all Obligations of ETE and the Subsidiary Guarantors under the Note Documents.
          “Notes” means the notes issued under the Indenture and any additional notes issued under the Indenture in accordance with the terms of the Indenture.
          “Notes Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Notes Collateral Documents” means the Notes Security Agreement, this Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Notes Collateral Agent a valid, perfected Lien in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
          “Notes Secured Parties” means the Trustee, the holders of any Note Obligations and the Notes Collateral Agent.
          “Notes Security Agreement” means that certain Security Agreement, dated as of                      ___, 20___, among ETE and the Subsidiary Guarantors party thereto and the Notes Collateral Agent for the benefit of the Notes Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
          “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.
          “Obligors” means ETE, each Subsidiary Guarantor, if any, and any other Person who is liable for any of the Senior Obligations.

8

          “Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.
          “Possessory Collateral” means (i) any Shared Collateral in the possession of the Controlling Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction, (ii) any rights to receive payments under any insurance policy that constitute Shared Collateral and with respect to which the Controlling Agent (or any of its agents) is named as a loss payee and/or (iii) any other Shared Collateral (such as motor vehicles) with respect to which a secured party must be listed on a certificate of title in order to perfect a Lien thereon.
          “Principal Property” means (i) any real property, manufacturing plant, terminal, warehouse, office building or other physical facility, and any fixtures, furniture, equipment or other depreciable assets owned or leased by ETE or any Restricted Subsidiary and (ii) any Capital Stock or Indebtedness of ETP or any other Subsidiary of ETE or any other property or right, in each case, owned by or granted to ETE or any Restricted Subsidiary and used or held for use in any of the principal businesses conducted by ETE or any Restricted Subsidiaries; provided, however, that “Principal Property” shall not include any property or right that, in the opinion of the Board of Directors of ETE as set forth in a board resolution adopted in good faith, is immaterial to the total business conducted by ETE and the Restricted Subsidiaries considered as one enterprise.
          “Proceeds” shall have the meaning assigned to such term in Section 2.01(a).
          “Project Finance Subsidiary” means any special purpose Subsidiary of ETE that (i) ETE designates as a “Project Finance Subsidiary” by written notice to the Trustee and is formed to facilitate the financing of the assets or activities of such Subsidiary, (ii) has no Indebtedness other than Non-Recourse Indebtedness, (iii) is a Person with respect to which neither ETE nor any of its Restricted Subsidiaries has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, and (iv) has not guaranteed or otherwise directly provided credit support for any Indebtedness of ETE or any of its Restricted Subsidiaries.
          “Reduction” means, when applied to any Credit Facility, (i) the permanent repayment of outstanding loans under such Credit Facility, (ii) the permanent reduction of outstanding lending commitments under such Credit Facility or (iii) the permanent cash collateralization of outstanding letters of credit under such Credit Facility (together with the termination of any lending commitments utilized by such letters of credit).
          “Reduction Event” means any Asset Sale or Casualty Event.
          “Refinance” means, with respect to any issuance of indebtedness, to replace, renew, extend, refinance, repay, refund, repurchase, redeem, defease or retire, or to issue

9

Indebtedness in exchange or as a replacement therefor, including any successive Refinancing. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, managers, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.
          “Restricted Subsidiary” means any Subsidiary of ETE (other than Project Finance Subsidiaries and ETP and its Subsidiaries) that owns or leases, directly or indirectly through ownership in another Subsidiary, any Principal Property.
          “Revolving Credit Acceleration Event” means an event under clause (iii), (iv) or (v) of the definition of Senior Loan Acceleration Event.
          “Revolving Credit Agreement” means the Credit Agreement dated as of                      ___, 20___, among ETE, [                    ], as administrative agent, and the lenders party thereto, as amended or refinanced from time to time (including with the same or different lenders) that are secured by the Collateral on the same priority basis as provided pursuant to the Revolving Credit Agreement in effect prior to such refinancing.
          “Revolving Credit Agreement Obligations” means all Obligations of the Obligors under the Revolving Credit Agreement, including (i) (1) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Revolving Credit Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (y) each payment required to be made by ETE and the Subsidiary Guarantors under the Revolving Credit Facility in respect of any letter of credit issued under the Revolving Credit Agreement, when and as due, including payments in respect of reimbursement obligations, interest thereon and obligations to provide cash collateral and (z) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Revolving Credit Agreement, and (2) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and the Subsidiary Guarantors or pursuant to the Revolving Credit Agreement and (ii) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Revolving Credit Agreement.
          “Revolving Credit Facility” means any revolving credit facility provided pursuant to a Revolving Credit Agreement.

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          “Revolving Credit Facility Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Revolving Credit Facility Collateral Documents” means, the Revolving Credit Security Agreement, this Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Revolving Credit Facility Collateral Agent a valid, perfected Lien in the Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
          “Revolving Credit Obligation Payment Date” means the date on which (i) the Revolving Credit Agreement Obligations have been paid in full, (ii) all lending commitments under the Revolving Credit Agreement have been terminated and (iii) there are no outstanding letters of credit issued under the Revolving Credit Agreement other than such as have been fully cash collateralized under documents and arrangements satisfactory to the issuer of such letters of credit.
          “Revolving Credit Security Agreement” means the pledge and security agreement, dated as of                      ___, 20___, among ETE and the Subsidiary Guarantors party thereto and the Revolving Credit Facility Collateral Agent for the benefit of the Revolving Credit Senior Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
          “Revolving Credit Senior Secured Parties” means, collectively, (i) the administrative agent, each other agent, the lenders and the issuing bank, in each case, under the Revolving Credit Agreement, (ii) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Revolving Credit Agreement or an Affiliate of an agent or a lender under the Revolving Credit Agreement, and (iii) the successors and permitted assigns of each of the foregoing.
          “SEC” means the United States Securities and Exchange Commission and any successor agency thereto.
          “Security Agreement” means (i) with respect to the Term Loan Agreement Obligations, the Term Loan Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to a Term Loan Facility, (ii) with respect to the Revolving Credit Agreement Obligations, the Revolving Credit Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to a Revolving Credit Facility, (iii) with respect to the Note Obligations, the Notes Security Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to the Notes, and (iv) with respect to any other Additional Senior Secured Debt, the security agreement, by and among ETE, the Subsidiary Guarantors party thereto and the Senior Representative in respect of such Additional Senior Secured Debt and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor with respect to such Additional Senior Secured Debt, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.

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          “Senior Class Debt” shall have the meaning assigned to such term in Section 5.12.
          “Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.12.
          “Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.12.
          “Senior Debt Documents” means (i) the Credit Agreements and the Bank Collateral Documents, (ii) the Note Documents and (iii) any other Additional Senior Secured Debt Documents.
          “Senior Lender” means a “Lender” as defined in either of the Credit Agreements.
          “Senior Loan Acceleration Event” means (i) the failure by ETE to pay in full all Term Loan Agreement Obligations on the final maturity date of the Term Loan Agreement Obligations; (ii) the outstanding principal balance of the Term Loan Agreement Obligations shall become due prior to such final maturity date as a result of an Event of Default; (iii) the failure by ETE to pay in full all Revolving Credit Agreement Obligations on the final maturity date of the Revolving Credit Agreement Obligations; (iv) the outstanding principal balance of the Revolving Credit Agreement Obligations shall become due prior to such final maturity date as a result of an Event of Default; or (v) any of ETE or the Subsidiary Guarantors (A) suffers the entry against it of a judgment, decree or order of relief by a court of competent jurisdiction in an Insolvency or Liquidation Proceeding, or has any Insolvency or Liquidation Proceeding commenced against it which remains undismissed for a period of sixty days; or (B) commences a voluntary Insolvency or Liquidation Proceeding; or applies for or consents to the entry of an order for relief in an involuntary Insolvency or Liquidation Proceeding; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing.
          “Senior Loan Obligations” means, collectively, (i) all Term Loan Agreement Obligations and (ii) all Revolving Credit Agreement Obligations.
          “Senior Loan Parties” means, collectively, (i) the administrative agent, the collateral agent, each other agent, the lenders and the issuing bank, in each case, under any of the Credit Agreements, (ii) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under any of the Credit Agreements or an Affiliate of an agent or a lender under any of the Credit Agreements, and (iii) the successors and permitted assigns of each of the foregoing.
          “Senior Notes Parties” means, collectively, (i) the Trustee, the Notes Collateral Agent, each other agent, the Holders of the Notes, in each case, under the Indenture, and (ii) any other Secured Party (as defined in any Notes Security Document), and the successors and permitted assigns of each of the foregoing.
          “Senior Obligations” means the Senior Loan Obligations, the Note Obligations and any Additional Senior Secured Debt Obligations.

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          “Senior Representative” means (i) in respect of a Credit Facility, the trustee, administrative agent, collateral agent, security agent or similar agent under such Credit Facility or each of their successors in such capacity, as the case may be, which Person shall also be the Authorized Representative for such Credit Facility and (ii) in respect of the Indenture, the Notes Collateral Agent.
          “Senior Secured Parties” means, the Senior Loan Parties and, unless the Collateral Release Event has occurred, the Notes Secured Parties.
          “Series” means (i) the Term Loan Agreement Obligations, (ii) the Revolving Credit Agreement Obligations, (iii) the Note Obligations and (iv) the Additional Senior Secured Debt Obligations incurred pursuant to any Additional Senior Secured Debt Facility, which, pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional Senior Secured Debt Obligations).
          “Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of Senior Obligations (or their respective Authorized Representatives) hold a valid and perfected Lien at such time. If more than two Series of Senior Obligations are outstanding at any time and the holders of fewer than all Series of Senior Obligations hold a valid and perfected Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of Senior Obligations the holders of which hold a valid and perfected Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series of Senior Obligations the holders of which do not have a valid and perfected Lien in such Collateral at such time. Notwithstanding the foregoing, (i) all cash and cash equivalents posted as collateral to reduce the outstanding amount of letter of credit obligations or as the result of a lender defaulting on its obligations under any Credit Facility held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent to secure only letter of credit obligations under the Credit Facilities or (ii) proceeds of an event requiring a mandatory prepayment under any of the Credit Agreements will not constitute “Shared Collateral.”
          “Subsidiary” means, with respect to any Person:
          (i) any corporation, association or other business entity of which more than 50% of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
          (ii) any partnership (1) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (2) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

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          “Subsidiary Guarantor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
          “Successor Controlling Agent” shall have the meaning assigned to such term in Section 2.09(d).
          “Term Debt Lien Release Date” means the first date on which (i) all the Term Loan Agreement Obligations have been paid or discharged in full and all lending commitments, if any, for future loans under every Term Loan Facility have been terminated or (ii) all Liens on Collateral securing any Term Loan Agreement Obligations have been released or terminated.
          “Term Loan Acceleration Event” means an event under clause (i), (ii) or (v) of the definition of Senior Loan Acceleration Event.
          “Term Loan Agreement” means the Amended and Restated Credit Agreement dated as of July 13, 2006, as amended, among ETE, Wachovia Bank, National Association, as administrative agent, and the lenders party thereto, governing the term loans provided by such lender to ETE, including any loan documents, notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder), and in each case as further amended or refinanced from time to time (including with the same or different lenders or investors).
          “Term Loan Agreement Obligations” means all Obligations of the Obligors under the Term Loan Agreement, including (i) (1) obligations of ETE and the Subsidiary Guarantors from time to time arising under or in respect of the due and punctual payment of (x) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the loans made under the Term Loan Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (y) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of ETE and the Subsidiary Guarantors under the Term Loan Agreement, and (2) the due and punctual performance of all covenants, agreements, obligations and liabilities of ETE and the Subsidiary Guarantors or pursuant to the Term Loan Agreement and (ii) the due and punctual payment and performance of all obligations of ETE and the Subsidiary Guarantors under each Hedging Contract entered into with any counterparty that is a Senior Loan Party pursuant to the Term Loan Agreement.
          “Term Loan Facility” means any term loan facility provided pursuant to a Term Loan Agreement.
          “Term Loan Facility Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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          “Term Loan Facility Collateral Documents” means, the Term Loan Security Agreement, this Agreement and each other security document or pledge agreement executed by ETE or any Subsidiary Guarantor and delivered in accordance with applicable local or foreign law to grant to the Term Loan Facility Collateral Agent a valid, perfected Lien in Collateral, in each case, as amended, restated, supplemented or otherwise modified from time to time.
          “Term Loan Security Agreement” means the pledge and security agreement, dated as of [_____] [___], 20[___], among ETE and the Subsidiary Guarantors party thereto and the Term Loan Facility Collateral Agent for the benefit of the Term Loan Senior Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
          “Term Loan Senior Secured Parties” means, collectively, (i) the administrative agent, each other agent, and the lenders, in each case, under the Term Loan Agreement, (ii) each counterparty to a Hedging Contract if at the date of entering into such Hedging Contract such Person was an agent or a lender under the Term Loan Agreement or an Affiliate of an agent or a lender under the Term Loan Agreement, and (iii) the successors and permitted assigns of each of the foregoing.
          “Trustee” means the trustee pursuant to the Indenture.
          “Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.
          “Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.
ARTICLE II
Priorities and Agreements with respect to Shared Collateral
          SECTION 2.01 Priority of Claims.
          (a) Anything contained herein or in any of the Senior Debt Documents to the contrary notwithstanding (but subject to Section 1.01(b) and Sections 2.01(c) and (d)), if (i) an Event of Default has occurred and is continuing and the Controlling Agent or any Senior Secured Party is taking action to enforce rights in respect of any Shared Collateral, or (ii) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of ETE, or (iii) any Restricted Subsidiary or any Senior Secured Party receives any payment with respect to any Shared Collateral or the proceeds of any sale, collection or other liquidation of any Shared Collateral by the Controlling Agent, or any other Senior Secured Party in connection with the enforcement of any right it may have in respect of the Shared Collateral (or received pursuant to any other intercreditor agreement), as applicable, then the proceeds of any such distribution or payment (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”) shall (subject, in the case of any such distribution or payment, to the final sentence of this Section 2.01(a)) be applied:

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(i)	FIRST, to those fees and expenses of, and reimbursements and indemnification owed to, the Controlling Agent under this Agreement and under the Senior Debt Documents that relate to the Collateral or the exercise of rights and remedies with respect thereto, as applicable, to which it is a party that are unpaid as of the applicable date of receipt of such proceeds, and to any Senior Secured Party that has theretofore advanced or paid any such fees and expenses of, and reimbursements and indemnification owed to, the Controlling Agent in an amount equal to the amount thereof so advanced or paid by such Senior Secured Party;

(ii)	SECOND, to those fees and expenses of, and reimbursements and indemnification owed to, the Authorized Representatives that do not relate to the Collateral or the exercise of rights and remedies with respect thereto (which would be the subject of clause (i) above), pro rata based on the amount of such fees, expenses, reimbursements and indemnification amounts;

(iii)	THIRD, subject to Section 1.01(b) and Sections 2.01(c) and (d), to the payment of the Senior Obligations (including, without limitation, obligations to cash collateralize letters of credit) then due and owing, pro rata based on the aggregate amount of any Senior Obligations then due and owing (after giving effect to any payments previously made under this Section) and secured to the extent such Senior Obligations are so secured; and

(iv)	FOURTH, to ETE or the Restricted Subsidiaries or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
     Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a Senior Secured Party) has a lien or security interest that is junior in priority to the security interest of any Senior Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Senior Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds that are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of the Senior Obligations with respect to which such third party lien or security interest exists.
          (b) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of Senior Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law, the Senior Debt Documents or any defect or deficiencies in the Liens securing the Senior Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b) and Sections 2.01(c) and (d)), the Liens securing each Series of Senior Obligations on any Shared Collateral shall be pari passu and of equal priority.

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          (c) Notwithstanding anything in this Agreement or the other Collateral Documents to the contrary, (i) any cash or cash equivalents that secure the Senior Loan Obligations or is otherwise held by the Senior Lenders, the administrative agent under the Credit Facilities or the Revolving Credit Facility Collateral Agent in order to cash collateralize letters of credit obligations under either of the Credit Facilities following an event of default under the Credit Facilities or (ii) any Proceeds of any event requiring Reduction under the Credit Facilities (including, without limitation, a Reduction Event or issuance of Capital Stock or Indebtedness) will, in each case, be applied in the manner specified in the Credit Facilities, and funds deposited for the discharge or defeasance of the Note Obligations or any Additional Senior Secured Debt Obligations permitted under the Senior Debt Documents will be applied in the manner specified in the Senior Debt Documents.
          (d) In the event that ETE or any of its Subsidiaries shall at any time, or from time to time, receive any net cash Proceeds of any Reduction Event, an amount equal to such net cash Proceeds shall, in accordance with, to the extent, and in the order required by the provisions of the Credit Facilities, be applied to the Reduction of the Credit Facilities. Net cash Proceeds of a Reduction Event in excess of those applied in accordance with the foregoing provisions of this paragraph shall, if required pursuant to the terms of the Notes Documents or any Additional Senior Secured Debt Documents, be applied pro rata to the payment of the Senior Obligations (other than the Senior Loan Obligations) then outstanding in accordance with the terms of the Notes Documents or such Additional Senior Secured Debt Documents.
          SECTION 2.02 Actions With Respect to Shared Collateral; Prohibition on Contesting Liens.
          (a) With respect to any Shared Collateral, (i) only the Controlling Agent shall act or refrain from acting with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) and shall have the right to instruct the Authorized Representatives of the Non-Controlling Secured Parties to act or refrain from acting with respect to the Shared Collateral, (ii) the Authorized Representatives of the Non-Controlling Secured Parties shall follow all instructions with respect to the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any representative of the Controlling Agent (and shall not comply with instructions with respect to the Shared Collateral from any other Senior Secured Party (other than the Controlling Agent)) and (iii) no Authorized Representative of any Non-Controlling Secured Party or other Senior Secured Party (other than the Controlling Agent) may commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, the Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Collateral Document, applicable law or otherwise, it being agreed that only the Controlling Agent shall be entitled to take any such actions or exercise any such remedies with respect to the Shared Collateral. Notwithstanding the equal priority of the Liens, the Controlling Agent may deal with the Shared Collateral without regard to the equal priority Lien of the Non-Controlling Secured Parties on the Shared Collateral. No Authorized Representative of any Non-Controlling Secured Party nor any Non-Controlling Secured Party may contest,

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protest or object to any foreclosure proceeding or action brought by the Controlling Agent or Controlling Secured Party or any other exercise by the Controlling Agent or Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or cause the Controlling Agent or Controlling Secured Party to do so. The foregoing shall not be construed to affect the rights and priorities of the Controlling Agent, any Authorized Representative, or any other Senior Secured Party to share in the proceeds of any collateral not constituting Shared Collateral.
          (b) Each of the Authorized Representatives shall not accept any Lien on any assets and properties of the Obligors for the benefit of the Senior Secured Parties of any Series of Senior Obligations (other than (i) Liens permitted under the Senior Debt Documents, (ii) cash or cash equivalents held by the Senior Lenders or the Revolving Credit Facility Collateral Agent to cash collateralize letters of credit under the Credit Agreements, (iii) funds deposited for the discharge or defeasance of the Notes, or (iv) the proceeds of any event requiring a Reduction of the Credit Facilities (including, without limitation, a Reduction Event or issuance of Capital Stock or Indebtedness) unless the Authorized Representative of each Series of Senior Obligations is granted an equal priority Lien on such assets and properties of the Obligors, except that no such Lien is required to be granted to the Notes Collateral Agent if the Collateral Release Event has occurred. In connection with the acceptance of any Lien by any Authorized Representative on the assets or properties of the Obligors, such Authorized Representative may accept such Lien in reliance on a certificate of an authorized officer of ETE stating that (x) such Lien is permitted under the Senior Debt Documents and (y) acceptance of such Lien is permitted by the terms of this Agreement.
          (c) Each Authorized Representative on behalf of each Senior Secured Party represented by such Authorized Representative (and each such Senior Secured Party by its acceptance of the benefits of the Senior Debt Documents) agrees that it will not (and hereby waives any right to) contest, or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment, or enforceability of a Lien held by or on behalf of any of the Senior Secured Parties in all or any part of the Shared Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Agent or any Authorized Representative to enforce this Agreement.
          SECTION 2.03 No Interference; Payment Over.
          (a) Each Authorized Representative on behalf of each Senior Secured Party represented by such Authorized Representative shall not (and each such Senior Secured Party by its acceptance of the benefits of the Senior Debt Documents agrees that it shall not):
(i)	challenge in any proceeding the validity or enforceability of any Senior Obligations of any Series or any Collateral Document or the validity or enforceability of the priorities, rights or duties established by other provisions of this Agreement;

(ii)	take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial

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proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Agent;

(iii)	except as provided in Section 2.02, (A) direct any other Senior Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Agent or any other Senior Secured Party of any right, remedy or power with respect to any Shared Collateral;

(iv)	institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Agent or any other Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Agent or any other Senior Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Agent or other Senior Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement; and

(v)	seek, and each of them hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Controlling Agent or any other Senior Secured Party to enforce this Agreement.
          (b) Each Authorized Representative on behalf of each Senior Secured Party represented by such Authorized Representative (and each such Senior Secured Party by its acceptance of the benefits of the Senior Debt Documents) agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any Shared Collateral pursuant to any Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), then it shall hold that Shared Collateral, proceeds or payment in trust for the other Senior Secured Parties and promptly transfer that Shared Collateral, proceeds or payment, as the case may be, to the Controlling Agent, to be distributed in accordance with the provisions of Section 2.01.
          SECTION 2.04 Automatic Release of Liens; Amendments to Collateral Documents.
          (a) All Liens on Collateral securing any Note Obligations shall be released immediately upon (i) the occurrence of a Collateral Release Event or (ii) such Collateral no longer being subject to any Lien securing any Senior Loan Obligation (including pursuant to any waiver or amendment of the Credit Agreements or the Bank Collateral Documents). All Liens on Collateral securing Note Obligations shall be released in the event of the defeasance or discharge of the Indenture.

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          (b) If at any time the Controlling Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or other disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Term Loan Facility Collateral Agent and the Revolving Credit Facility Collateral Agent for the benefit of the Senior Loan Parties, the Notes Collateral Agent for the benefit of the holders of the Notes and any Authorized Representative for the benefit of the Additional Senior Secured Debt Parties upon such Shared Collateral will automatically be released and discharged pursuant to this Agreement and the applicable Collateral Documents; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.
          (c) Subject to Section 2.10, the Controlling Agent may enter into any amendment, waiver or consent to any Collateral Documents in respect of the Series of Senior Obligations for which it is the Authorized Representative, and such amendment, waiver or consent shall apply automatically to any comparable provision of the Collateral Documents of the other Series of Senior Obligations (the “Comparable Collateral Documents”) without the consent of the Authorized Representatives of the other Series of Senior Obligations or the holders of the other Series of Senior Obligations and without any action by such Authorized Representatives, such holders, ETE or any other Obligor; however, (i) no such amendment, waiver or consent shall have the effect of (A) imposing duties, obligations or liabilities on, or amending or waiving any indemnity or exculpatory provision existing for the benefit of, any Authorized Representatives without its consent or (B) permitting other Liens on the Shared Collateral not permitted under the terms of the applicable Senior Debt Documents or this Agreement and (ii) notice of such amendment, waiver or consent shall have been given to each such Authorized Representative (provided that the failure to give any such notice shall not impair or affect the obligations of the Senior Secured Parties (other than the Controlling Agent and the Controlling Secured Parties) to the Controlling Agent and the Controlling Secured Parties, the Controlling Agent’s and each Authorized Representative’s rights under this Agreement, the enforceability of this Agreement or any Liens created or granted under the Collateral Documents, or limit or impair the effectiveness or effect of any such amendment, waiver or consent or the automatic application thereof to any comparable provision of the Comparable Collateral Document).
          (d) Each of the Authorized Representatives shall execute and deliver (at the sole cost and expense of ETE and the Subsidiary Guarantors) all such documents, authorizations, instructions and other instruments and take such actions (and, by accepting the benefits of the Senior Debt Documents, each of the Senior Secured Parties shall be deemed to have consented to and authorized its applicable Authorized Representative to execute and deliver any such document, authorization or instrument and take such actions) as shall reasonably be requested by the Controlling Agent to evidence, confirm and, to the extent necessary, effectuate any release of Shared Collateral or amendment, waiver or consent to any applicable Collateral Document provided for in this Section. No such document, authorization, instruction or instrument shall impose on any such Authorized Representative duties, obligations or liabilities in addition to those set forth in the Senior Debt Documents, or amend or waive any indemnity or exculpatory provision existing for the benefit of any such Authorized Representative set forth in the Senior Debt Documents.

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          (e) In no event shall the Lien of the Controlling Agent or the Controlling Secured Parties on the Shared Collateral be required to be released in the event that the Lien of any other Series of Senior Obligations is released (including as a result of the Collateral Release Event), except to the extent the release of the Lien of the Controlling Agent or the Controlling Secured Parties is expressly required under the terms of the Collateral Documents applicable to the Controlling Agent and the Controlling Secured Parties.
          SECTION 2.05 Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.
          (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding by or against ETE or any of its Subsidiaries.
          (b) Subject to Section 2.10, if ETE or any Subsidiary Guarantor shall become subject to an Insolvency or Liquidation Proceeding and shall, as debtor(s)-in-possession, move for approval of financing (the “DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash Collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, then each Non-Loan Party (including the Notes Collateral Agent on behalf of the holders of the Notes shall not raise any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash Collateral that constitutes Shared Collateral if the Controlling Agent agrees or consents to such DIP Financing or DIP Financing Liens or use of cash Collateral (and (A) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Revolving Credit Senior Secured Parties or the Term Loan Senior Secured Parties, each Non-Loan Party will subordinate its Liens with respect to that Shared Collateral on the same terms as those on which the Liens of the Senior Loan Parties (other than any Liens of any Senior Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (B) to the extent that the DIP Financing Liens rank pari passu with the Liens on any Shared Collateral granted to secure the Note Obligations or the Senior Loan Obligations, each Non-Loan Party will confirm the priorities with respect to that Shared Collateral as set forth herein), in each case so long as:
(i)	the Senior Secured Parties retain the benefit of their Liens on all Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other Senior Secured Parties (other than any Liens of the Senior Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding;

(ii)	the Senior Secured Parties are granted Liens on any additional Collateral pledged to any Senior Secured Parties as adequate protection or otherwise in connection with the DIP Financing or use of cash Collateral, with the same priority vis-à-vis the Senior Secured Parties as set forth in this Agreement;

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(iii)	if any amount of the DIP Financing or cash Collateral is applied to repay any of the Senior Obligations, that amount is applied pursuant to Section 2.01; and

(iv)	if any Senior Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with the DIP Financing or use of cash Collateral, the proceeds of the adequate protection are applied pursuant to Section 2.01;
     provided that the Senior Secured Parties shall have a right to object to the grant of a Lien to secure the DIP Financing over any collateral subject to Liens in favor of the Senior Secured Parties or their representatives that shall not constitute Shared Collateral; and provided, further, that the Senior Secured Parties receiving adequate protection shall not object to any other Senior Secured Party receiving adequate protection comparable to any adequate protection granted to those Senior Secured Parties in connection with a DIP Financing or use of cash Collateral.
          SECTION 2.06 Reinstatement. In the event that any of the Senior Obligations shall be paid in full in cash and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall, subject to the provisions of Section 1.01(b), be fully applicable thereto until all such Senior Obligations, as the case may be, shall again have been paid in full in cash.
          SECTION 2.07 Insurance. As between the Senior Secured Parties, the Controlling Agent may, to the extent authorized by an applicable Security Agreement to which it is a party, adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.
          SECTION 2.08 Refinancings. The Senior Obligations of any Series may be increased, restated, supplemented, restructured, Refinanced or otherwise amended or modified from time to time, in whole or in part, with other Senior Obligations (as the case may be), in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Senior Debt Document) of any Senior Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that if any such Refinancing Indebtedness is to be secured by the Shared Collateral, the Authorized Representative of the holders of any such Refinancing Indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.
          SECTION 2.09 Controlling Agent as Agent for Perfection.
          (a) The Controlling Agent shall hold, maintain, control or be listed as a secured party on any certificate of title or as a loss payee with respect to any Shared Collateral constituting Possessory Collateral in its possession or control or with respect to which it is listed as a secured party or a loss payee (or in the possession or control of its agents or bailees or with

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respect to which its agent or bailee is listed as a secured party or loss payee) for itself and as agent for the benefit of each other Senior Secured Party, and acknowledges that it does so solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Collateral Documents, in each case subject to the terms and conditions of this Section 2.09. Pending delivery to the Controlling Agent, each other Authorized Representative shall hold any Shared Collateral constituting Possessory Collateral from time to time in its possession or control, as agent for the benefit of each Senior Secured Party and acknowledges that it does so solely for the purpose of perfecting the security interest granted in such Shared Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.
          (b) The duties or responsibilities of the Controlling Agent and each other Authorized Representative under this Section 2.09 shall be limited solely to holding, maintaining or controlling, or being listed as a secured party or loss payee under, any Shared Collateral constituting Possessory Collateral, for itself and as agent for the benefit of each other Senior Secured Party for purposes of perfecting the Lien held by such Senior Secured Parties therein.
          (c) In the event that the Revolving Credit Obligation Payment Date shall have occurred, then, at the sole cost and expense of ETE and the other Obligors, (i) the Revolving Credit Facility Collateral Agent shall deliver any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents) to the Major Senior Representative (and each Authorized Representative shall accept such Possessory Collateral in the event that it is (or becomes) the Major Senior Representative), and (ii) the Obligors, the Revolving Credit Facility Collateral Agent and the Major Senior Representative shall take such commercially reasonable actions as may be necessary to cause the Major Senior Representative to be listed as a secured party or a loss payee in respect of any other Possessory Collateral with respect to which the Revolving Credit Facility Collateral Agent (or its agents) is listed as secured party or loss payee; provided that until the completion of such delivery or listing, the Revolving Credit Facility Collateral Agent shall hold such Possessory Collateral as agent of the Major Senior Representative solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Collateral Documents, in each case, subject to the terms and conditions of this Section 2.09.
          (d) In the event that the Person acting as the Controlling Agent is replaced or succeeded by another Person (as a result of the resignation by the Person acting as the Controlling Agent prior to giving effect to such replacement or succession (other than as a result of the occurrence the Revolving Credit Obligation Payment Date)) (such Person, the “Existing Controlling Agent”), then, at the sole cost and expense of ETE and the other Obligors, (i) the Existing Controlling Agent shall deliver any Shared Collateral constituting Possessory Collateral in its possession or control (or in the possession or control of its agents) to the replacement or successor Controlling Agent (the “Successor Controlling Agent”), and (ii) the Obligors, the Existing Collateral Agent and the Successor Controlling Agent shall take such commercially reasonable actions as may be necessary to cause the Successor Controlling Agent to be listed as a secured party or a loss payee in respect of any other Possessory Collateral with respect to which the Existing Controlling Agent (or its agents) is listed as secured party or loss payee; provided that until the completion of such delivery or listing the Existing Controlling Agent shall hold such Possessory Collateral as nominee of the Successor Controlling Agent.

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          SECTION 2.10 Control by Senior Loan Parties.
          (a) The Senior Loan Parties agree among themselves for their own benefit alone (and not for the benefit of the Notes Secured Parties or any Additional Senior Secured Debt Parties) that so long as both Revolving Credit Agreement Obligations and Term Loan Agreement Obligations shall remain outstanding, the provisions of this Section 2.10 shall be applicable:
(i)	The Liens granted and provided for in the Bank Collateral Documents shall not be enforced by the Controlling Agent against any of the Collateral except at (A) the direction of the Term Loan Facility Collateral Agent acting in accordance with the Term Loan Agreement following the occurrence of one or more Term Loan Acceleration Events or (B) as the Controlling Agent is instructed or authorized to act in accordance with the Revolving Credit Agreement following the occurrence of one or more Revolving Credit Acceleration Events. As long as any Senior Loan Obligation exists or may become outstanding, the provisions of this Section 2.10 shall provide the exclusive method by which any Senior Loan Parties may exercise rights and remedies under the Bank Collateral Documents.

(ii)	Following the occurrence of any Senior Loan Acceleration Event, (A) the Controlling Agent, at the direction of the Term Loan Facility Collateral Agent acting in accordance with the Term Loan Agreement following the occurrence of one or more Term Loan Acceleration Events or (B) as the Controlling Agent is instructed or authorized to act in accordance with the Revolving Credit Agreement, shall seek to realize upon the Liens granted pursuant to the Collateral Documents in such manner as shall be so directed by the Term Loan Facility Collateral Agent or as the Controlling Agent is so instructed or authorized in accordance with the Revolving Credit Facility, and the Controlling Agent shall act with respect to the enforcement, collection or realization upon any Collateral only at such direction by the Term Loan Facility Collateral Agent or such instruction or authorization under the Revolving Credit Facility; provided, however, that in the event that the Controlling Agent in good faith determines that a material inconsistency exists between any direction by the Term Loan Facility Collateral Agent and such instruction or authorization under the Revolving Credit Facility, the Controlling Agent may act solely in accordance with such instruction or authorization under the Revolving Credit Facility so long as such action is determined by the Controlling Agent in good faith to be consistent with prudent practices of secured lenders under similar circumstances.

(iii)	Notwithstanding the provisions of Section 2.04 or Section 4.07, the Controlling Agent shall not enter into any amendment, waiver or consent with respect to any Collateral Document, nor release any Lien on any Collateral unless both (A) such action is authorized or directed by the Term Loan Facility Collateral Agent and (B) the Controlling Agent is instructed or authorized to take such action in accordance with the Revolving Credit Facility.

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(iv)	Notwithstanding the provisions of Section 2.05, the Controlling Agent shall not agree or consent to any DIP Financing or DIP Financing Liens or use of cash Collateral unless both (A) such action is authorized or directed by the Term Loan Facility Collateral Agent and (B) the Controlling Agent is instructed or authorized to take such action in accordance with the Revolving Credit Facility.

(v)	Nothing contained herein shall require the Controlling Agent to obtain any authorization or approval for any action pursuant to this Agreement or any Collateral Document other than the enforcement, collection or realization on Collateral, and the Controlling Agent is expressly authorized, without any direction by the Term Loan Facility Collateral Agent, to take any actions pursuant to this Agreement or any Collateral Document with respect to perfection, possession, or protection of Collateral.
ARTICLE III
Existence and Amounts of Liens and Obligations
     Whenever the Controlling Agent or any other Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Obligations of any Series, or the Shared Collateral subject to any Lien securing the Senior Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative and shall be entitled to make such determination on the basis of, and in reliance on any statement or representation made on or in respect of, the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Controlling Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of ETE. The Controlling Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any information furnished to it or any determination made by it in accordance with this Article III (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to ETE, any Subsidiary Guarantor, any Senior Secured Party or any other Person as a result of such determination. In the event that the Controlling Agent shall receive notice that any Person shall have asserted an adverse claim in respect of any Lien on the Shared Collateral of any Senior Secured Party or the proceeds or other amounts received or receivable in respect of the Shared Collateral, the Controlling Agent may (i) suspend disbursement of such proceeds or other amounts (and deposit such proceeds or other amounts into an account of the Controlling Agent), without any liability to ETE, any Subsidiary Guarantor, any Senior Secured Party or any other Person, until the Controlling Agent shall have received an appropriate court order or other assurances reasonably acceptable to the Controlling Agent in its sole discretion that establishes that such proceeds or other amounts may be disbursed in accordance with this Agreement and/or (ii) interplead such proceeds or other amounts as permitted by applicable law.

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ARTICLE IV
The Controlling Agent
          SECTION 4.01 Appointment and Authority.
          (a) Each Senior Representative (other than the Revolving Credit Facility Collateral Agent), on behalf of the Senior Secured Parties represented by it, hereby irrevocably appoints the Revolving Credit Facility Collateral Agent (and any successor thereto as Controlling Agent pursuant to the definition of the term “Controlling Agent”) to act on its behalf as the Controlling Agent hereunder and under the Collateral Documents, and authorizes the Controlling Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Agent by the terms hereof, including for purposes of acquiring, holding and enforcing any and all Liens on Shared Collateral granted by ETE or any Subsidiary Guarantor to secure any of the Senior Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Controlling Agent and any agents, sub-agents, attorneys-in-fact appointed by the Controlling Agent or other Persons acting on behalf or for the benefit of the Controlling Agent in respect of any Shared Collateral pursuant to Section 4.05 or under the Collateral Documents to which it is a party for purposes of holding or enforcing any Lien on the Shared Collateral (or any portion thereof) granted under any of the Collateral Documents, or for exercising any rights and remedies thereunder, shall be entitled to the benefits of all provisions of this Article IV and Article IX of the Revolving Credit Agreement and the equivalent provision of the Term Loan Agreement, Indenture or any Additional Senior Secured Debt Documents (as though such agents, sub-agents and attorneys-in-fact were the “Controlling Agent” under the Collateral Documents) as if set forth in full herein with respect thereto.
          (b) Upon execution and delivery of an instrument substantially in the form of Annex 2 to this Agreement by an Authorized Representative of any new Series of Additional Senior Secured Debt Obligations in accordance with Section 5.12, each then-existing Senior Class Debt Representative (the “Existing Debt Representatives”) hereby (i) authorizes and directs the Controlling Agent to execute and deliver such instrument substantially in the form of Annex 2 on behalf of all Existing Debt Representatives and acknowledges and (ii) agrees that upon execution and delivery of such instrument substantially in the form of Annex 2, the Controlling Agent will act in its capacity as Controlling Agent for all Existing Debt Representatives and the Authorized Representative of such new Series of Additional Senior Secured Debt Obligations.
          (c) The Controlling Agent shall be entitled, for the benefit of the Senior Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the Applicable Collateral Documents, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the Senior Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, neither the Controlling Agent nor any other Senior Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any Senior Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties,

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notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation.
          (d) Each Authorized Representative on behalf of itself and each Senior Secured Party represented by such Authorized Representative (and each such Senior Secured Party by its acceptance of the benefits of the Senior Debt Documents) waives any claim it may now or hereafter have against the Controlling Agent or the Authorized Representative of any Series of Senior Obligations or any other Senior Secured Party arising out of:
(i)	any actions that the Controlling Agent, any Authorized Representative or any Senior Secured Party takes or omits to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the applicable Collateral Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations;

(ii)	subject to Section 2.05, any election by any Controlling Agent, any Authorized Representative or any holders of Senior Obligations, in any proceeding instituted under the Bankruptcy Code or the application of Section 1111(b) of the Bankruptcy Code; or

(iii)	subject to Section 2.05, any borrowing or grant of a Lien or administrative expense priority under Section 364 of the Bankruptcy Code by ETE or any of its Subsidiaries, as debtor(s)-in-possession.
     Notwithstanding any other provision of this Agreement, the Controlling Agent shall not accept any Shared Collateral in full or partial satisfaction of any Senior Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of Senior Obligations for whom such Collateral constitutes Shared Collateral.
          (e) The Controlling Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Shared Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Controlling Agent deals with similar property for its own account. The Controlling Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Shared Collateral in its possession if such Shared Collateral is accorded treatment substantially equal to that which the Controlling Agent accords its own property. Neither the Controlling Agent, any other Senior Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Shared Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Shared Collateral upon the request of any Obligor or any other Person or to take any other action whatsoever with

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regard to the Shared Collateral or any part thereof. The powers conferred on the Controlling Agent and the other Senior Secured Parties hereunder are solely to protect the Controlling Agent’s and the other Senior Secured Parties’ interests in the Shared Collateral and shall not impose any duty upon the Controlling Agent or any other Senior Secured Party to exercise any such powers.
          (f) Upon the occurrence of the Revolving Credit Obligation Payment Date, the Major Senior Representative shall be the “Controlling Agent” for all purposes of this Agreement and, except as expressly set forth herein, the Revolving Credit Facility Collateral Agent shall be released from all of its obligations hereunder as “Controlling Agent.”
          SECTION 4.02 Rights as a Senior Secured Party.
     The Person serving as the Controlling Agent or as an Authorized Representative hereunder shall have the same rights and powers in its capacity as a Senior Secured Party under any Series of Senior Obligations that it holds as any other Senior Secured Party of such Series and may exercise the same as though it were not the Controlling Agent or an Authorized Representative, as applicable, and the term “Senior Secured Party” or “Senior Secured Parties” or (as applicable) “Senior Loan Secured Party”, “Senior Loan Secured Parties”, “Notes Secured Party”, “Notes Secured Parties”, “Additional Senior Secured Debt Party” or “Additional Senior Secured Debt Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Controlling Agent or an Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with ETE or any Subsidiary or other Affiliate thereof as if such Person were not the Controlling Agent or an Authorized Representative hereunder and without any duty to account therefor to any other Senior Secured Party.
          SECTION 4.03 Exculpatory Provisions.
          (a) Neither the Controlling Agent nor any other Authorized Representative shall have any duties or obligations except those expressly set forth herein and in the Collateral Documents in respect of the Series of Senior Obligations for which it is the Authorized Representative (the “Applicable Collateral Documents”). Without limiting the generality of the foregoing, neither the Controlling Agent nor any other Authorized Representative:
(i)	shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)	shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the Applicable Collateral Documents that the Controlling Agent or such other Authorized Representative is required to exercise as directed in writing by, in the case of the Controlling Agent, the Controlling Secured Parties or, in the case of such other Authorized Representative, the requisite number of holders of the applicable Series of Senior Obligations, in accordance with the Applicable Collateral Documents;

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provided that neither the Controlling Agent nor such other Authorized Representative shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Controlling Agent or such other Authorized Representative to liability or that is contrary to any such Applicable Collateral Documents or applicable law;
(iii)	shall, except as expressly set forth herein and in the Applicable Collateral Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to ETE, any of its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Controlling Agent or such Authorized Representative or any of its Affiliates in any capacity;

(iv)	shall be liable for any action taken or not taken by it (A) with the consent or at the request of, in the case of the Controlling Agent, the Controlling Secured Parties or, in the case of such other Authorized Representative, the requisite number of holders of the applicable Series of Senior Obligations, in accordance with the Applicable Collateral Documents, (B) in the absence of its own gross negligence or willful misconduct (it being understood that each action taken or not taken shall be presumed to have been taken or not taken in the absence of gross negligence or willful misconduct unless a court of competent jurisdiction finds in a final judgment that such action taken or not taken) constituted gross negligence or willful misconduct), (C) in reliance on a certificate of an authorized officer of ETE stating that such action is permitted by the terms of this Agreement or any Senior Debt Document, as the case may be, or (D) in accordance with the advice of any counsel, accountants or experts as described in Section 4.04. Neither the Controlling Agent nor such other Authorized Representative shall be deemed to have knowledge of any Event of Default under any Series of Senior Obligations unless and until notice describing such Event Default is given, as applicable, (x) to the Controlling Agent by the Authorized Representative of such Senior Obligations or ETE or (y) to such other Authorized Representative by ETE; and

(v)	shall be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any Senior Debt Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default under any Senior Debt Document, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any Senior Debt Document, or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (E) the value or the sufficiency of any Collateral for any Series of Senior Obligations, or (F) the satisfaction of any condition set forth in any Senior Debt Document, other

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than to confirm receipt of items expressly required to be delivered to the Controlling Agent.
          SECTION 4.04 Reliance by the Controlling Agent and the Authorized Representatives.
          Each of the Controlling Agent and the Authorized Representatives may rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet web site posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Controlling Agent and the Authorized Representatives also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each of the Controlling Agent and Authorized Representative may consult with legal counsel (who may be counsel for ETE), independent accountants and other experts selected by it, and neither the Controlling Agent nor any Authorized Representative shall be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 4.05 Delegation of Duties.
          The Controlling Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Applicable Collateral Document by or through any one or more sub-agents appointed by the Controlling Agent or other Persons acting on behalf or for the benefit of the Controlling Agent in respect of any Shared Collateral under the Collateral Documents to which it is a party. The Controlling Agent and any such sub-agent or such Person may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Article shall apply to any such sub-agent or Person and to the Affiliates of the Controlling Agent and any such sub-agent or Person. If any sub-agent appointed by the Controlling Agent has possession or control of any Possessory Collateral, the Controlling Agent shall cause the sub-agent to acknowledge in writing that it holds such Possessory Collateral for the benefit of the Senior Secured Parties.
          SECTION 4.06 Non-Reliance on Controlling Agent and other Senior Secured Parties.
          Each Authorized Representative of each Series of Senior Obligations and each Senior Secured Party acknowledges that it has, independently and without reliance upon the Controlling Agent, any Authorized Representative, any other Senior Secured Party or any of their Affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the Senior Debt Documents to which it is a party, as applicable. Each such Person also acknowledges that it will, independently and without reliance upon the Controlling Agent, any Authorized Representative, any other Senior Secured Party or any of their Affiliates, and based on documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any Senior Debt Document or related agreement, or any document furnished hereunder or thereunder.

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          SECTION 4.07 Collateral Matters.
          Subject to Section 2.10, each Authorized Representative on behalf of each Senior Secured Party represented by such Authorized Representative (and each such Senior Secured Party by its acceptance of the benefits of the Senior Debt Documents) irrevocably authorizes the Controlling Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Senior Secured Party (or its respective Authorized Representative) under any Collateral Document governing the Series of Senior Obligations of such Senior Secured Party in accordance with Section 2.04 or upon receipt of a written request from ETE stating that the release of such Lien is permitted by the terms of each then extant Senior Debt Document.
          SECTION 4.08 Resignation of the Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent.
          Each of the Senior Secured Parties acknowledges that the Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent may resign as collateral agent under the respective Credit Agreements, in which event a successor collateral agent may be appointed under the applicable Credit Agreement; provided that if no such successor shall have been so appointed under the terms thereof, then such resignation may nonetheless become effective and the retiring Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent shall be discharged from its duties and obligations under the applicable Credit Agreement, any promissory notes issued to any Senior Lender pursuant to the applicable Credit Agreement, the applicable Collateral Documents, the other “Loan Documents” (as defined in the applicable Credit Agreement) and this Agreement (except that in the case of any collateral security held by the retiring Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent, the retiring Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor collateral agent is appointed). Upon the acceptance of a successor’s appointment as collateral agent under the applicable Credit Agreement, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent, and the retiring Revolving Credit Facility Collateral Agent or Term Loan Facility Collateral Agent shall be discharged from all of its duties and obligations under the applicable Credit Agreement, any promissory notes issued to any Senior Lender pursuant to the applicable Credit Agreement, the applicable Collateral Documents and the other “Loan Documents” (as defined in the applicable Credit Agreement) and under this Agreement (if not already discharged therefrom as provided above in this Section 4.08).
ARTICLE V
Miscellaneous
          SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
          (a) if to the Revolving Credit Facility Collateral Agent, to it at                     ;

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          (b) if to the Term Loan Facility Collateral Agent, to it at                     ;
          (c) if to the Notes Collateral Agent, to it at                     ; and
          (d) if to any other Senior Representative, to it at the address set forth in the applicable Joinder Agreement.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Controlling Agent and each other Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
          SECTION 5.02 Waivers; Amendment; Joinder Agreements.
          (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by the Controlling Agent and each other Authorized Representative (and with respect to any such termination, waiver, amendment or modification that by the terms of this Agreement requires ETE’s consent or which increases the obligations or reduces the rights of ETE or any Subsidiary Guarantor, with the consent of ETE). Each Obligor acknowledges and agrees that, pursuant to Section 8.01 of the Indenture (as in effect on the date of this Agreement), the Notes Collateral Agent may (without the consent of any Notes Secured Party) enter into amendments or supplements to this Agreement to cure any ambiguity, defect or inconsistency.
          (c) Notwithstanding the foregoing, without the consent of any Senior Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a

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Joinder Agreement in accordance with Section 5.12 and upon such execution and delivery, such Authorized Representative and the Additional Senior Secured Debt Parties and Additional Senior Secured Debt Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other Collateral Documents applicable thereto; provided that, the Controlling Agent shall be reasonably satisfied that the terms of that Series of Additional Senior Secured Debt are not inconsistent with the terms of the Credit Agreements and, unless a Collateral Release Event has occurred with respect to the Note Obligations, the Indenture.
          (d) Notwithstanding the foregoing, without the consent of any other Authorized Representative or Senior Secured Party, the Controlling Agent may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Additional Senior Secured Debt in compliance with the Senior Debt Documents.
          SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other Senior Secured Parties, all of whom are intended to be bound by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person (other than the Authorized Representatives, the beneficiaries of indemnification obligations of the Obligors under this Agreement and the Senior Debt Documents, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Senior Secured Parties (or Series of Senior Secured Parties)) any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.
          SECTION 5.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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          SECTION 5.07 Governing Law; Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.
          SECTION 5.08 Submission To Jurisdiction Waivers; Consent to Service of Process. The Controlling Agent and each other Authorized Representative irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America in the Southern District of New York, and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;
          (d) agrees that nothing herein shall affect the right of any other party hereto (or any Senior Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any Senior Secured Party) to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.
          SECTION 5.09 WAIVER OF JURY TRIAL. Each party to this Agreement hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. The scope of this waiver is intended to encompass any and all disputes that may be filed in any court and that relate to the subject matter hereof, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party to this Agreement acknowledges that (i) this waiver is a material inducement to enter into a business relationship, (ii) it has already relied on this waiver in entering into this Agreement and (iii) it will continue to rely on this waiver in its related future dealings. Each party to this Agreement further represents and warrants that it knowingly and voluntarily waives its rights to a trial by jury following consultation with legal counsel. This waiver is irrevocable, meaning that it may not be modified either orally or in writing (other than by a mutual written waiver specifically referring to this Section 5.09 and executed by each of the parties to this Agreement), and will apply to any subsequent modification hereof. In the event of any litigation, this Agreement may be filed as a written consent to a trial by the court.

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          SECTION 5.10 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 5.11 Provisions Solely to Define Relative Rights. The provisions of this Agreement are, and are intended, solely for the purpose of defining the relative rights of the Senior Secured Parties in relation to one another. None of ETE, any Subsidiary Guarantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement (provided that nothing in this Agreement (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V) is intended to or will amend, waive or otherwise modify the provisions of any Senior Debt Documents), and none of ETE or any Subsidiary Guarantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09, 5.11 and 5.12). Nothing in this Agreement is intended to or shall impair the obligations of ETE or any Subsidiary Guarantor, which are absolute and unconditional, to pay the Senior Obligations as and when the same shall become due and payable in accordance with their terms.
          SECTION 5.12 Additional Senior Secured Debt. To the extent, but only to the extent permitted by the provisions of the Senior Debt Documents, ETE may incur or issue and sell one or more series or classes of Indebtedness (the “Senior Class Debt”) that may be secured by a Lien on the Shared Collateral on a senior basis if the following conditions are satisfied:
(i)	the Authorized Representative of such Senior Class Debt (the “Senior Class Debt Representative”), the Controlling Agent, ETE and each Subsidiary Guarantor shall have executed and delivered an instrument substantially in the form of Annex 2 (with such changes as may be approved by the Controlling Agent and such Senior Class Representative) pursuant to which such Senior Class Debt Representative becomes an Authorized Representative hereunder, and the Senior Class Debt in respect of which such Senior Class Debt Representative is the Authorized Representative and the holders of such Senior Class Debt (together with the related Senior Class Debt Representative, the “Senior Class Debt Parties”) become subject hereto and bound hereby;

(ii)	ETE shall have delivered to the Controlling Agent true and complete copies of each of the Senior Debt Documents relating to such Senior Class Debt, certified as being true and correct by a financial officer of ETE;

(iii)	all filings, recordations and/or amendments or supplements to the Collateral Documents necessary or desirable in the reasonable judgment of the Controlling Agent to confirm and perfect the Liens securing the relevant Senior Obligations relating to such Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Controlling Agent), and all fees and taxes in connection therewith shall have been paid;

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(iv)	the Senior Debt Documents, as applicable, relating to such Senior Class Debt shall provide, in a manner reasonably satisfactory to the Controlling Agent, that (x) each Senior Class Debt Party with respect to such Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Senior Class Debt and (y) in the event of any conflict between the terms of such Senior Debt Documents and this Agreement, the terms of this Agreement shall control; and

(v)	the Controlling Agent shall have received such opinions of outside counsel to ETE and such Senior Class Debt Representative as any of them may request and such other documents relating to the matters referred to in clauses (i), (ii) and (iii) as any of them may reasonably request, and such opinions and other documents shall be reasonably satisfactory in form and substance to the Controlling Agent.
          SECTION 5.13 Integration. This Agreement together with the other Senior Debt Documents, including the Collateral Documents, represents the agreement of each of ETE, the Subsidiary Guarantors and the Senior Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by ETE, any Subsidiary Guarantor, the Controlling Agent, any Authorized Representative or any other Senior Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Senior Debt Documents.
          SECTION 5.14 Rights of Authorized Representatives. Any trustee or other Authorized Representative under any Additional Senior Secured Debt Facility that becomes a party hereto shall have all the rights, privileges, protections, immunities, benefits and indemnities granted to it under the applicable indenture or other agreement that constitutes such Additional Senior Secured Debt Facility as if such rights, privileges, protections, immunities, benefits and indemnities were set forth herein in full.

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          SECTION 5.15 Payment of Expenses; Indemnification. The Obligors shall pay (i) all reasonable out-of-pocket expenses incurred by the Controlling Agent and its Affiliates (including the reasonable fees, charges and disbursements of outside counsel for the Controlling Agent) with respect to the preparation, negotiation, execution, delivery and administration of this Agreement or the Senior Debt Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (including any proposed amendment, amendment and restatement, modification or waiver), (ii) all out-of-pocket expenses incurred by the Controlling Agent (including the fees, charges and disbursements of any counsel for the Controlling Agent), in connection with the enforcement or protection of its rights in connection with this Agreement or the Senior Debt Documents, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Senior Obligations and (iii) all documentary and similar taxes and charges in respect of this Agreement and the Senior Debt Documents. The Obligors shall indemnify the Controlling Agent (and any sub-agent thereof) and each Related Party of the Controlling Agent (each such person, an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by ETE or any other Obligor arising out of, in connection with, or as a result of (A) the execution or delivery of this Agreement or any Senior Debt Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (B) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Obligor at any time, or any Environmental Claim related in any way to any Obligor, (C) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by ETE or any other Obligor, and regardless of whether any Indemnitee is a party thereto, (D) any Environmental Law applicable to ETE or any Subsidiary or any of their properties, including without limitation, the presence, generation, storage, release, threatened release, use, transport, disposal, arrangement of disposal or treatment of oil, oil and gas wastes, solid wastes or hazardous substances on any of their properties, (E) the breach or non-compliance by ETE or any Subsidiary of ETE with any Environmental Law applicable to ETE or any Subsidiary of ETE, (F) the past ownership by ETE or any Subsidiary of ETE of any of their properties or past activity on any of their properties which, though lawful and fully permissible at the time, could result in present liability, (G) the presence, use, release, storage, treatment, disposal, generation, threatened release, transport, arrangement for transport or arrangement for disposal of oil, oil and gas wastes, solid wastes or hazardous substances on or at any of the properties owned or operated by ETE or any Subsidiary of ETE or any actual or alleged presence or release of hazardous materials on or from any property owned or operated by ETE or any of its Subsidiaries, (H) any liability pursuant to Environmental Laws or costs of Response related in any way to ETE or any of its Subsidiaries or (I) any other environmental, health or safety condition in connection with this Agreement or the Senior Debt Documents; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims,

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damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted solely from the gross negligence or willful misconduct of such Indemnitee. For the avoidance of doubt, each Indemnitee shall be deemed a third-party beneficiary of this Agreement. The agreements in this Section 5.15 shall survive repayment of the Senior Loan Obligations, the Note Obligations, the Additional Senior Secured Debt Obligations and all other amounts payable hereunder and under the other Senior Debt Documents and the removal or resignation of the Controlling Agent. All obligations of the Obligors set forth in or arising under this Agreement will be Senior Obligations and are secured by all Liens granted by the Collateral Documents.
          SECTION 5.16 Termination. Subject to Section 5.16(b), which shall survive the termination of this Agreement), this Agreement shall terminate upon the occurrence of any of the following:
(i)	the payment in full in cash of all Senior Obligations (including all Senior Loan Obligations);

(ii)	(A) the payment in full in cash of all Note Obligations or a Collateral Release Event has occurred, and (B) only one Series of Senior Obligations remains outstanding at such time or only one Series of Senior Obligations is secured by a Lien at such time; or

(iii)	each of the Authorized Representatives party to this Agreement shall have agreed to terminate this Agreement in writing.
          (b) ETE and the Restricted Subsidiaries may provide notice to the Trustee and the holders of the Notes, in the manner specified in the Indenture, that ETE and the Restricted Subsidiaries have elected to terminate their obligations to grant and maintain Liens on the Collateral (the “Collateral Release Event Notice”), which shall terminate such obligations if the Term Debt Lien Release Date occurs; provided that no Default or Event of Default, in either case relating to a failure to pay principal, premium, if any, or interest on the Notes when due, has occurred and is continuing at the time of delivery of the Collateral Release Event Notice. Upon delivery of a valid Collateral Release Event Notice as provided above in accordance with the terms of the Indenture, together with an officers’ certificate and opinion of counsel described in the Indenture, the Notes Collateral Agent shall promptly release all of the Liens on the Collateral securing the Note Obligations; such occurrence of the Term Debt Lien Release Date and the release of the Liens in accordance with the foregoing shall constitute the “Collateral Release Event.”
(Remainder of this page intentionally left blank.)

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Energy Transfer Equity, L.P.
By:	LE GP, LLC, its general partner,

By:
	Name:	John W. McReynolds
	Title:	President and Chief Financial Officer

THE SUBSIDIARY GUARANTORS LISTED ON ANNEX 1 HERETO,
By:
Name:
Title:

, as Revolving Credit Facility Collateral Agent
By:
Name:
Title:

[ ], as Term Loan Facility Collateral Agent
By:
Name:
Title:

, as Notes Collateral Agent
By:
Name:
Title:

Annex 1 to the
Intercreditor Agreement
SUBSIDIARY GUARANTORS

Annex 2 to the
Intercreditor Agreement
     REPRESENTATIVE SUPPLEMENT NO. dated as of       , to the INTERCREDITOR AGREEMENT dated as of                     ,           , 20         (as amended, restated or otherwise modified from time to time, the “Intercreditor Agreement”), among ENERGY TRANSFER EQUITY, L.P., a Delaware limited partnership (“ETE”), each Subsidiary of ETE from time to time party thereto (each such Subsidiary, individually, a “Subsidiary Guarantor”, and collectively, the “Subsidiary Guarantors”),                     , as Authorized Representative for the Revolving Credit Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Revolving Credit Facility Collateral Agent”),                     , as Authorized Representative for the Term Loan Senior Secured Parties (in such capacity and together with its successors in such capacity, the “Term Loan Facility Collateral Agent”),                     , as Senior Representative for the Notes Secured Parties (in such capacity and together with its successors in such capacity, the “Notes Collateral Agent”), and the additional Senior Representatives from time to time a party thereto.
          A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.
          B. As a condition to the ability of ETE to issue Additional Senior Secured Debt and to secure such Senior Class Debt with the Lien and to have such Senior Class Debt guaranteed by the Subsidiary Guarantors on a senior basis, in each case under and pursuant to the Collateral Documents applicable to such Senior Class Debt, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become an Authorized Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 5.12 of the Intercreditor Agreement provides that such Senior Class Debt Representative may become an Authorized Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 5.12 of the Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents.
          Accordingly, the Controlling Agent and the New Representative agree as follows:
          SECTION 1. In accordance with Section 5.12 of the Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Senior Representative and Authorized Representative in respect of such Senior Class Debt and to the Senior Class Debt Parties that it represents as Additional Senior Secured Debt Parties. Each reference to a “Senior Representative” or “Authorized Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.
          The New Representative hereby irrevocably (i) appoints (A) the Revolving Credit Facility Collateral Agent as Controlling Agent for purposes of the Intercreditor Agreement and the other Collateral Documents if the New Representative has become subject to and bound by the Intercreditor Agreement prior to the Revolving Credit Obligation Payment Date, or (B) the Major Senior Representative as Controlling Agent for purposes of the Intercreditor Agreement and the other Collateral Documents if the New Representative has become subject to and bound by the Intercreditor Agreement from and after the Revolving Credit Obligation Payment Date; (ii) authorizes the Controlling Agent to take such actions on its behalf and to exercise such powers as are delegated to the Controlling Agent in the Collateral Documents, together with such actions and powers as are reasonably incidental thereto; and (iii) agrees to take (or cause to be taken) such actions and not take (or cause to be taken) such actions as the Controlling Agent may instruct with respect to the Shared Collateral in accordance with, and subject to, the Intercreditor Agreement. The New Representative hereby acknowledges and agrees that the Controlling Agent in its capacity as such shall be acting on its behalf and on behalf of all other Senior Secured Parties with respect to the Shared Collateral as set forth in the Intercreditor Agreement.
          SECTION 2. The New Representative represents and warrants to the Controlling Agent and the other Senior Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such agreement and (iii) the Additional Senior Secured Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as Additional Senior Secured Debt Parties.
          SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Controlling Agent shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.
          SECTION 4. Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.
          SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.
          By acknowledging and agreeing to this Representative Supplement, each of ETE and the Subsidiary Guarantors party hereto hereby reaffirms the security interests granted pursuant to each of the Collateral Documents to which it is a party to secure the Senior Obligations.

          IN WITNESS WHEREOF, the New Representative and the Controlling Agent have duly executed this Representative Supplement to the Intercreditor Agreement as of the day and year first above written.

NAME OF NEW REPRESENTATIVE, as for the holders of ,
By
Name:
	Title:	Authorized Signatory
Address for notices:

Attention:

Telecopy:

Acknowledged by: , as Revolving Credit Facility Collateral Agent and Controlling Agent,

By
Name:
Title:

, as Term Loan Facility Collateral Agent,
By
Name:
Title:

THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE 1 HERETO,
By
Name:
Title:

Annex 2 to the
Intercreditor Agreement
Subsidiary Guarantors